Filed Pursuant to Rule 424(b)(3)

File No. 333-108303

WEBSTER FINANCIAL CORPORATION	NORTH AMERICAN BANK & TRUST COMPANY
Webster Plaza Waterbury, CT 06702 (203) 578-2476	132 Grand Street Waterbury, CT 06723 (203) 573-4961

PROSPECTUS	PROXY STATEMENT

      The Boards of Directors of Webster Financial Corporation, Webster Bank and North American Bank & Trust Company each have approved an agreement and plan of merger. The agreement provides that North American will merge into Webster Bank, subject to customary conditions such as shareholder and regulatory approvals.

      If the merger takes place, you will receive a combination of 0.1503 shares of Webster common stock and $5.625 in cash for each share of North American common stock you own, unless you exercise your dissenter’s rights. To the extent available, North American shareholders will be able to elect to receive solely shares of Webster common stock (0.3007 shares of Webster common stock per share of North American common stock) or solely cash ($11.25 per share of North American common stock) in the merger, subject to allocation procedures which provide that at least 50% and not more than 75% of the outstanding shares of North American common stock will be converted into the right to receive Webster common stock and the remaining shares will be converted into the right to receive cash. Therefore, your ability to get all stock or all cash may depend on the elections of other North American shareholders.

      If the market price of Webster common stock falls below $29.94 per share, and Webster’s common stock under-performs by more than 20% a specified index of similar financial services stock, as determined during the period after all regulatory approvals are received until the merger is scheduled to be completed, there may be adjustments to the merger consideration. A more detailed summary of the circumstances under which the exchange ratio may be adjusted can be found under the caption “The Merger — Termination and Amendment of the Merger Agreement”.

      As to the stock received in the merger, in general we expect that for Federal income tax purposes, North American shareholders will not have to recognize gain upon the merger. Cash received for shares of North American common stock and in payment for fractional shares of Webster common stock is typically fully taxable to the extent it represents gain. Webster’s common stock is traded on the New York Stock Exchange under the symbol “WBS”.

      This is a prospectus of Webster relating to its offering of up to 603,279 shares of Webster common stock to North American shareholders in the proposed merger and a proxy statement of North American. This document contains important information about Webster, North American, the merger and the conditions that must be satisfied before the merger can occur. Please give all the information your careful attention.

      Your vote is very important. The merger agreement and the merger must be approved by the holders of at least two-thirds of the outstanding shares of North American’s common stock. To vote your shares, you may use the enclosed proxy card or attend the special shareholders meeting we will hold to allow you to consider and vote on the merger. To approve the merger agreement, you MUST vote FOR the proposal by following the instructions on the enclosed proxy card. If you do not vote at all, that will, in effect, count as a vote against the proposal. We urge you to vote FOR this proposal.

Fielding Moore President and Chief Executive Officer North American Bank & Trust Company

      Webster’s common stock has not been approved or disapproved by the Securities and Exchange Commission, any state securities commission, or the Federal Deposit Insurance Corporation, nor have any of these institutions passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. The shares of Webster common stock are not savings deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is September 23, 2003 and first mailed to shareholders on or about September 29, 2003

       This prospectus incorporates important business and financial information about Webster that is not included in or delivered with this document. This information is available without charge to you if you call or write to Terrence K. Mangan, Senior Vice President, Investor Relations, Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, telephone (203) 578-2318. In order to obtain timely delivery of documents you should request information as soon as possible, but no later than October 23, 2003.

NORTH AMERICAN BANK & TRUST COMPANY

132 Grand Street
Waterbury, CT 06723

NOTICE OF SPECIAL MEETING OF

SHAREHOLDERS TO BE HELD ON
October 30, 2003

      A special meeting of shareholders of North American Bank & Trust Company will be held on October 30, 2003, at 2:00 p.m., local time, at The Waterbury Club, 30 Holmes Avenue, Waterbury, Connecticut for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the agreement and plan of merger, dated as of June 4, 2003, by and among Webster Financial Corporation, Webster Bank and North American, the merger of North American into Webster Bank and the other transactions contemplated by the merger agreement, as described in the attached proxy statement/prospectus.

2.	To transact any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

      You are entitled to notice and to vote at the special meeting or any adjournments or postponements of the meeting only if you were a holder of record of North American’s common stock at the close of business on September 19, 2003.

      North American’s Board of Directors has determined that the merger is advisable and is fair to and in the best interest of North American’s shareholders, has approved the merger agreement and the merger, and recommends that you vote to approve the merger agreement and the merger.

      The affirmative vote of a two-thirds of the shares of North American’s common stock outstanding on September 19, 2003 is required to approve the merger agreement and the merger. The required vote of North American’s shareholders is based on the total number of shares of North American’s common stock outstanding and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the special meeting or abstaining from voting will have the same effect as voting AGAINST the merger agreement and the merger.

      If you hold North American common stock on the record date, you are entitled to dissent from the merger under Sections 33-855 to 33-872 of the Connecticut General Statutes. A copy of these sections is attached to the proxy statement/ prospectus.

      It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, date and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to Fielding Moore, President and Chief Executive Officer, by subsequently filing another proxy or by attending the special meeting and voting in person.

By order of the Board of Directors

Fielding Moore
President and Chief Executive Officer

Waterbury, Connecticut

September 23, 2003

      Your vote is important. Please complete, sign, date and return your proxy card.

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are Webster and North American proposing the transaction?

A:	Webster and North American have a shared commitment to providing exceptional service to customers. North American believes that the proposed merger will enable North American to align with a partner who will enhance the services available to its customers without sacrificing the personal attention and dedication that North American has always offered.

Q:	What will I receive in the merger?

A:	If the merger takes place, each share of North American common stock (other than shares of dissenting shareholders) will be converted into a combination of (i) 0.1503 shares of Webster common stock and (ii) $5.625 in cash without interest. Webster will pay cash instead of issuing fractional shares. As discussed below, shareholders may be able to elect to receive only stock or only cash in the merger. However, if the price of Webster’s common stock falls below $29.94 per share, and Webster’s common stock under-performs by more than 20% a specified index of similar financial services stock, as determined during the period after all regulatory approvals are received until the merger is scheduled to be completed, North American may terminate the merger unless Webster decides to increase the value of the merger consideration. In that situation, if you receive stock, the exchange ratio will be increased so that the value of the stock you receive will be equal to the value that you would have received if the price of the Webster common stock has not fallen below the level at which North American would not be entitled to terminate the merger; if you receive all cash, you still will receive $11.25 per share in cash without interest. Dissenting shares will be treated differently. See “The Merger — Termination and Amendment of the Merger Agreement.”

Q:	Can I elect the type of consideration that I will receive in the Merger?

A:	Yes. Subject to the allocation procedures described in this document, you may elect to receive solely shares of Webster common stock (plus cash for any fractional share) or cash in exchange for your shares of North American common stock. However, there is no assurance that you will receive the form of consideration that you elect with respect to the shares of North American common stock you hold. See “The Merger — Election Procedures; Surrender of Stock Certificates.”

Q:	How do North American shareholders elect to receive the merger consideration solely in the form of Webster common stock or cash?

A:	Each North American shareholder will receive an election form, which you should complete and return, along with your North American stock certificate(s), according to the instructions printed on the form. The election deadline will be 5:00 p.m. on October 20, 2003. A copy of the election form is being provided with this proxy statement/prospectus to holders of record of North American common stock. If you do not send in the election form with your stock certificates by the October 20, 2003 deadline, you will be deemed to have elected to receive (i) 0.1503 shares of Webster common stock and (ii) $5.625 in cash without interest, for each share of your North American common stock in the merger. If you own shares of North American common stock in “street name” through a bank, broker or other financial institution, and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election. See “The Merger — Election Procedures; Surrender of Stock Certificates.”

Q:	What happens to my future dividends?

A:	Before the merger takes place, North American expects to continue to pay regular quarterly cash dividends on its common stock, which currently are $0.02 per share. After the merger, any dividends will be based on what Webster pays. Webster presently pays dividends at a quarterly dividend rate of $0.21 per share of Webster common stock.

Q:	How many votes are needed to approve the merger?

A:	Two-thirds of the outstanding shares of North American’s common stock must vote in favor of the merger agreement in order for it to be adopted and the merger approved. Accordingly, the failure to vote on this proposal will have the same effect as a vote against the proposal.

Each of the directors of North American individually have entered into an agreement with Webster to vote their shares of North American stock in favor of the merger agreement and against any competing proposal. These shareholders hold approximately 21.7% of North American’s outstanding common stock as of September 19, 2003.

Q:	What do I need to do now?

A:	Just indicate on the enclosed proxy card how you want to vote, and sign, date and return it as soon as possible in the enclosed envelope. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be voted FOR approval of the merger agreement and the merger. Not returning a proxy card, not voting in person at the special meeting or abstaining from voting, will have the same effect as voting AGAINST the merger agreement and the merger.

You can choose to attend the special meeting and vote your shares in person instead of completing and returning a proxy card. If you do complete and return a proxy card, you may change your vote at any time up to and including the time of the vote on the day of the special meeting by following the directions on page 14.

Q:	Who can vote?

A:	You are entitled to vote at the North American special meeting if you owned shares of North American common stock at the close of business on September 19, 2003. You will have one vote for each share of North American common stock that you owned at that time.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	Your broker does not have discretion to vote your shares for you on the proposal. Your broker will be able to vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions your broker provides. Shares that are not voted because you do not instruct your broker effectively will be counted as votes against the merger.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:	Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to Fielding Moore, President and Chief Executive Officer of North American stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:	When will the merger close?

A:	The merger is expected to close as soon as possible after the receipt of North American shareholder and regulatory approvals.

Q:	Should I send in my stock certificates now?

A:	No. Please DO NOT send your stock certificates with your proxy card. Rather, you should send your North American common stock certificates to the exchange agent with your completed, signed election form prior to the election deadline of October 20, 2003. If you do not send in the election form with your stock certificates by the October 20, 2003 deadline, you will be deemed to have elected to receive (i) 0.1503 shares of Webster common stock and (ii) $5.625 in cash without interest, for each share of your North American common stock in the merger.

Q:	What needs to be done to complete the merger?

A:	Completion of the merger depends on a number of conditions being met. In addition to compliance with the merger agreement, these include:

1.	Approval of the merger agreement and merger by North American shareholders.

2.	Approval of the merger by federal and state regulatory authorities.

3.	Approval by the New York Stock Exchange of the listing of Webster’s common stock to be issued in the merger.

4.	The absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger.

When the law permits, Webster or North American could decide to complete the merger even though one or more of these conditions hasn’t been met. We can’t be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Q:	Whom can I call with questions or to obtain copies of this proxy statement/prospectus and other documents?

A:	Fielding Moore, President and Chief Executive Officer North American Bank & Trust Company 132 Grand Street Waterbury, CT 06702 Telephone: (203) 573-4961

North American shareholders may also contact North American’s proxy solicitor, Morrow & Co., Inc. at (800) 607-0088. A copy of the merger agreement including each of its exhibits and the other documents described in this proxy statement/prospectus will be provided to you promptly without charge if you call or write to Terrance K. Mangan, Senior Vice President, Investor Relations, Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, telephone (203) 578-2318. Such documents were also filed as exhibits to the registration statement filed with the SEC to register the shares of Webster’s common stock to be issued in the merger. See “Where You Can Find More Information.”

SUMMARY

      The following is a brief summary of information located elsewhere in this document. It does not contain all of the information that is important to you. Before you vote, you should give careful consideration to all of the information contained in or incorporated by reference into this document to fully understand the merger. See “Where You Can Find More Information” on page 51. Each item in this summary refers to the page where that subject is discussed in more detail.

Material Federal Income Tax Consequences (page 32)

Except in limited circumstances, Webster will not be required to complete the merger unless it receives a legal opinion to the effect that the merger will qualify as a “reorganization” for United States federal income tax purposes. Those North American shareholders who receive both Webster common stock and cash for their North American common stock will generally recognize gain equal to the lesser of (1) the amount of cash received and (2) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Webster common stock at the effective time of the merger plus amount of cash received), over their tax basis in their North American common stock. We expect the transaction to be tax-free to holders of North American common stock for United States federal income tax purposes to the extent that they receive solely shares of Webster common stock pursuant to the merger. Those holders receiving solely cash for their North American common stock will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of North American common stock. Different tax consequences may apply to you because of your individual circumstances or because special tax rules apply to you, for example, if you:

•	are a tax-exempt organization;

•	are a mutual fund;

•	are a dealer in securities or foreign currencies;

•	are a bank or other financial institution;

•	are an insurance company;

•	are a non-United States person;

•	are subject to the alternative minimum tax;

•	are a trader in securities who elects to apply a mark-to-market method of accounting;

•	acquired your shares of North American’s common stock from the exercise of options or otherwise as compensation or through a qualified retirement plan;

•	hold shares of North American’s common stock as part of a straddle, hedge, constructive sale or conversion transaction; or

•	do not hold shares of North American’s common stock as capital assets.

Tax matters are very complicated. You should consult your tax advisor for a full explanation of the tax consequences of the merger to you.

North American Board Of Directors Recommend Approval (page 17)

The North American Board of Directors unanimously approved the merger agreement and the merger and unanimously recommends that you vote FOR approval of these matters.

North American’s Financial Advisor Says Consideration Is Fair, From a Financial Point of View, to North American Shareholders (page 26)

In deciding to approve the merger, North American’s Board of Directors considered the opinion of Bank Analysis Center, Inc., North American’s financial advisor. The opinion concluded that the proposed consideration to be received by the holders of North American’s common stock in the merger is fair to the shareholders from a financial point of view. This opinion is attached as Appendix B to this document. We encourage you to read this opinion carefully in order to completely understand the assumptions made, matters considered and limitation of the review made by Bank Analysis Center, Inc. in providing this opinion.

Dissenters’ Appraisal Rights in the Merger (page 37)

Under Connecticut law, you are entitled to dissenters’ rights of appraisal in connection with the merger. If you want to assert your appraisal rights, you must follow carefully the procedures described at Appendix C, and summarized at pages 37 to 39 of this document.

Differences in the Rights of Shareholders (page 42)

The rights of North American shareholders after the merger who continue as Webster shareholders will be governed by the certificate of incorporation and bylaws of Webster rather than the articles of incorporation and bylaws of North American. These rights will be governed by the laws of Delaware, as the state of Webster’s incorporation, rather than the laws of Connecticut, the state where North American is organized

North American Management’s Monetary Interest in the Merger (page 39)

At the close of business on September 19, 2003, excluding all options to purchase North American common stock, North American’s directors and executive officers and their affiliates owned a total of 559,946 shares of North American’s common stock, which was approximately 21.7% of the total number of shares of North American’s common stock that were outstanding on that date. Each of North American directors have agreed to vote their shares in favor of the merger agreement and merger.

Some of North American’s directors and executive officers may have interests in the merger as directors and employees that may be different from yours as a North American shareholder. These interests are described beginning at page 39.

Regulatory Approvals We Must Obtain For the Merger (page 22)

For the merger to take place, we need to receive the regulatory approvals of the United States Office of Thrift Supervision and the Connecticut Commissioner of Banking. We have filed applications with these regulators.

As of the date of this document, we haven’t yet received the required approvals. We can’t be certain when or if we will obtain them.

Termination of the Merger Agreement (page 30)

The merger agreement specifies a number of situations when Webster and North American may terminate the agreement, which are described on pages 30 to 32. The merger agreement may be terminated at any time prior to the effective time by our mutual consent and by either of us under specified circumstances, including if the merger is not consummated by June 30, 2004, if we do not receive the needed shareholder or regulatory approvals or if the other party breaches its agreements. North American may terminate if Webster’s common stock price falls below thresholds set forth in the merger agreement and Webster does not increase the exchange ratio pursuant to a prescribed formula or pay all cash.

Stock Purchase Warrant To Discourage Other Parties From Making Other Proposals to Acquire North American (page 40)

In connection with the merger agreement, each of North American’s directors granted Webster a stock purchase warrant to purchase all shares of North American common stock held by such director at an exercise price of $11.25. The stock purchase warrant is intended to discourage other parties from making alternative acquisition-related proposals to North American.

Information About the Special Meeting (page 13)

A special meeting of North American shareholders will be held on October 30, 2003, at 2:00 p.m., local time, at The Waterbury Club, 30 Holmes Avenue, Waterbury, Connecticut for the following purposes:

•	to vote on the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	to address any other matters that properly come before the special meeting, or any adjournments or postponements of the meeting, including a motion to adjourn the special meeting to another time and/or place to solicit additional proxies in favor of the merger agreement and the merger or otherwise.

The Companies Involved In The Merger (page 15)

Webster Financial Corporation

Webster Plaza
Waterbury, Connecticut 06702
(203) 578-2476

Webster is a Delaware corporation and the holding company of various entities, including Webster Bank. Webster is headquartered in Waterbury, Connecticut. At June 30, 2003, Webster had total consolidated assets of $14.5 billion, total deposits of $8.1 billion, and shareholders’ equity of $1.1 billion, or 7.61% of total assets.

North American Bank & Trust Company
132 Grand Street

Waterbury, CT 06723
(203) 573-4961

North American is a Connecticut-chartered commercial bank. North American is headquartered in Waterbury, Connecticut. At June 30, 2003, North American had total consolidated assets of $198 million, total deposits of $153 million, and shareholders’ equity of $15 million, or 7.54% of total assets.

Share Information and Market Prices

      Webster’s common stock is traded on the New York Stock Exchange under the trading symbol “WBS”. North American’s common stock is traded on the OTC Bulletin Board under the trading symbol “NAMB.” The table below presents the per share closing prices of Webster’s and North American’s common stock as of the dates specified and the equivalent per share price for North American common stock. June 3, 2003 was the last trading date before public announcement of the merger agreement. The equivalent price per share column is calculated by valuing the Webster common stock at $38.21 per share, multiplying this value by the estimated 387,151 shares of Webster common stock being issued in the merger, and adding to this amount the estimated cash consideration of $14,484,375. This total consideration is then divided by the total number of shares of North American common stock outstanding as of June 3, 2003 (2,575,000 shares). For more information about the exchange ratio and how it may be increased, see “The Merger — Merger Consideration,” and for more information about the stock prices and dividends of Webster and North American, see “Market Prices and Dividends.”

	Last Reported Sale Price

	Webster’s	North American’s	Equivalent Per
Date	Common Stock	Common Stock	Share Price

June 3, 2003	$38.21	$6.75	$11.37
September 16, 2003	$39.83	$11.35	$11.61

      North American’s shareholders are advised to obtain current market quotations for Webster’s common stock. The market price of Webster’s common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger takes place. No assurance can be given as to the market price of Webster’s common stock at the time of the merger, although North American may terminate the merger agreement if Webster’s common stock price falls below certain thresholds and Webster does not either increase the 0.1503 exchange ratio pursuant to a prescribed formula or elect to pay $11.25 in cash for each share of North American common stock. See “The Merger — Termination and Amendment to the Merger Agreement.”

Comparative Per Share Data

      The following table shows historical information about net income per share, cash dividends per share and book value per share, and similar information reflecting the merger, which we refer to as “pro forma” information. In presenting the comparative pro forma information for the time periods shown, we assumed that we had been merged throughout those periods. The pro forma information reflects the purchase method of accounting. The figures presented for the Webster pro forma combined per share amounts were calculated assuming 0.1503 shares of Webster common stock issued for each share of North American common stock (the share portion of the exchange ratio) as discussed on pages 19 through 20 as applied to the corresponding North American shares outstanding for the applicable periods.

      The information listed as “North American pro forma equivalent” was obtained by multiplying the pro forma amounts by a 0.3007 exchange ratio. This is the exchange ratio that would result assuming that a North American shareholder is receiving 100% of his merger consideration in the form of Webster common stock.

      We expect that we will incur merger and integration charges as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. These charges and benefits are not reflected in the pro forma data. While helpful in illustrating the financial characteristics of the combined company under one set of assumptions, the pro forma information does not reflect these anticipated financial benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined.

      The per share data gives effect to all previous stock splits of Webster’s common stock.

      The information in the following table is based on, and you should read it together with, the historical financial information that Webster and North American have presented in prior filings with the SEC and the

FDIC and which is incorporated into this document by reference. See “Where You Can Find More Information” on page 51 for a description of where you can find our prior filings.

	At or for the
	Six Months	At or for the
	Ended	Year Ended
	June 30,	December 31,
	2003	2002

Net Income per Common Share (Diluted):
Webster — historical	$1.74	$3.16
North American — historical	0.25	0.43
Pro Forma Combined	1.74	3.15
North American Pro Forma Equivalent	0.52	0.95
Cash Dividends per Common Share:
Webster — historical	0.40	0.74
North American — historical	0.04	0.08
Pro Forma Combined	0.40	0.74
North American Pro Forma Equivalent	0.12	0.22
Book Value per Common Share:
Webster — historical	24.09	22.69
North American — historical	5.79	5.55
Pro Forma Combined	24.21	22.82
North American Pro Forma Equivalent	7.28	6.86

SELECTED FINANCIAL DATA

      The tables below present summary historical financial and other data for Webster and North American as of the dates and for the periods indicated. The summary data for Webster is based on and should be read in conjunction with Webster’s historical consolidated financial statements and related notes which are presented in its prior filings with the SEC, and which are incorporated by reference into this document. For historical information, see “Where You Can Find More Information.” The summary data for North American is based on and should be read in conjunction with North American’s historical consolidated financial statements and the notes thereto, which are included in North American’s Form 10-KSB for the year ended December 31, 2002 and the Form 10-QSB for the quarter ended June 30, 2003, incorporated by reference into this proxy statement/prospectus and attached hereto as Appendices D and E. All adjustments necessary for a fair presentation of financial position and results of operations have been included. All per share data of Webster and North American have been adjusted retroactively to give effect to stock dividends and stock splits.

Selected Consolidated Financial Data — Webster (unaudited)
(Dollars in Thousands)

	At or For the Six
	Months Ended
	June 30,		At or for the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Financial Condition and Other Data
Total assets	$14,452,572	$12,490,930	$13,468,004	$11,857,382	$11,249,508	$9,931,744	$9,836,029
Loans receivable, net	8,590,707	7,223,250	7,795,835	6,725,993	6,801,479	6,015,214	5,497,709
Securities	4,399,293	4,155,234	4,124,997	3,999,133	3,405,080	3,066,901	3,662,829
Goodwill and intangible assets	316,989	301,912	297,359	320,051	326,142	138,829	83,227
Deposits	8,085,702	7,337,589	7,606,122	7,066,471	6,981,128	6,232,696	6,347,644
Federal Home Loan Bank advances and other borrowings	4,992,496	3,857,649	4,455,669	3,533,364	3,030,225	2,788,445	2,575,608
Shareholders’ equity	1,099,309	1,067,723	1,035,458	1,006,467	890,374	635,667	626,454
Operating Data
Net interest income	$205,295	$199,048	$405,728	$367,479	$326,516	$303,513	$282,611
Provision for loan losses	10,000	8,000	29,000	14,400	11,800	9,000	8,103
Noninterest income	111,428	81,098	185,572	162,098	128,821	92,630	82,638
Noninterest expenses:
Acquisition-related expenses	—	616	1,965	—	—	9,500	20,993
Branch reconfiguration	—	—	—	3,703	—	—	—
Other noninterest expenses	186,005	154,426	326,358	307,034	267,130	234,961	208,440

Total noninterest expenses	186,005	155,042	328,323	310,737	267,130	244,461	229,433

Income before income taxes and cumulative effect of changes in method of accounting	120,718	117,104	233,977	204,440	176,407	142,682	127,713
Income taxes	40,171	36,917	73,965	68,834	58,116	47,332	49,694

Income before cumulative effect of change in accounting method	80,547	80,187	160,012	135,606	118,291	95,350	78,019
Cumulative effect of change in method of accounting (net of tax benefit)	—	(7,280)	(7,280)	(2,418)	—	—	—

Net income	$80,547	$72,907	$152,732	$133,188	$118,291	$95,350	$78,019

Significant Statistical Data — Webster (unaudited)

	At or For the Six
	Months Ended
	June 30,		At or for the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

For The Period:
Net income per common share:
Basic	$1.77	$1.50	$3.21	$2.71	$2.58	$2.14	$1.72
Diluted	$1.74	$1.47	$3.16	$2.68	$2.55	$2.10	$1.69
Cash dividends per common share	$0.40	$0.36	$0.74	$0.67	$0.62	$0.47	$0.44
Return on average shareholders’ equity	15.10%	14.18%	14.72%	13.88%	16.72%	15.33%	12.82%
Interest rate spread	3.16%	3.47%	3.43%	3.38%	3.17%	3.19%	2.83%
Net interest margin	3.20%	3.56%	3.50%	3.48%	3.29%	3.32%	2.97%
Noninterest expenses to average assets	2.68%	2.57%	2.62%	2.58%	2.51%	2.51%	2.28%
Noninterest expenses (excluding foreclosed property, acquisition related, capital securities, preferred dividends and intangible amortization expenses) to average assets	2.47%	2.30%	2.36%	2.28%	2.13%	2.07%	1.78%
Diluted weighted average shares (000’s)	46,217	49,584	48,392	49,743	46,428	45,393	46,118
Average shareholders’ equity to average assets	7.67%	8.51%	8.27%	8.32%	6.65%	6.38%	6.04%
At End Of Period:
Book value per common share	$24.09	$22.05	$22.69	$20.48	$18.19	$14.09	$14.02
Tangible book value per common share	$17.59	$16.31	$16.18	$13.97	$11.53	$11.02	$12.16
Nonperforming assets to total assets	0.39%	0.41%	0.37%	0.53%	0.39%	0.44%	0.38%
Allowance for loan losses to total loans	1.37%	1.36%	1.48%	1.43%	1.32%	1.19%	1.17%
Number of banking offices	111	108	111	105	114	120	119

Selected Consolidated Financial Data — North American (Unaudited)
(Dollars in Thousands)

	At or for the Six
	Months Ended
	June 30,		At or for the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

Financial Condition and Other Data
Total assets	$197,646	$184,961	$193,588	$174,107	$138,702	$140,801	$151,178
Loans receivable, net	104,517	111,385	113,097	100,961	79,965	80,238	93,979
Securities (including Federal Home Loan Bank stock)	71,284	60,301	65,102	61,099	46,260	35,518	29,127
Deposits	152,732	136,401	145,575	130,027	122,969	125,993	134,554
Federal Home Loan Bank advances	25,597	30,051	28,860	24,018	323	—	—
Shareholders’ equity	14,912	14,375	14,298	13,556	11,931	10,732	13,078
Operating Data
Net interest income	$3,779	$4,092	$8,089	$7,076	$6,724	$6,777	$7,023
Provision (benefit) for loan losses	(100)	339	660	325	230	2,402	659
Noninterest income	614	539	1,242	1,153	663	756	1,034
Noninterest expense	3,795	3,407	7,244	6,155	5,776	7,618	6,931

Income (loss) before income taxes	698	885	1,427	1,749	1,381	(2,487)	467
Income taxes (benefit)	50	246	320	596	514	(983)	169

Net income (loss)	$648	$639	$1,107	$1,153	$867	$(1,504)	$298

Significant Statistical Data — North American (Unaudited)

	At or for the Six
	Months Ended
	June 30,		At or for the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

For The Period:
Net income (loss) per common share:
Basic	$0.25	$0.25	$0.43	$0.45	$0.34	$(0.58)	$0.12
Diluted	$0.25	$0.25	$0.43	$0.45	N/A	N/A	N/A
Cash dividends per common share	$0.04	$0.04	$0.08	$0.02	N/A	N/A	N/A
Return on average shareholders’ equity	8.73%	9.11%	7.75%	8.85%	7.80%	(12.13)%	2.23%
Interest rate spread	4.00%	4.67%	4.43%	4.41%	4.61%	4.47%	4.42%
Net interest margin	4.32%	5.09%	4.87%	5.02%	5.24%	5.07%	5.05%
Noninterest expenses to average assets	3.91%	3.76%	3.95%	4.03%	4.17%	5.25%	4.69%
Noninterest expenses (excluding foreclosed property, acquisition related, capital securities, preferred dividends and intangible amortization expenses) to average assets	3.91%	3.77%	3.94%	3.99%	4.04%	3.79%	3.81%
Diluted weighted average shares (000’s)	2,604	2,594	2,595	2,590	2,575	2,575	2,575
At End Of Period:
Book value per common share	$5.79	$5.58	$5.55	$5.26	$4.63	$4.17	$5.08
Tangible book value per common share	$5.79	$5.58	$5.55	$5.26	$4.63	$4.17	$5.08
Shareholders’ equity to total assets	7.54%	7.77%	7.39%	7.79%	8.60%	7.62%	8.65%
Nonperforming assets to total assets	0.87%	0.54%	0.55%	0.63%	1.23%	2.34%	3.08%
Allowance for loan losses to nonaccrual loans	107.85%	193.34%	186.32%	171.59%	174.84%	73.91%	90.97%
Number of banking offices	9	9	9	9	9	9	10

SHAREHOLDER MEETING

Matters to be Considered at the Special Meeting

      We are first mailing this document to the holders of North American’s common stock on or about September 29, 2003. It is accompanied by a proxy card furnished in connection with the solicitation of proxies by the North American Board of Directors for use at the special meeting of North American’s shareholders to be held on October 30, 2003, at 2:00 p.m., local time, at The Waterbury Club, 30 Holmes Avenue, Waterbury, Connecticut. At the special meeting, the holders of North American’s common stock will consider and vote on:

•	the proposal to approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement, and

•	any other business that properly comes before the special meeting, or any adjournments or postponements of the meeting, including, without limitation, a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement and the merger or otherwise.

Record Date and Voting

      The North American Board of Directors has fixed the close of business on September 19, 2003 as the record date for determining the North American shareholders entitled to receive notice of and to vote at the special meeting. Only holders of record of North American’s common stock at the close of business on that day will be entitled to vote at the special meeting or at any adjournment or postponement of the meeting. At the close of business on September 19, 2003, there were 2,575,800 shares of North American’s common stock outstanding and entitled to vote at the special meeting, held by approximately 1,460 shareholders of record.

      Each holder of North American’s common stock on September 19, 2003 will be entitled to one vote for each share held of record on each matter that is properly submitted at the special meeting or any adjournment or postponement of the meeting. The presence, in person or by proxy, of the holders of a majority of North American’s common stock issued and outstanding and entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be included in the calculation of the number of shares represented at the special meeting in order to determine whether a quorum has been achieved. Since approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of North American’s common stock issued and outstanding, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

      If a quorum is not obtained, or if fewer shares of North American’s common stock are voted in favor of the proposal for approval of the merger agreement than the number required for approval, it is expected that the special meeting will be adjourned to allow additional time for obtaining additional proxies. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the merger agreement. The holders of shares entitled to vote at the special meeting and present at the special meeting shall have the power to adjourn the special meeting.

      If your proxy card is properly executed and received by North American in time to be voted at the special meeting, the shares represented by the proxy card will be voted in accordance with the instructions marked on the proxy card. Executed proxies with no instructions indicated on the proxy card will be voted FOR the merger agreement and the merger.

      The North American Board of Directors is not aware of any other matters that may properly come before the special meeting. If any other matters properly come before the special meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on those matters as determined by a majority of the North American Board of Directors.

      You are requested to complete, date and sign the accompanying proxy form and to return it promptly in the enclosed postage-paid envelope. The enclosed proxy card is different from the blue election form that you can use to elect to receive solely cash or stock in the merger. Do not return your proxy card with the election form. For information about the election form, see “The Merger-Election Procedures; Surrender of Stock Certificates”. To vote on the merger agreement, you need to complete the proxy card properly and return it in the enclosed envelope or attend the special meeting and vote in person.

      You should not forward any stock certificates with your proxy card. If you complete an election form, you should forward your North American stock certificates to the exchange agent. If you do not complete an election form, if the merger takes place, North American stock certificates should be delivered in accordance with instructions that will be sent to you by Webster’s exchange agent promptly after the effective time of the merger.

Required Vote; Revocability of Proxies

      In order to approve and adopt the merger agreement, the merger of North American and Webster Bank and the other transactions contemplated by the merger agreement, the holders of at least two-thirds of the shares of North American’s common stock issued and outstanding on September 19, 2003, must affirmatively vote FOR the merger agreement and the merger.

      The required vote of North American’s shareholders is based on the total number of outstanding shares of North American’s common stock and not on the number of shares which are actually voted. Not returning a proxy card, not voting in person at the special meeting and abstaining from voting will have the same effect as voting AGAINST the merger agreement and the merger.

      All of the directors and executive officers of North American beneficially owned as of September 19, 2003, excluding all options to purchase shares of North American’s common stock, a total of 559,946 shares of North American’s common stock, which was approximately 21.7% of the outstanding shares of North American’s common stock on that date. All directors have agreed to vote their shares in favor of the merger agreement and the merger.

      If you submit a proxy card, attending the special meeting will not automatically revoke your proxy. However, you may revoke a proxy at any time before it is voted by:

•	delivering to Fielding Moore, President and Chief Executive Officer, North American Bank & Trust Company, 132 Grand Street, Waterbury, Connecticut 06723, a written notice of revocation before the special meeting;

•	delivering to North American a duly executed proxy bearing a later date before the special meeting; or

•	attending the special meeting and voting in person.

Simply attending the special meeting without voting will not automatically revoke your proxy.

      North American and Webster cannot complete the merger unless, among other things, the merger agreement and the merger are approved by the affirmative vote of the holders of at least two-thirds of the shares of North American’s common stock issued and outstanding on September 19, 2003. For a description of the conditions to the merger, see “The Merger — Conditions to the Merger.”

Solicitation of Proxies

      In addition to solicitation by mail, directors, officers and employees of North American may solicit proxies for the special meeting from shareholders personally or by telephone or telecopier without receiving additional compensation for these activities. The cost of soliciting proxies will be paid by North American. North American also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so. North American has retained Morrow & Co., Inc, to assist in soliciting proxies for the meeting and to send proxy materials to brokerage houses and other custodians, nominees and fiduciaries for transmittal to their principals, at a cost of $6,000 plus out-of-pocket expenses.

THE MERGER

      The information in this section is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached to this proxy statement/prospectus as Exhibit A and which is incorporated by reference into this document.

The Parties

      Webster, Webster Bank and North American have entered into an agreement and plan of merger. Under this agreement, Webster will acquire North American through the merger of North American into Webster Bank.

     Webster and Webster Bank.

      Webster, through its subsidiaries, Webster Bank, Webster Insurance, Inc., Webster D&P Holdings, Inc., and Fleming, Perry & Cox, delivers financial services to individuals, families and businesses located primarily in Connecticut and delivers equipment financing, mortgage origination and financial advisory services to individuals and companies located primarily in the Northeast and throughout the United States. Webster Bank provides business and consumer banking, asset-based lending, mortgage lending, trust, investment and insurance services through 111 banking offices, 219 ATMs and its Internet website (www.websteronline.com).

      At June 30, 2003, Webster had total consolidated assets of $14.5 billion, total deposits of $8.1 billion, and shareholders’ equity of $1.1 billion or 7.61% of total assets. At that date, Webster also had loans receivable, net of $8.6 billion, which included $3.5 billion in residential mortgage loans, $1.1 billion in commercial real estate loans, $2.0 billion in commercial loans and $2.0 billion in consumer loans, consisting primarily of home equity loans. At June 30, 2003, nonperforming assets, which include nonaccrual loans and loans held for sale, loans past due 90 days or more and accruing and foreclosed properties, were $57.0 million. At that date, Webster’s allowance for loan losses was $119.2 million, or 228% of nonperforming loans and 1.37% of total loans. For additional information about Webster that is incorporated by reference into this document, see “Incorporation of Documents by Reference.”

      Webster, as a savings and loan holding company, is regulated by the Office of Thrift Supervision. Webster Bank, as a federal savings bank, also is regulated by the Office of Thrift Supervision and to some extent by the Federal Deposit Insurance Corporation.

     North American.

      North American Bank & Trust Company is a full service commercial bank and offers the services generally performed by commercial banks of similar size and character, including checking, savings and time deposit accounts, safe deposit boxes, secured and unsecured personal and commercial loans, residential and commercial real estate loans and letters of credit. North American operates out of nine branch offices in Connecticut and is headquartered in Waterbury, Connecticut.

      At June 30, 2003, North American had total consolidated assets of $198 million, total deposits of $153 million, and shareholders equity of $15 million or 7.54% of total assets. At that date, North American also had loans receivable, net of $105 million. At that date, North American’s allowance for loan losses was $1.9 million, 1.7% of total loans and 108% of nonperforming assets of $1.7 million. For additional information about North American that is incorporated by reference into this document, see “Incorporation of Documents by Reference.”

      As a Connecticut-chartered commercial bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (“FDIC”), North American is regulated by both the Connecticut Banking Commissioner and the FDIC. North American is also subject to certain regulations of the Board of Governors of the Federal Reserve System.

Background of the Merger

      In January 2003, the Chairman of the Board of Directors of North American met with Bank Analysis Center, Inc. (“BAC”) regarding various strategic planning, management and regulatory issues with respect to which BAC was already providing advisory services to North American. In the context of discussing a wide range of strategic issues relating to North American’s performance, condition, profitability and future prospects, discussions took place regarding the potential prospects for selling North American. At the request of the Chairman, BAC met with the Board of Directors of North American on January 28, 2003 and discussed these issues.

      At that meeting, North American’s Board of Directors reached a unanimous consensus that it would be appropriate to explore a sale of North American. At such meeting, BAC was requested to prepare a proposal to assist North American in such matters. Subsequent to that meeting, after review of the proposal of BAC, the Board of Directors engaged BAC for the purpose of advising the Bank regarding a prospective sale of North American.

      During February 2003, BAC prepared a preliminary solicitation list of institutions that BAC considered likely to have a potential interest in acquiring North American. In February, 2003, North American’s Board of Directors met in executive session and reviewed the preliminary list of potential purchasers. The Board of Directors established an ad hoc committee to monitor matters relating to the potential sale of North American and to work with BAC and Cranmore, FitzGerald & Meaney, North American’s legal advisors, in such matters.

      Webster, as well as other institutions considered by BAC to be likely to have a potential interest in buying North American, was initially contacted by BAC in early March, 2003. As a result of those communications, 19 institutions, including Webster, indicated that they would be interested in further information and were provided with a confidentiality agreement for their review and execution. Following a return of executed confidentiality agreements, 17 institutions, including Webster, were provided with confidential preliminary due diligence information regarding North American.

      Following receipt of the preliminary due diligence materials, several institutions submitted expressions of interest and on April 25, 2003, Webster submitted a non-binding preliminary expression of interest regarding a potential acquisition of North American. These preliminary expressions of interest were discussed by BAC with North American’s Board of Directors in executive session at a meeting on May 1, 2003.

      On May 1, 2003, North American Board of Directors met with its legal and financial advisors and discussed the progress of the sale strategy to date. BAC discussed the expressions of interest received to date. Three of the proposals were considered by BAC and North American’s Board of Directors to be substantially more attractive in terms of consideration than the other expressions of interest.

      Following the May 1, 2003 meeting, BAC contacted the three institutions and inquired regarding their availability to schedule due diligence of North American. One of the institutions indicated that it would not proceed with due diligence, absent some assurance of exclusivity. North American did not agree to provide that assurance. Accordingly, only two institutions conducted due diligence.

      On May 12, 2003, the Executive Committee of the Board of Directors of Webster was briefed by senior management on the strategic benefits, both near and long term, available from the proposed transaction, as well as status of discussions with North American.

      On May 14-15, 2003, representatives from Webster went to North American to conduct business, financial and accounting due diligence. Following the completion of Webster’s due diligence, discussions occurred between representatives of Webster and BAC, which BAC relayed to the Board of Directors of North American (through its ad hoc committee) with regard to a potential transaction. The consensus of North American’s ad hoc committee was to allow Webster to refine its expression of interest into a proposed definitive agreement.

      On May 21, 2003, Webster’s Board of Directors authorized management to pursue a transaction with North American and delegated to the Executive Committee of the Board of Directors the authority to approve the definitive terms of the transaction.

      From May 22, 2003 through June 4, 2003, members of management of Webster and North American, along with their respective legal advisors, and BAC negotiated the principal terms of the merger agreement and related documents, including the form of consideration, representations, warranties and termination provisions. On May 23, 2003, Webster submitted a revised non-binding indication of interest with a price equal to $11.25 per share.

      On June 2, 2003, North American’s Board of Directors met with its legal and financial advisors to discuss the status of the proposed transaction and review the merger agreement and related documents.

      On June 3, 2003, Webster’s Executive Committee of the Board of Directors held a meeting to review the terms of the transaction. At this meeting, the members of management discussed the results of the negotiations and the terms of the proposed merger. Following the presentations, the Executive Committee of the Board of Directors declared the merger advisable and unanimously approved the proposed terms of the merger and the merger agreement in substantially the form presented, and authorized Webster’s officers to complete the negotiations and execution of the merger agreement.

      On June 4, 2003, North American’s Board of Directors met with its legal and financial advisors to discuss the proposed transaction. At that meeting, BAC, as financial advisor to North American, orally delivered its opinion, subsequently confirmed in writing as of June 4, 2003, as to the fairness of the consideration, from a financial point of view, to the holders of North American common stock. Following the presentation and the related discussions by the North American Board of Directors, the entire Board of Directors unanimously concluded that the merger was in the best interests of North American’s shareholders, declared the merger advisable, unanimously approved the proposed terms of the merger and the merger agreement.

      On the evening of June 4, 2003, Webster and North American entered into the merger agreement and the shareholder agreements. A press release announcing the merger agreement was issued on the morning of June 5, 2003.

Recommendation of the North American Board of Directors and Reasons for the Merger

      The Board of Directors of North American has approved the merger agreement and has determined that the merger is fair to and in the best interests of North American and its shareholders. North American’s Board of Directors believes that the merger will enable holders of North American’s common stock to realize increased value due to the premium over North American’s market price and book value per share offered by Webster. The Board of Directors also believes that the merger may enable North American shareholders to participate in opportunities for appreciation of Webster’s common stock. In reaching its decision to approve the merger agreement, the Board of Directors consulted with its outside counsel regarding the legal terms of the merger and the Board of Directors’ fiduciary obligations in its consideration of the proposed merger, its financial advisor, BAC, regarding the financial aspects and fairness of the proposed merger agreement, as well as with the management of North American. Without assigning any relative or specific weight, North American’s Board of Directors considered the following factors, which are all the material factors considered, both from a short-term and long-term perspective:

•	North American Board of Directors’ familiarity with, and review of, the business, financial condition, results of operations and prospects of North American, including, but not limited to, its potential growth, development, productivity and profitability and the business risks associated with the merger;

•	The current and prospective environment in which North American operates, including national and local economic conditions, the highly competitive environment for financial institutions generally, the increased regulatory burden on financial institutions and the trend toward consolidation in the financial services industry;

•	The potential appreciation in market and book value of North American’s common stock on both a short- and long-term basis, as a stand-alone entity;

•	The merger consideration to be paid to North American shareholders in relation to market value, book value and earnings per share of North American common stock;

•	Information concerning Webster’s business, financial condition, results of operations, asset quality and prospects, including the long-term growth potential of Webster’s common stock, the future growth prospects of Webster combined with North American following the proposed merger, the potential synergies expected from the merger and the business risks associated with the merger;

•	The fact that the cash/stock combination feature of the merger consideration offers North American shareholders both the opportunity to participate in the growth and opportunities of Webster through the stock component and to realize cash for the value of their shares through the cash component;

•	The oral presentation of BAC that the terms of the merger agreement are fair to the holders of North American’s common stock from a financial point of view;

•	The advantages and disadvantages of North American remaining an independent institution or affiliating with a larger institution;

•	The short- and long-term interests of North American and its shareholders, the interests of the employees, customers, creditors and suppliers of North American, and the interests of North American’s communities, all of which can be served to advantage by an appropriate affiliation with a larger institution with increased economies of scale and with a greater capacity to serve all of the banking needs of the community; and

•	The compatibility of the businesses and management philosophies of North American and Webster, and Webster’s strong commitment to the communities it serves.

On the basis of these considerations, the merger agreement was unanimously approved by North American’s Board of Directors.

Purpose and Effects of the Merger

      The purpose of the merger is to enable Webster to acquire the assets and business of North American through the merger of Webster Bank and North American. After the merger, it is expected that some of North American’s branch banking offices will remain open and will be operated as banking offices of Webster Bank.

      Webster expects to achieve reductions in the current operating expenses of North American upon the consolidation of North American’s operations into Webster Bank. Upon completion of the merger, except as discussed below, the issued and outstanding shares of North American’s common stock automatically will be converted into the merger consideration. See “— Merger Consideration.”

Structure

      North American will merge into Webster Bank, with Webster Bank as the surviving bank. When the merger takes place, except as discussed below, each issued and outstanding share of North American’s common stock will be converted into the right to receive cash and shares of Webster’s common stock based on the merger consideration, as described below. Cash will be paid instead of fractional shares of Webster common stock. Any shares of North American’s common stock held as treasury stock or held directly or indirectly by North American, Webster or any of their subsidiaries, other than trust account shares and shares related to a previously contracted debt, will be canceled and shall cease to exist.

      Webster and North American expect that the merger will take place later in 2003, or as soon as possible after all required regulatory and shareholder approvals are received and all regulatory waiting periods expire. If the merger does not take place by June 30, 2004, the merger agreement may be terminated by either party unless both parties agree to extend it.

Merger Consideration

      The merger agreement provides that at the effective time of the merger, except as discussed below, each outstanding share of North American’s common stock automatically will be converted into the right to receive a combination of (i) 0.1503 shares of Webster’s common stock and (ii) $5.625 in cash, representing a value of $11.25 per share of North American common stock based on the average closing price of Webster’s common stock for the 30 consecutive trading days prior to June 4, 2003, the date the agreement and plan of merger was executed. However, if the price of Webster’s common stock falls below thresholds set forth in the merger agreement, North American may terminate the merger unless Webster decides to (a) increase the 0.1503 exchange ratio, which would result in Webster issuing more shares of its common stock to complete the merger or (b) change the merger consideration to $11.25 in cash per share of outstanding North American common stock. See “— Termination and Amendment of the Merger Agreement.”

      Under the terms of the merger agreement, North American shareholders may elect to receive either (i) solely $11.25 in cash or (ii) solely 0.3007 shares of Webster common stock for each share of North American common stock. All elections are subject to the allocation and proration procedures described in the merger agreement. These procedures provide that a maximum of 50% of the shares of North American common stock issued and outstanding on the date of the merger can be converted into the cash consideration (i.e., at least 50% of the total number of shares of North American common stock issued and outstanding on the date of the merger must be converted into shares of Webster common stock) and at least 25% of the total number shares of North American common stock issued and outstanding on the date of the merger must be converted into the cash consideration.

      In the event the shareholders’ elections do not fall within the range provided for in the merger agreement, the merger agreement describes procedures to be followed if North American shareholders in the aggregate elect to receive more than the maximum, or less than the minimum, amount of cash that Webster has agreed to issue. These procedures are summarized below:

•	If solely cash consideration is over-subscribed: If North American shareholders elect to receive more cash than Webster has agreed to issue in the merger, then such number of shareholders who elected to receive solely cash consideration shall receive the combination of Webster common stock and cash provided for in the merger agreement as shall be necessary to ensure that the aggregate cash consideration shall not exceed the maximum amount of cash Webster has agreed to pay. The foregoing shareholders shall be chosen on the basis of the reverse order that the election forms are received by the exchange agent.

•	If solely cash consideration is under-subscribed: If North American shareholders elect to receive less cash than Webster has agreed to issue in the merger, then such number of shareholders who elected to receive solely stock consideration shall receive the combination of Webster common stock and cash provided for in the merger agreement as shall be necessary to ensure that the aggregate merger consideration shall include the minimum amount of cash that Webster has agreed to issue in the merger. The foregoing shareholders will be chosen on the basis of the reverse order that the election forms are received by the exchange agent.

      Notwithstanding these allocation procedures, in order that the transaction qualify as a tax-free reorganization, Webster, in its sole discretion, may elect to increase the number of shares of Webster common stock, and correspondingly decrease the amount of cash, that North American shareholders will receive upon the conversion of their shares.

      No guarantee can be made that you will receive solely stock or solely cash, if you so elect. As a result of the allocation procedures and other limitations outlined in this document and in the merger agreement, you may receive Webster common stock or cash in amounts that vary from the amounts you elect to receive.

      Any shares of North American’s common stock held as treasury stock and any shares held directly or indirectly by North American, Webster or any of their subsidiaries, other than trust account shares and shares related to a previously contracted debt, will be canceled. If, prior to the effective time, Webster should split its common stock, or pay a dividend or other distribution in its common stock, then the exchange ratio will be adjusted to reflect the split, combination, dividend or distribution.

      Certificates for fractions of shares of Webster’s common stock will not be issued. Instead of a fractional share of Webster’s common stock, a North American shareholder will be entitled to receive an amount of cash equal to the fraction of a share of Webster’s common stock to which the shareholder would otherwise be entitled multiplied by the average of the daily closing prices per share for Webster’s common stock for the 15 consecutive trading days on which shares of Webster’s common stock are actually traded as reported on New York Stock Exchange ending on the third trading day before the closing date of the merger.

      The conversion of North American’s common stock into merger consideration will occur automatically upon completion of the merger. Under the merger agreement, after the effective time of the merger, Webster will cause its exchange agent to pay the “purchase price” to each North American shareholder who surrenders the appropriate documents to the exchange agent. In this document, we use the term “purchase price” to refer to the (i) shares (if any) of Webster’s common stock (ii) cash (if any) and (iii) any cash to be paid instead of a fraction of a share of Webster’s common stock, payable to each holder of North American’s common stock.

Election Procedures; Surrender of Stock Certificates

      An election form is being provided to you along with this proxy statement/prospectus. The election form entitles the record holder of North American common stock to indicate a preference to receive solely cash or solely Webster common stock. If no election is made, then any such holder shall receive the combination of cash and stock in the merger as outlined above (i.e., 0.1503 shares of Webster common stock and $5.625 in cash).

      To make an effective election, a record shareholder must submit a properly completed election form to American Stock Transfer & Trust Company, which will be acting as the exchange agent, on or before 5:00 p.m., New York City time, on October 20, 2003 (the “election deadline”). An election form will be deemed properly completed only if accompanied by stock certificates representing all shares of North American common stock covered by the election form (or an appropriate guarantee of delivery). You may change your election at any time prior to the election deadline by written notice accompanied by a properly completed and signed, revised election form received by the exchange agent prior to the election deadline. You may revoke your election by written notice received by the exchange agent prior to the election deadline or by withdrawal of your stock certificates prior to the election deadline. All elections will be revoked automatically if the merger agreement is terminated.

      If stock certificates for North American common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, North American shares may be properly exchanged provided that:

(1)	such exchanges are made by or through a member firm of the New York Stock Exchange or another registered national securities exchange, or by a commercial bank or trust company having an office, branch or agency in the United States;

(2)	the exchange agent receives, prior to the election deadline, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided with this proxy statement/prospectus (delivered by hand, mail, telegram, telex or facsimile transmission); and

(3)	the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged North American shares, or confirmation of the delivery of all such certificates into the exchange agent’s account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

      North American shareholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of North American common stock designated as non-election shares and will receive the combination of stock and cash outlined above. North American stock certificates represented by elections that have been revoked or not fulfilled will be returned without charge.

      North American shareholders who hold their shares of common stock in “street name” through a bank, broker or other financial institution, and who wish to make an election, should seek instructions from the financial institution holding their shares concerning how to make the election.

      Webster will deposit with the exchange agent the certificates representing Webster’s common stock and cash to be issued to North American shareholders in exchange for North American’s common stock. As soon as practicable after the completion of the merger, the exchange agent will mail to North American shareholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their North American stock certificates for the merger consideration. Upon surrendering his or her certificate(s) representing shares of North American’s common stock, together with the signed letter of transmittal, the North American shareholder shall be entitled to receive, as applicable (i) certificate(s) representing a number of whole shares of Webster’s common stock (if any) determined in accordance with the exchange ratio and, (ii) a check representing the amount of cash (if any) to which such holder shall have become entitled to and (iii) a check representing the amount of cash in lieu of fractional shares, if any. Until you surrender your North American stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any Webster common stock into which your shares have been converted. No interest will be paid or accrued to North American shareholders on the cash consideration, cash instead of fractional shares or unpaid dividends and distributions, if any. After the completion of the merger, there will be no further transfers of North American common stock. North American stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

      If your stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, American Stock Transfer & Trust Company will send you instructions on how to provide evidence of ownership.

      If any certificate representing shares of Webster’s common stock is to be issued in a name other than that in which the certificate for shares surrendered in exchange is registered, or cash is to be paid to a person other than the registered holder, it will be a condition of issuance or payment that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting the exchange either:

•	pay to the exchange agent in advance any transfer or other taxes required by reason of the issuance of a certificate or payment to a person other than the registered holder of the certificate surrendered, or

•	establish to the satisfaction of the exchange agent that the tax has been paid or is not payable.

      Any portion of the purchase price made available to the exchange agent that remains unclaimed by North American shareholders for six months after the effective time of the merger will be returned to Webster. Any North American shareholder who has not exchanged shares of North American’s common stock for the purchase price in accordance with the merger agreement before that time may look only to Webster for payment of the purchase price for these shares and any unpaid dividends or distributions after that time. Nonetheless, Webster, North American, the exchange agent or any other person will not be liable to any North American shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

Options

      As of the record date, there were outstanding options to purchase 98,000 shares of North American’s common stock at an average exercise price of $5.07 per share. Under the merger agreement, shares of North American’s common stock issued before the merger takes place upon the exercise of outstanding North American options will be converted into the merger consideration. Each North American option that is outstanding and unexercised immediately before the effective time shall be converted automatically into an option to purchase shares of Webster’s common stock, with adjustment in the number of shares and exercise price. In each case, the number of shares of Webster common stock subject to the new Webster stock option will be equal to the product of the number of shares of North American common stock subject to the North American stock option and 0.3007, rounded down to the nearest whole share. The exercise price per share of Webster common stock subject to the new Webster stock option will be equal to the exercise price per share of North American common stock under the North American stock option divided by 0.3007, rounded up to the nearest cent. The adjustment will be made in a manner consistent with Section 424(a) of the Internal Revenue Code of 1986, as amended. The duration and other terms of the North American options will otherwise be unchanged except that all references to North American in any of the North American stock plans (and corresponding references in any option agreement documenting such option) shall be deemed to be references to Webster or Webster Bank, as applicable.

Regulatory Approvals

      For the merger of Webster Bank and North American to take place, approvals of the Office of Thrift Supervision, referred to in this section as the “OTS”, and the Connecticut Commissioner of Banking must be received. In this section, these approvals are referred to as the “required regulatory approvals”. Webster and North American have agreed to use their best efforts to obtain the required regulatory approvals.

      Webster Bank has filed with the OTS an application for approval of the merger of Webster Bank and North American. That merger is referred to in this section as the “bank merger”. The bank merger is subject to the approval of the OTS under the Home Owners’ Loan Act of 1933, the Bank Merger Act provisions of the Federal Deposit Insurance Act and related OTS regulations. These approvals require consideration by the OTS of various factors, including assessments of the competitive effect of the contemplated transaction, the managerial and financial resources and future prospects of the resulting institution, the effectiveness of the institutions involved in combating money laundering, and the effect of the contemplated transaction on the convenience and needs of the communities to be served. The Community Reinvestment Act of 1977, commonly referred to as the “CRA”, also requires that the OTS, in deciding whether to approve the bank merger, assess the records of performance of Webster Bank and North American in meeting the credit needs of the communities they serve, including low and moderate income neighborhoods. As part of the review process, it is not unusual for the OTS to receive protests and other adverse comments from community groups and others. Webster Bank currently has an “outstanding” CRA rating from the OTS. North American currently has a “satisfactory” CRA rating from the FDIC. The OTS regulations require publication of notice and an opportunity for public comment concerning the application filed in connection with the bank merger, and authorize the OTS to hold informal and formal meetings in connection with the application if the OTS, after reviewing the application or other materials, determines it desirable to do so or receives a request for an informal meeting. Any meeting or comments provided by third parties could prolong the period during which the bank merger is subject to review by the OTS. The bank merger may not take place for a period of 15 to 30 days following OTS approval, during which time the Department of Justice has authority to challenge the bank merger on antitrust grounds. The OTS will determine the precise length of the period in consultation with the Department of Justice. The commencement of an antitrust action would stay the effectiveness of any approval granted by the OTS unless a court specifically orders otherwise. If the Department of Justice does not start a legal action during the waiting period, it may not challenge the transaction afterward, except in an action under Section 2 of the Sherman Antitrust Act.

      An acquisition statement has been filed with the Connecticut Commissioner of Banking in connection with the bank merger. In reviewing the acquisition statement, the Connecticut Commissioner will review and consider, among other things, whether the investment and lending policies of Webster Bank and North American are consistent with safe and sound banking practices and will benefit the economy of the State, whether the services or proposed services of Webster Bank are consistent with safe and sound banking practices and will benefit the economy of the State, the competitive effects of the transaction, and the financial and managerial resources of Webster and Webster Bank. The Connecticut Commissioner also will review the records of Webster Bank and North American under the CRA. The Connecticut Commissioner may, at his discretion, hold a public hearing on the proposed transaction.

      Webster and North American are not aware of any other material governmental approvals that are required for bank merger to take place that are not described above. If any other approval or action is required, we expect that we would seek the approval or take the necessary action.

      The bank merger cannot take place without the required regulatory approvals, which we have not received yet. There is no assurance that we will receive these approvals, and if we do, when we will receive them or that they will not contain a non-customary condition that materially alters the anticipated benefits and effects of the bank merger. Also, there is no assurance that the Department of Justice will not challenge the bank merger on antitrust grounds following OTS approval, or, if a challenge is made, what the result of a challenge would be.

Conditions to the Merger

      Under the merger agreement, Webster and North American are not required to complete the merger unless the following conditions are satisfied:

•	the merger agreement is not terminated on or before the effective time of the merger;

•	the merger agreement and the merger are approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of North American’s common stock entitled to vote at the special meeting;

•	Webster’s common stock to be issued in the merger (including stock which may be issued upon the exercise of stock options) is authorized for quotation on the New York Stock Exchange (or such other exchange on which the stock may become listed);

•	all required regulatory approvals are obtained and remain in full force and effect, all statutory waiting periods related to these approvals expire, and none of the regulatory approvals or statutory waiting periods contains a non-customary provision that Webster reasonably considers to be burdensome or otherwise alters the benefits of the merger agreement;

•	the registration statement (of which this prospectus is a part) filed with the Securities and Exchange Commission to cover the shares of Webster’s common stock to be issued in the merger is effective and is not subject to a stop order or any threatened stop order; and

•	no order, injunction or decree preventing the merger from taking place is in effect and the completion of the merger continues to be legal.

      Webster is not required to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of North American contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger;

•	North American performs in all material respects all covenants and agreements contained in the merger agreement to be performed by North American by the effective time;

•	North American obtains the consents, approvals or waivers of other persons that are required to permit Webster and Webster Bank to succeed to any obligations, rights or interests of North American under any agreement, except where the failure to obtain consents, approvals or waivers would not have a material adverse effect on Webster or Webster Bank;

•	no proceeding initiated by any governmental entity seeking an injunction preventing the merger from taking place is pending;

•	no changes, other than changes contemplated by the merger agreement, in the business, operations, condition, assets or liabilities of North American or any of its subsidiaries occur that have or would have a material adverse effect on North American; and

•	Webster receives a favorable tax opinion from Webster’s counsel that is reasonably satisfactory to Webster (except in the case of payment of the consideration solely in cash).

      North American is not required to complete the merger unless the following additional conditions are satisfied or waived:

•	the representations and warranties of Webster contained in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the effective time of the merger;

•	Webster performs in all material respects all covenants and agreements contained in the merger agreement required to be performed by it by the effective time;

•	Webster and Webster Bank obtain the consents, approvals or waivers of other persons that are required in connection with the transaction contemplated by the merger; and

•	no proceeding initiated by any governmental entity seeking an injunction preventing the merger from taking place is pending.

Conduct of Business Pending the Merger

      The merger agreement contains various restrictions on the operations of North American before the effective time of the merger. In general, the merger agreement obligates North American to continue to carry on its businesses in the ordinary course consistent with past practices and with prudent banking practices, with specific limitations on the lending activities and other operations of North American. The merger agreement prohibits North American from:

•	declaring any dividends or other distributions on its capital stock other than regular quarterly cash dividends on North American’s common stock and dividends by any North American subsidiary to North American;

•	splitting, combining or reclassifying any of its capital stock;

•	issuing or authorizing or proposing the issuance of any securities, other than the issuance of additional shares of North American’s common stock upon the exercise or fulfillment of rights or options issued or existing under North American’s stock option plan in accordance with their present terms;

•	amending its articles of incorporation or bylaws;

•	making capital expenditures aggregating in excess of $10,000;

•	entering any new line of business;

•	acquiring an equity interest in the assets of other business organizations except in connection with foreclosures, settlements or troubled loan restructurings, or in the ordinary course of business consistent with prudent banking practices;

•	changing its methods of accounting in effect at December 31, 2002, except as required by changes in regulatory or generally accepted accounting principles;

•	adopting or amending any employment agreements between North American or its subsidiaries and their employees and directors other than merit increases consistent with past business practices, not to exceed 4% of such employee’s base salary;

•	entering into, modifying or renewing any agreement or arrangement providing for the payment to any director, officer or employer of compensation or benefits;

•	hiring any new employee at an annual compensation in excess of $24,000;

•	incurring any indebtedness for borrowed money or assuming the obligations of a third party, except for short-term borrowings with a maturity of six months or less in the ordinary course consistent with past practices;

•	selling, opening or closing any banking or other office;

•	making any equity investments in real estate, other than in connection with foreclosures or settlements in lieu of foreclosures or troubled loan restructurings, in the ordinary course of business consistent with past banking practices;

•	making any new loans or modifying the terms of any existing loans with any affiliated person of North American;

•	making any investment, or incurring any deposit liabilities, other than in the ordinary course of business consistent with past practice;

•	purchasing any loans or selling, purchasing or leasing any real property other than consistent with past practices;

•	originating residential non-conforming loans in excess of $250,000, unsecured consumer loans in excess of $10,000 or commercial business loans or commercial real estate loans in excess of $1,000,000 as to any loan or $1,000,000 in the aggregate as to related loans or to loans to related persons;

•	making any investment in an equity, debt or derivative security issued or guaranteed by an entity exempt from federal, state or local taxation;

•	engaging in any forward commitment, futures transaction, financial options transactions, hedging or arbitrage transaction or covered trading activities or making any investment in any investment security with a maturity of more than one year; or

•	selling or purchasing any mortgage loan servicing rights.

Third Party Proposals

      Under the merger agreement, North American generally may not authorize or permit any of its officers, directors, employees or agents to solicit, initiate or encourage any inquiries relating to any third party proposal relating to a tender offer or exchange offer or acquisition of a substantial equity interest in or acquisition of a substantial portion of the assets of or any merger or consolidation with North American. There is also a prohibition against holding substantive discussions or negotiations and providing confidential information regarding these kinds of proposals. Nevertheless, the North American Board of Directors may disregard these restrictions if, based on advice of counsel, it reasonably determines in the exercise of its fiduciary duty that this kind of information must be furnished and discussions and negotiations must be entered into.

Expenses; Breakup Fee

      The merger agreement generally provides that all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement shall be paid for by the party incurring such expense. However, if the merger agreement is terminated by Webster or North American as a result of a material breach of a representation, warranty, covenant or other agreement contained in the merger agreement by the other party, or is terminated by Webster as a result of North American’s failure to hold the special meeting within a specified time period, to recommend approval of the merger or to oppose any third party proposal, or North American’s breach of its obligations concerning competing transactions, the merger agreement provides for the non-terminating party to pay all documented reasonable expenses of the terminating party up to $300,000. In the event the merger agreement is terminated by Webster due to North American’s shareholders not having approved the merger agreement or a willful material breach of a representation, warranty, covenant or other agreement contained in the merger agreement, North American shall pay all documented, reasonable costs of Webster up to $300,000, plus a breakup fee of $2,000,000. In the event the merger agreement is terminated by North American due to Webster’s willful material breach of a representation, warranty, covenant or other agreement contained in the merger agreement, Webster shall pay all documented reasonable costs of North American up to $300,000, plus a breakup fee of $2,000,000. In the event North American has given written notice to Webster that North American desires to enter into a superior competing proposal or if North American’s Board of Directors has determined to change its recommendation in favor of the merger, North American shall also pay all documented reasonable costs of Webster up to $300,000, plus a breakup fee of $2,000,000.

Fairness Opinion of Bank Analysis Center, Inc.

      Bank Analysis Center, Inc (“BAC”) was retained by North American as its financial advisor based on its qualifications and experience in the financial analysis of banking and financial service firms. BAC was also chosen because of its knowledge of the Connecticut and New England banking industries. In the preceding two years, BAC provided services to North American, including providing advice on management and regulatory issues, for which it received compensation of approximately $17,000.

      In January of 2003, BAC was hired by North American for the purpose of advising its Board of Directors on prioritizing North American’s strategic alternatives including, among other considerations, the decision to remain independent as opposed to selling North American to another banking institution.

      In February of 2003, North American’s Board of Directors concluded that they wished to undertake a competitive solicitation with other institutions for the purpose of receiving offers to acquire North American.

      In March of 2003, BAC sought expressions of interest from institutions considered by BAC to have a potential interest in buying North American.

      On May 1, 2003, the expressions of interest were discussed by BAC with North American’s Board of Directors. Three of the proposals were considered by BAC and North American’s Board of Directors to be substantially more attractive in terms of consideration than the other expressions of interest. Following the meeting, BAC contacted the three institutions and inquired regarding their availability to schedule due diligence of North American. One of the institutions indicated that it would not proceed with due diligence, absent some assurance of exclusivity. North American did not agree to provide that assurance. Accordingly, only two institutions conducted due diligence.

      On May 14–15, 2003, representatives from Webster went to North American to conduct business, financial and accounting due diligence. Following the completion of Webster’s due diligence, discussions occurred between representatives of Webster and BAC, which BAC relayed to the Board of Directors of North American (through the ad hoc committee established by the Board to consider these matters) with regard to a potential transaction. The consensus of North American’s ad hoc committee was to allow Webster to refine its expression of interest into a proposed definitive agreement.

      From May 22, 2003 through June 4, 2003, members of management of Webster and North American, along with their respective legal advisors, and BAC negotiated the principal terms of the merger agreement and related documents, including the form of consideration, representations, warranties, and termination provisions. On May 23, 2003, Webster submitted a revised non-binding indication of interest with a price equal to $11.25 per share. Such expression of interest represented the most attractive expression of interest received by North American.

      On June 2, 2003, North American’s Board of Directors met with its legal and financial advisors to discuss the status of the proposed transaction and review the merger agreement and related documents.

      On June 4, 2003, North American’s Board of Directors again met with its legal and financial advisors to discuss the proposed transaction. At that meeting, BAC, as financial advisor to North American, orally delivered its opinion as to the fairness of the consideration, from a financial point of view, to the shareholders of North American. Following the presentation and the related discussions by the North American Board of Directors, the entire Board of Directors unanimously concluded that the merger was in the best interest of North American’s shareholders, declared the merger advisable, unanimously approved the proposed terms of the merger and the merger agreement.

      BAC has delivered to the North American Board its written opinion, as of June 4, 2003 and reconfirmed such opinion as of the date of this Proxy Statement-Prospectus, that the terms of the transaction with Webster are fair, from a financial point of view, to the shareholders of North American. The full text of the opinion of BAC, which sets forth assumptions made, matters considered and limits on the review undertaken by BAC, is attached hereto as Appendix B. North American shareholders are urged to read the opinion in its entirety. BAC’s opinion is directed only to the valuation by Webster of the North American price per share and does not constitute a recommendation to any holder of North American common stock as to how such holder should vote at the North American special meeting. The summary of the opinion of BAC set forth in this Proxy Statement-Prospectus was provided to North American by BAC and is qualified in its entirety by reference to the full text of the opinion itself. BAC’s opinion was necessarily based upon conditions as they existed and should be evaluated on the date thereof and the information made available to BAC through the date hereof.

      In order to determine the financial fairness of the terms of the proposed merger, BAC utilized a six-fold test to determine the fair value of a share of common stock of North American. Each methodology in the six-fold process yielded an explicit per share valuation price which is assigned a weight in the overall calculation. Using an equal weighted average of 16.66% for each of these six tests yields a composite per share price for North American common stock against which must be measured the valuation of the Bank’s common stock which is specified under the terms of the proposed merger. Based upon such methodology, the composite fair value price per share would be equal to $8.03.

      Valuation prices for the common stock of North American equal to or above $8.03 as computed would, in the opinion of Bank Analysis Center, Inc., generally be considered to be fair from a financial point of view. As of the date of the Fairness Opinion, the price paid for each share of common stock of North American by Webster was $11.25 based on consideration of 25% or $2.8125 per share in cash and up to 75% or $8.4375 per share in common stock of Webster. As of the date thereof, the thirty day moving average price of Webster common stock was $37.42 per share, which under the terms of the Merger Agreement implies a value of $11.25 per North American share.

      As of such date, and using the exchange ratio as specified in the Agreement, the composite price using BAC’s six-fold test is below the present offer price of $11.25 and hence the terms of the proposed merger between Webster and North American are found by BAC to be fair, from a financial point of view, to North American shareholders.

      The six-fold methodology included:

     Going-Concern Value

      The fair value methodology derives a share price (Fair Value Share Price) based upon a forecasted stream of earnings, dividends and terminal value of a company. A financial forecast of the prospective results of operations was developed and reviewed and approved by North American’s management for the years 2003–2007.

      This forecast provided for the declaration of cash dividend payments to shareholders in 2003–2007. These annual cash dividends and a “liquidating” dividend or “terminal” value were used to establish a valuation price for the shares of North American as a going-concern. The per share value today (present value) of the future dividends (both annual and liquidating) represents a going-concern value per share for North American as a candidate for merger with another institution.

      This derived price per share was compared to the valuation as proposed in the terms of merger with Webster.

      Using this methodology, the per share valuation as proposed in the merger for North American shareholders must be compared to the going-concern value. Share valuations greater than the going concern value per share are considered fair, from a financial point of view, to the shareholders of North American. The price per share for North American common shares pursuant to the terms of the merger was higher than the derived price using the going-concern approach. BAC has assigned the going-concern value methodology an equal weight in comparison with other methodologies considered.

     Adjusted (Tangible) Book Value Per Share

      Based on this methodology, BAC has determined the adjusted book value per share for North American based upon various adjustments to the stated book value of equity as of December 31, 2002. These adjustments are made for the purpose of estimating net tangible equity. The effect of these adjustments is to determine a per share liquidation valuation.

      The valuation of the North American share price pursuant to the terms of the merger with Webster exceeds the liquidation valuation or adjusted net tangible value per share. Therefore, using this test, the terms of the merger are deemed to be fair, from a financial point of view. BAC assigned an equal weight to this methodology.

     Gordon Growth Model

      The Gordon Growth Model is based on the financial principle that the price of a share of common stock should reflect the present value of the future stream of dividend payments to shareholders. Using this model yielded a theoretical price for North American’s common stock. If the value of North American stock pursuant to the terms of the merger were above this price, the terms would be considered fair from a financial point of view to the shareholders of North American. Valuations below the theoretical price based on the Gordon Growth Model would not be considered fair to North American shareholders. The derived price for North American common stock using the Gordon Growth Model was below the price of North American common stock as reflected in the terms of the merger. Therefore, using this methodology, BAC concluded that the terms of the merger were fair, from a financial point of view, to the shareholders of North American. BAC assigned an equal weight to this methodology.

     Market Comparable Formula

      The Market Comparable Formula is a methodology which is designated to control for market inefficiencies and derives a price per share of common stock based on peer bank market indications of (1) earnings per share (EPS) times the multiplicative value of a price earnings ratio (PE) for peer banks, (2) dividend yield, and (3) book value multiple per share. The composite weighted average of these three variables yields a price per share of common stock which is compared to the valuation of North American common stock as expressed in the proposed merger between North American and Webster. If the price of North American common shares pursuant to the terms of the merger is above the price determined according to the Market Comparable Formula as described above, then in the opinion of BAC, the terms are fair, from a financial point of view to North American shareholders. The terms were above the price as determined by the Market Comparable Formula and hence were deemed to be fair to the shareholders of North American. BAC assigned an equal weight to this methodology.

     Recent Market Trading Performance

      This methodology seeks to compare the price of North American’s common stock as indicated by recent market values to the value pursuant to the terms of the proposed merger. If the value pursuant to the proposed merger is sufficiently above current market prices, the terms of the merger, in the opinion of BAC, would be fair, from a financial point of view, to North American’s shareholders. The valuation of North American stock pursuant to the proposed merger with Webster was sufficiently above the market price per share of North American common stock as of the date of the Fairness Opinion was also above typical market price premiums for similar bank acquisitions. Accordingly, using this test, the terms of the proposed agreement with Webster indicate that the transaction is fair, from a financial point of view, to North American shareholders. BAC assigned an equal weight to this methodology.

     Comparable Transactions

      This methodology compares the terms of a proposed merger with contemporaneous terms of similar transactions. In particular, the methodology is based upon measures of comparative acquisition transactions, including: (1) acquisition price and book value per share, (2) acquisition price and earnings per share, and (3) acquisition price and deposits. A weighted average score of these three financial benchmarks using data from comparative bank acquisitions in the northeastern United States yielded a composite price which was compared to the per share offering price by Webster for North American common stock. The valuation of North American stock pursuant to the proposed merger with Webster was above the composite price derived from comparable transactions. Therefore this methodology indicated that the terms of the proposed transaction with Webster were fair, from a financial point of view. BAC assigned an equal weight to this methodology.

     Conclusions

      In light of the stock component of the merger consideration, Bank Analysis Center performed an evaluation of the current and projected earnings of Webster, as well as an examination of the financial condition of Webster with respect to its loan portfolio and loan loss valuation reserves. BAC was satisfied that there did not exist any material adverse conditions, or the expectation of the development of such adverse conditions, which would materially impact the price of Webster common stock.

      The impact upon North American shareholders was also evaluated based upon the proposed terms of merger with Webster. In particular, using share exchange ratios pursuant to the terms of the Merger Agreement between Webster and North American, the impact on North American shareholders was examined from the standpoint of the equivalent in the combined entity of (1) tangible book value per share, (2) earnings per share, and (3) dividends per share. On a pro-forma basis pursuant to the terms of the proposed merger, the equivalent value to North American shareholders from most of these measures of investment ownership was higher with Webster than they would have been had North American remained independent and performed according to its own internal financial forecasts. Using this methodology provided added confirmation that, in BAC’s opinion, the terms of the transaction were found to be fair, from a financial point of view, to North American shareholders.

     Compensation

      A portion of BAC’s total compensation in connection with the merger is contingent upon the consummation of the transaction. Specifically, BAC will receive a contingent advisory fee for its services in connection with the merger equaling 1.00% of the aggregate consideration received by North American shareholders at closing. Based on the terms of the Agreement, and the pricing for North American shares as of the date hereof, this contingent fee is approximately $300,000. In addition, through the date hereof, North American has paid BAC $25,000 which is in addition to the contingent fee. North American has also agreed to reimburse BAC for its reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify BAC and its respective officers and employees against certain expenses and liabilities

Representations and Warranties

      In the merger agreement, North American made representations and warranties to Webster. The material representations and warranties of North American are the following:

•	the proper organization and good standing of North American;

•	insurance of North American’s deposit accounts by the FDIC;

•	capitalization of North American;

•	existence of corporate power and authority of North American to execute, deliver and perform its various obligations under the transaction documents;

•	board approval of the merger agreement;

•	a listing of all consents and approvals required to complete the merger;

•	accurate disclosure of loan portfolio and timely filing of reports;

•	proper presentation of financial statements;

•	North American’s filings with the FDIC comply in all material respects with applicable requirements;

•	no broker’s fees other than a financial advisor fee to Bank Analysis Center, Inc.;

•	absence of any material adverse change in North American;

•	absence of legal proceedings;

•	timely filing of tax returns and absence of tax claims;

•	existence of employee benefit plans and material compliance with applicable law;

•	existence of material contracts and their effectiveness;

•	absence of regulatory agreements with banking regulators;

•	material compliance with environmental laws;

•	adequacy of loss reserves;

•	existence of properties and assets, absence of encumbrances, and existence of good title;

•	existence of insurance policies;

•	operations in material compliance with applicable laws;

•	existence of loans, their material compliance with applicable laws, proper organization of loan information, and proper perfection of security interests;

•	accuracy of information regarding North American to be included in this document; and

•	receipt of the fairness opinion of Bank Analysis Center, Inc.

      In the merger agreement, Webster made representations and warranties to North American. The material representations and warranties of Webster are the following:

•	the proper organization and good standing of Webster and Webster Bank;

•	capitalization of Webster and ownership of shares of Webster Bank;

•	existence of corporate power and authority to execute, deliver and perform Webster’s and Webster Bank’s obligations under the transaction documents;

•	a listing of all regulatory consents and approvals to complete the merger;

•	absence of material regulatory agreements or legal proceedings; and

•	accuracy of information regarding Webster to be included in this document.

Termination and Amendment of the Merger Agreement

      Before or after North American shareholders approve the merger agreement, it may be terminated:

•	by mutual written consent of Webster and North American;

•	by Webster or North American upon written notice if:

•	30 days pass after any required regulatory approval is denied or regulatory application is withdrawn at a regulator’s request unless action is taken during the 30-day period for a rehearing or to file an amended application;

•	the merger has not taken place on or before June 30, 2004, unless the failure to complete the merger by that date is due to the terminating party’s failure to perform its obligations in the merger agreement; or

•	North American’s shareholders do not approve the merger agreement;

•	by either Webster or North American (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement that, individually or in the aggregate, would give the other party the right to terminate the merger agreement) if there shall have been a breach of any of the representations or warranties set forth in the merger agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a material adverse effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party thereto or such breach, by its nature, cannot be cured prior to the closing;

•	by either Webster or North American (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained in the merger agreement that, individually or in the aggregate, would give the other party the right to terminate the merger agreement) if there shall have been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party thereto or such breach, by its nature, cannot be cured prior to the closing; and

•	by Webster, if North American fails to call and hold within 40 days of the effectiveness of the registration statement filed with the SEC a meeting of North American shareholders to approve the merger agreement, fails to recommend that North American shareholders approve the merger and merger agreement or fails to oppose a competing third-party proposal.

      In addition, the merger agreement provides North American with a termination right during the five-day period starting two days after approval of the merger from the OTS is received, if both of the following conditions are met:

•	the average closing price of Webster’s common stock (the “Webster closing price”) on the New York Stock Exchange over the thirty days ending on the date of OTS approval (the “measurement period”) is less than $29.94; and

•	the ratio of Webster’s closing price to $38.21 (the closing price of Webster’s common stock on June 3, 2003, the last NYSE trading date before the merger agreement was executed), is more than 0.20 less than the ratio of the average price over the measurement period of the SNL Thrift Index for publicly traded thrifts with assets greater than $250,000,000 (the “index group”) to the price of that index on June 3, 2003.

      For five days after Webster receives notice that North American intends to exercise its termination right, Webster can either opt to (i) increase the exchange ratio according to a formula in the merger agreement or (ii) change the merger consideration to $11.25 in cash per share of outstanding North American common stock. This formula generally provides for an increase with the effect that the dollar value of the revised merger consideration per share of North American’s common stock, based on the Webster closing price, would be equal to the value that would have been received by a North American shareholder if the Webster closing price was the minimum necessary so that one of the two conditions described above would not have been met. If Webster makes either of the foregoing elections, then North American will no longer have its right to terminate the merger agreement and the merger consideration will be revised accordingly. In the case of any increase in the exchange ratio, because the formula is dependent on the future price of Webster’s common stock and that of the index group, it is not possible presently to determine what the adjusted conversion ratio would be, but, in general, the ratio would be increased and, consequently, more shares of Webster’s common stock issued, to take into account the extent the average price of Webster’s common stock exceeded the decline in the average price of the common stock or of the index group.

      The merger agreement also permits, subject to applicable law, the Boards of Directors of Webster and North American to:

•	amend the merger agreement except as provided below;

•	extend the time for performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered under the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

After approval of the merger agreement by North American’s shareholders, no amendment of the merger agreement may be made without further shareholder approval if the amendment would reduce the amount or change the form of the consideration to be delivered to North American’s shareholders under the merger agreement.

Material Federal Income Tax Consequences

      The following summary discusses the material federal income tax consequences of the merger, and of holding Webster common stock received in the merger, to North American shareholders. The summary is based on the Internal Revenue Code of 1986, as amended, referred to in this section as the Code, the U.S. Treasury regulations promulgated under the Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the merger, and all of which are subject to change, possibly with retroactive effect. The summary assumes that the holders of shares of North American’s common stock hold their shares as capital assets. The summary applies only to holders of shares of North American common stock that are U.S. persons. For purposes hereof, a U.S. person is:

•	a U.S. citizen or resident, as determined for U.S. federal income tax purposes;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

      This summary is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in this summary or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. No ruling from the Internal Revenue Service has been or will be requested with respect to the merger.

      The summary does not address the tax consequences that may be applicable to particular North American shareholders in light of their individual circumstances or to North American shareholders who are subject to special tax rules, including:

•	tax-exempt organizations;

•	mutual funds;

•	dealers in securities or foreign currencies;

•	banks or other financial institutions;

•	insurance companies;

•	non-United States persons;

•	shareholders who acquired shares of North American’s common stock through the exercise of options or otherwise as compensation or through a qualified retirement plan;

•	shareholders who are subject to the alternative minimum tax;

•	shareholders who hold shares of North American’s common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	traders in securities who elect to apply a mark-to-market method of accounting; and

•	holders that do not hold their North American common stock as capital assets.

      This summary is for general information purposes only. It is not a complete analysis or discussion of all potential effects of the merger and holding Webster common stock. It also does not address any consequences arising under the tax laws of any state, locality, or foreign jurisdiction or under any federal laws other than those pertaining to the federal income tax.

      Unless Webster elects to pay solely cash consideration in the amount of $11.25 per share to the shareholders of North American in the circumstances described under “Termination and Amendment of the Merger Agreement” on page 33, one of the conditions for the merger to take place is that Webster must receive an opinion from Webster’s counsel, Hogan & Hartson L.L.P., dated as of the effective date, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The opinion of Hogan & Hartson L.L.P. will be based on the Code, the U.S. Treasury regulations promulgated under the Code and related administrative interpretations and judicial decisions, all as in effect as of the effective time of the merger, and all of which are subject to change, possibly with retroactive effect. The opinion will be based on the assumption that the merger takes place as described in the merger agreement, and on representations to be provided to Hogan & Hartson L.L.P. by Webster that relate to the satisfaction of specific requirements to a reorganization within the meaning of Section 368(a) of the Code, including limitations on repurchases by Webster of shares of Webster common stock to be issued upon the merger. Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and there can be no assurance that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the opinion or that these positions will be upheld by the courts if challenged by the Internal Revenue Service. If this opinion (or any similar opinion of other tax counsel) is not received, or if the material tax consequences described in the opinion materially differ from the consequences stated below, the merger will not occur. If this opinion cannot be obtained because of a concern that the merger would not satisfy the “continuity of interest” requirement for reorganization treatment, the number of shares of Webster common stock will be increased to the minimum extent necessary to enable such opinion to be issued and the amount of cash consideration will be decreased accordingly. The remainder of this discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

      The federal tax consequences of the merger to you will depend primarily on whether you exchange your North American common stock solely for Webster common stock (except for cash received instead of a fractional share of Webster common stock), solely for cash or for a combination of stock and cash.

      Exchange Solely for Cash. In general, if, pursuant to the merger, a holder exchanges all of the shares of North American common stock actually owned by it solely for cash, that holder will recognize gain or loss equal to the difference between the amount of cash received and its adjusted tax basis in the shares of North American common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the North American common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain or loss. For the rate of tax on capital gains, see below under “— Tax Rate Changes.” If, however, any such holder constructively owns North American common stock that is exchanged for Webster common stock in the merger, or otherwise owns Webster common stock actually or constructively after the merger, the consequences to such holder may be similar to the consequences described below under the heading “Exchange for Webster Common Stock and Cash,” except that the amount of consideration, if any, treated as a dividend may not be limited to the amount of such holder’s gain.

      Exchange Solely for Webster Common Stock. If, pursuant to the merger, a holder exchanges all of the shares of North American common stock actually owned by it solely for shares of Webster common stock, that holder will not recognize any gain or loss except in respect of cash received instead of a fractional share of Webster common stock (as discussed below). The aggregate adjusted tax basis of the shares of Webster common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of North American common stock surrendered for the Webster common stock, reduced by the adjusted tax basis allocable to any fractional shares deemed received in the merger as described below. The holding period of the Webster common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of North American common stock were held.

      Exchange for Webster Common Stock and Cash. If, pursuant to the merger, a holder exchanges all of the shares of North American common stock actually owned by it for a combination of Webster common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Webster common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of North American common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Any recognized gain will generally be long-term capital gain if the holder’s holding period with respect to the North American common stock surrendered is more than one year at the effective time of the merger, and otherwise will be short-term capital gain. For the rate of tax on capital gains, see below under “— Tax Rate Changes.” If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of North American’s accumulated earnings and profits as calculated for United States federal income tax purposes. See “ — Possible Treatment of Cash as a Dividend” below.

      The aggregate tax basis of Webster common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of North American common stock for a combination of Webster common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of North American common stock surrendered, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of Webster common stock), and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the Webster common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of North American common stock surrendered.

      Possible Treatment of Cash as a Dividend. In general, the determination of whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder’s deemed percentage stock ownership of Webster. As discussed below, however, dividend treatment will generally not apply to a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs. Gain recognized by such a holder will generally be treated as capital gain.

      For purposes of this determination, the holder is treated as if it first exchanged all of its shares of North American common stock solely for Webster common stock and then Webster immediately redeemed (the “deemed redemption”) a portion of the Webster common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) “substantially disproportionate” with respect to the holder or (2) “not essentially equivalent to a dividend.”

      The deemed redemption will generally be “substantially disproportionate” with respect to a holder if the percentage of the voting power and value of the Webster common stock actually or constructively owned by such holder immediately after the deemed redemption is less than 80% of both the voting power and the value of the Webster common stock actually or constructively owned by such holder immediately before the deemed redemption.

      Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a holder will depend upon the holder’s particular circumstances. At a minimum, however, in order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holder’s deemed percentage stock ownership of Webster. In general, that determination requires a comparison of (1) the percentage of the voting power and value of the Webster common stock actually or constructively owned by such holder immediately before the deemed redemption and (2) the voting power and the value of the Webster common stock actually or constructively owned by such holder immediately after the deemed redemption. The Internal Revenue Service has ruled that a minority shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a “meaningful reduction” even if that shareholder has a relatively minor reduction in its percentage stock ownership under the above analysis.

      If the tests above for capital gain treatment are not met, the recognized gain will be treated as dividend income to the extent of the holder’s ratable share of North American’s accumulated earnings and profits. See below under “— Tax Rate Changes” for information regarding the relative rates of tax on dividends and capital gains.

      In applying the foregoing tests, the constructive ownership rules of section 318 of the Code apply in comparing the holder’s ownership interest in Webster both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption. Under these constructive ownership rules, a holder is deemed to own Webster common stock that is actually owned (and in some cases constructively owned) by certain related individuals and entities, and is also deemed to own Webster common stock that may be acquired by such holder or such related individuals or entities by exercising an option, including an employee stock option. Moreover, the tests are applied after taking into account any related transactions undertaken by a stockholder under a single, integrated plan. Thus, dispositions or acquisitions by a holder of Webster common stock before or after the merger that are part of such holder’s plan may be taken into account. As these rules are complex, each holder that may be subject to these rules should consult its tax advisor.

      Cash Received instead of a Fractional Share. A holder who receives cash instead of a fractional share of Webster common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder’s aggregate adjusted tax basis of the share of North American common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of North American common stock is more than one year at the effective time of the merger.

      Reporting Requirements. A holder of North American common stock receiving Webster common stock as a result of the merger may be required to retain records related to such holder’s North American common stock and file with its United States federal income tax return a statement setting forth facts relating to the merger.

      Holding Webster Common Stock. The following discussion describes the U.S. federal income tax consequences to a holder of Webster common stock after the merger. Any cash distribution paid by Webster out of earnings and profits, as determined under U.S. federal income tax law, will be subject to tax as ordinary dividend income and will be includible in the gross income of a holder in accordance with such holder’s method of accounting. See below under “— Tax Rate Changes” for information regarding the rate of tax on dividends. Cash distributions paid by Webster in excess of its earnings and profits will be treated as (i) a tax-free return of capital to the extent of the holder’s adjusted basis in its Webster common stock (reducing such adjusted basis, but not below zero), and (ii) thereafter as gain from the sale or exchange of a capital asset.

      Upon the sale, exchange or other disposition of Webster common stock, a holder will generally recognize gain or loss equal to the difference between the amount realized upon the disposition and its adjusted tax basis in the shares of Webster common stock surrendered. Any such gain or loss generally will be long-term capital gain or loss if the holder’s holding period with respect to the Webster common stock surrendered is more than one year at the effective time of the disposition. For the adjusted tax basis and holding period of Webster common stock received in exchange for North American common stock in the merger, see the section above entitled “— Exchange Solely for Webster Common Stock” or “— Exchange for Webster Common Stock and Cash,” as applicable. For the rate of tax on capital gains, see below under “— Tax Rate Changes” for information regarding the rate of tax on dividends.

      Tax Rate Changes. Under the recently enacted Jobs and Growth Tax Relief Reconciliation Act of 2003, the individual tax rates on capital gains and dividend income have been reduced. The top individual rate for capital gains from sales or exchanges on or after May 6, 2003 is 15 percent. The top individual rate for “qualified dividend income” received after December 31, 2002 is also 15 percent. To be considered “qualified dividend income” to a particular holder, the holder must have held the common stock for more than 60 days during the 120 day period beginning 60 days before the ex-dividend period as measured under section 246(a) of the Code. Dividend income that is not qualified dividend income will be taxed at ordinary income rates. You are urged to consult your tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

      Information Reporting and Backup Withholding. Unless an exemption applies, the exchange agent will be required to withhold, and will withhold, 28% of any cash payments to which a North American shareholder or other payee is entitled pursuant to the merger, unless the shareholder or other payee provides his or her tax identification number (social security number or employer identification number) and certifies that the number is correct. Each shareholder and, if applicable, each other payee, is required to complete and sign the Form W-9 that will be included as part of the transmittal letter to avoid being subject to backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to Webster and the exchange agent.

      The federal income tax consequences set forth above are based upon present law and do not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of North American’s common stock. The tax effects that are applicable to a particular holder of North American common stock may be different from the tax effects that are applicable to other holders of North American common stock, including the application and effect of state, local and other tax laws other than those pertaining to the federal income tax, and thus, holders of North American common stock are urged to consult their own tax advisors.

      Options. As described above in the section titled “Options,” holders of options to purchase North American common stock that are outstanding at the effective time of the merger will have their North American options converted into options to purchase shares of Webster common stock. The assumption of the options by Webster should not be a taxable event and former holders of North American options who hold options to purchase Webster common stock after the merger should be subject to the same federal income tax treatment upon exercise of those options as would have applied if they had exercised their North American options.

      Holders of North American options are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, available elections, the applicability and effect of federal, state, local and other applicable tax laws, and the effect of any proposed changes in the tax laws.

Accounting Treatment

      The merger, if completed, will be treated as a purchase by Webster of North American for accounting purposes. Accordingly, under accounting principles generally accepted in the United States, the assets and liabilities of North American will be recorded on the books of Webster at their respective fair values at the time of the consummation of the merger.

Resales of Webster’s Common Stock Received in the Merger

      Webster is registering the issuance of the shares of its common stock to be exchanged in the merger under the Securities Act. The shares will be freely transferable under the Securities Act, except for shares received by North American shareholders who are affiliates of North American or Webster at the time of the special meeting. These affiliates only may resell their shares pursuant to an effective registration statement under the Securities Act covering the shares, in compliance with Securities Act Rule 145 or under another exemption from the Securities Act’s registration requirements. This proxy statement/prospectus does not cover any resales of Webster’s common stock by Webster or North American affiliates. Affiliates will generally include individuals or entities who control, are controlled by or are under common control with North American or Webster, and may include officers or directors, as well as principal shareholders of North American or Webster.

Employee Benefits

      To the extent permissible under applicable law, North American employees who become employees of Webster Bank at the effective time generally will be given credit for service at North American for eligibility to participate in and the satisfaction of vesting requirements (but not for pension benefit accrual purposes) under employee pension benefit plans and employee welfare benefit plans maintained by Webster or Webster Bank, as applicable (but not for any purpose under the Webster employee stock ownership plan).

      Employees of North American who become employees of Webster or Webster Bank after the merger will be eligible for employee benefits that Webster or Webster Bank, as the case may be, provides to its employees generally and, except as otherwise required by the merger agreement, on substantially the same basis as is applicable to such employees, and restrictions relating to preexisting conditions will be waived for such employees to the same extent waived under the corresponding North American plan.

      North American employees who are terminated by Webster within six months following the closing of the merger, will be eligible for benefits under the Webster Bank Employee Severance Plan, provided that such persons shall receive at least a minimum of 13 weeks base salary for severance. Webster has agreed to retain certain North American employees that were disclosed to Webster prior to the execution of the merger agreement. Webster will make commercially reasonable efforts to employ all other employees of North American in either their current positions or in other positions within Webster or Webster Bank.

Dissenters’ Appraisal Rights

      Under Section 33-856 of the Connecticut Business Corporation Act, when shareholder approval is required for a merger under Section 33-817 of the Connecticut Business Corporation Act and the shareholders is entitled to vote on the merger, a shareholder who dissents from the merger is entitled to assert appraisal rights under Sections 33-855 to 33-872 of the Connecticut Business Corporation Act. In this section, we use the term appraisal rights to refer to the rights set forth in those sections of the Connecticut Business Corporation Act. Because shareholder approval is required for the merger of Webster Financial and North American under Section 33-817, you are entitled to appraisal rights in connection with the merger. In accordance with Sections 33-855 through 33-872, if the merger takes place, North American shareholders who do not vote in favor of the merger will have the right to demand the purchase of their shares at their fair value if they fully comply with the provisions of Sections 33-855 to 33-872 of the Connecticut Business Corporation Act. Fair value means the value of the shares immediately before the merger takes place.

      This section presents a brief summary of the procedures set forth in Sections 33-855 to 33-872 which must be followed if you wish to assert your appraisal rights in connection with the merger and demand the purchase of your shares at their fair value. A complete text of these sections is attached to this proxy statement/prospectus as Appendix C. Shareholders asserting their appraisal rights are advised to seek independent counsel concerning exercising their appraisal rights. This proxy statement/ prospectus constitutes notice to holders of shares of North American’s common stock concerning the availability of appraisal rights under Sections 33-855 to 33-872 of the Connecticut Business Corporation Act.

      To assert appraisal rights, shareholders must satisfy all of the conditions of Sections 33-855 to 33-872:

•	Before the vote on the adoption of the merger agreement occurs at the shareholder meeting, each shareholder who wishes to assert appraisal rights must give written notice to the Fielding Moore, President and Chief Executive Officer of North American before the vote is taken, of the shareholder’s intent to demand payment for his or her shares if the merger takes place and shall not vote or cause or permit to be voted his or her shares in favor of the proposed merger. This notice must be in addition to and separate from any abstention or any vote, in person or by proxy, cast against approval of the merger. Neither voting against, abstaining from voting, or failing to vote on the adoption of the merger agreement will constitute notice of intent to demand payment or demand for payment of fair value within the meaning of Sections 33-855 to 33-872.

•	A dissenting shareholder may NOT vote for approval of the merger agreement. If a North American shareholder returns a signed proxy but does not specify in the proxy a vote against adoption of the merger agreement or an instruction to abstain, the proxy will be voted FOR adoption of the merger agreement, which will have the effect of waiving the rights of that North American shareholder to have his shares purchased at fair value. Abstaining from voting or voting against the adoption of the merger agreement will NOT constitute a waiver of a shareholder’s rights.

      After the vote is taken at the shareholder meeting, if the merger is approved, no later than 10 days after the merger takes place, a written appraisal notice and form will be sent to each shareholder who has given the written notice described above and did not vote in favor of the merger. The appraisal notice will state the results of the vote on the merger agreement, where the payment demand must be sent, and where and when share certificates must be deposited. It will set a date, not fewer than forty nor more than sixty days after delivery of the notice, by which the payment demand must be received from the dissenting shareholder. The notice will include a form for demanding payment that will require the shareholder asserting appraisal rights to certify whether or not the shareholder acquired beneficial ownership of the shares before June 5, 2003, the date of the first announcement to the shareholders and the media of the terms of the proposed merger and that the shareholder did not vote in favor of the transaction. The notice will also inform holders of uncertificated shares to what extent transfer of the uncertificated shares will be restricted after the payment demand is received. Please note that shares acquired after June 5, 2003, referred to in this section as after-acquired shares, may be subject to different treatment in accordance with Section 33-867 of the Connecticut Business Corporation Act than shares acquired before that date.

      A shareholder who receives an appraisal notice must comply with the terms of the notice. A shareholder asserting appraisal rights who does so by demanding payment, depositing his certificates in accordance with the terms of the notice and certifying that beneficial ownership was acquired before June 5, 2003 will retain all other rights of a shareholder until these rights are canceled or modified by the merger. A shareholder who receives an appraisal notice and does not comply with the terms of the notice is not entitled to payment for his shares under Sections 33-855 to 33-872 of the Connecticut Business Corporation Act.

      Appraisal rights under Sections 33-855 through 33-872 may be asserted either by a beneficial shareholder or a record shareholder. A record shareholder may assert appraisal rights as to fewer than every share registered in his name only if he objects for all shares beneficially owned by any one person and notifies North American in writing of the name and address of each person on whose behalf he or she asserts appraisal rights. A beneficial shareholder may assert appraisal rights as to shares held on his behalf only if he submits to North American the shareholder of record’s written consent before or at the time he asserts appraisal rights and he does so for all shares that he beneficially owns or over which he has the power to direct the vote.

      After the merger takes place, or upon receipt of a payment demand, Webster will pay in cash to each shareholder who complied with the terms of the appraisal notice the amount Webster estimates to be the fair value of the shares, plus interest. The payment will be accompanied by North American’s balance sheet for the previous fiscal year, an income statement for that year, a statement of changes in shareholder’s equity and the latest available interim financial statements; a statement of North American’s estimate of the fair value of the shares; and a statement of the dissenter’s right to demand payment under Section 33-868 of the Connecticut Business Corporation Act. Within 30 days of payment, if a dissenting shareholder believes that the amount paid is less than the fair value of the shares or that the interest due is incorrectly calculated, the shareholder may notify Webster in writing of his own estimate of the fair value of the shares and interest due. If this kind of claim is made by a shareholder, and it cannot be settled, Webster will petition the court to determine the fair value of the shares and accrued interest within 60 days after receiving the payment demand.

      The costs and expenses of a court proceeding will be determined by the court and generally will be assessed against Webster, but these costs and expenses may be assessed as the court deems equitable against all or some of the shareholders demanding appraisal who are parties to the proceeding if the court finds the action of the shareholders in failing to accept Webster’s offer was arbitrary, vexatious or not in good faith. These expenses may include the fees and expenses of counsel and experts employed by the parties.

      All written notices of intent to demand payment of fair value should be sent or delivered to, Fielding Moore, President and Chief Executive Officer North American Bank & Trust Company, 132 Grand Street, P.O. Box 2977, Waterbury, Connecticut 06723. North American suggests that shareholders use registered or certified mail, return receipt requested, for this purpose.

      Holders of shares of North American’s common stock considering demanding the purchase of their shares at fair value should keep in mind that the fair value of their shares determined under Sections 33-855 to 33-872 could be more, the same, or less than the merger consideration they are entitled to receive under the merger agreement if they do not demand the purchase of their shares at fair value. Also, shareholders should consider the federal income tax consequences of exercising dissenters’ appraisal rights.

      This summary is not a complete statement of the provisions of the Connecticut Business Corporation Act relating to the rights of dissenting holders of shares of North American’s common stock and is qualified in its entirety by reference to Sections 33-855 through 33-872 of the Connecticut Business Corporation Act, which are attached as Appendix C to this document. Holders of shares of North American’s common stock intending to demand the purchase of their shares at fair value are urged to review Appendix C carefully and to consult with legal counsel so as to be in strict compliance with the requirements for exercising appraisal rights.

Interests of North American Directors and Executive Officers in the Merger That are Different Than Yours

      In considering the recommendation of the North American Board of Directors, the North American shareholders should be aware that certain members of North American’s senior management and of the North American Board of Directors have interests in the transaction that are different from, or in addition to, the interests of shareholders generally. The North American Board of Directors knew about these additional interests and considered them when approving the merger agreement.

      Webster has agreed to honor existing written deferred compensation, employment, change of control and severance contracts with directors and employees of North American to the extent that these contracts do not provide for any payments that are not deductible or that constitute parachute payments under the Internal Revenue Code of 1986, as amended, referred to in this section as the Code.

      Existing Change in Control Agreements. North American has entered into agreements with five executives providing for payments following a termination of employment or specified other events, after a change in control occurs. The change in control agreements are with the following North American executive officers and employees:

Name	Title

Fielding Moore	President and Chief Executive Officer
Michael B. Paparella	Senior Vice President and Senior Loan Officer
David A. Birkins	Senior Vice President and Chief Financial Officer
Mark S. Graveline	Commercial Lending Officer
Elizabeth B. Summerville	Vice President

      Each of these agreements provides that if there is a “change in control” of North American, while the executive or employee is a full time officer or employee of North American, the individuals are entitled to receive a severance payment in the form of a lump sum cash payment on the following terms:

•	For Mr. Moore, a lump sum payment equal to 2.99 times the executive’s annual base salary in effect on the date of termination plus the amount paid to the executive under North American Bank’s Short Term Incentive Plan for the prior fiscal year. In addition, Mr. Moore is entitled to continue to receive employee health and welfare benefits for a period of three years following termination on the same terms as in effect on the date of termination; provided the executive is not receiving comparable health and welfare benefits;

•	For Mr. Paparella and Mr. Birkins, a lump sum payment equal to 2 times the executive’s annual base salary in effect on the date of termination plus the amount paid to the executive under North American Bank’s Short Term Incentive Plan for the prior fiscal year. In addition, Mr. Paparella and Mr. Birkins are entitled to continue to receive employee health and welfare benefits for a period of two years following termination on the same terms as in effect on the date of termination; provided the executive is not receiving comparable health and welfare benefits;

•	For Mr. Graveline, a lump sum payment equal to one-half of the executive’s annual compensation; and

•	For Ms. Summerville, a lump sum payment equal to one-half of the executive’s annual compensation.

      Annual compensation shall equal the executive’s annual base salary at the highest rate in effect during the twelve months preceding the date of termination due to a change in control.

      In no event shall the severance amount exceed one dollar less than an aggregate amount which would cause all or any portion of the severance amount to be deemed a “parachute payment” under Section 280G of the Code.

      The merger will constitute a change in control for purposes of the change in control agreements. For purposes of the change of control agreements with each of these North American employees, such individuals will be deemed to have been terminated other than for cause upon completion of the merger.

      Consulting Agreement with Webster. In connection with the signing of the merger agreement, Webster entered into a consulting agreement with Mr. Fielding Moore, President and Chief Executive Officer of North American. Under the consulting agreement, Mr. Moore agrees for a period of six months to commence immediately following the effective time of the merger to provide advisory and consulting services to Webster as an independent contractor at a total compensation of $70,000.

      The consulting agreement provides that, upon completion of the merger, Mr. Moore will be deemed to have been terminated other than for cause for purposes of the North American change in control agreements described above, and will receive payments based on his rights under the change in control agreement.

Indemnification

      Webster has agreed to indemnify and hold harmless each of North American’s present and former directors, officers and employees for a period of six years from costs and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under applicable law and the certificate of incorporation and bylaws of Webster. Webster has also agreed that it will maintain North American’s existing directors’ and officers’ liability insurance policy, or provide a policy providing comparable coverage, for the benefit of North American’s directors and officers who are currently covered by such insurance, for three years following consummation of the merger, subject to a limit on the cost to maintain such coverage.

Stock Purchase Warrant

      In connection with the execution of the merger agreement, Webster and each director of North American have also entered into stockholder agreements. Under the stockholder agreements, each director of North American granted Webster a stock purchase warrant, referred to in this section as the “North American warrant,” which entitles Webster to purchase, subject to the terms of the stockholder agreements, up to 561,446 shares in the aggregate of North American’s common stock, which is equal to approximately 21.8% of the total number of shares of North American’s common stock which would then be outstanding at a price per share of $11.25. The North American warrant is intended to discourage the making of alternative acquisition-related proposals and, under specified circumstances, may significantly increase the cost to a potential third party of acquiring North American compared to its cost had the directors of North American not entered into the stockholder agreement. Therefore, the North American warrant is likely to discourage third parties from proposing a competing offer to acquire North American even if the offer involves a higher price per share for North America’s common stock than the per share consideration to be paid under the merger agreement.

      The foregoing brief summary of the stockholder agreement is qualified in its entirety by reference to the stockholder agreement. A copy of the stockholder agreement, as well as the other documents described in this document, will be provided to you without charge if you call or write to Terrence K. Mangan, Senior Vice President, Investor Relations, Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, telephone (203) 578-2318.

      Subject to applicable law and regulatory restrictions, Webster may exercise the North American warrant, in whole or in part, if the merger agreement is terminated because the holders of North American common stock fail to approve the merger agreement or North American fails to hold a shareholders’ meeting to vote on the merger agreement for any reason. Webster may exercise the warrant at any time during the 90 day period following the termination or the merger agreement.

MARKET PRICES AND DIVIDENDS

Webster’s Common Stock

      The table below sets forth the range of high and low sale prices of Webster’s common stock as reported on Nasdaq and the New York Stock Exchange as of October 17, 2002, as well as cash dividends paid during the periods indicated:

	Market Price
			Cash
	High	Low	Dividends Paid

Quarter Ended:
March 31, 2001	$30.31	$26.44	$0.16
June 30, 2001	33.74	27.75	0.17
September 30, 2001	37.06	28.16	0.17
December 31, 2001	34.08	29.23	0.17

March 31, 2002	37.45	31.18	0.17
June 30, 2002	39.96	36.77	0.19
September 30, 2002	38.89	31.95	0.19
December 31, 2002	35.46	30.65	0.19

March 31, 2003	35.60	33.93	0.19
June 30, 2003	38.81	35.11	0.21

      On June 3, 2003, the last trading day before the public announcement of the merger, the closing price of Webster’s common stock on New York Stock Exchange was $38.21. On September 16, 2003, the most recent practicable date before the printing of this document, the closing price of Webster’s common stock on the New York Stock Exchange was $39.83.

North American’s Common Stock

      The table below sets forth the range of high and low sale prices of North American’s common stock as reported on the OTC Bulletin Board, as well as cash dividends paid during the periods indicated:

	Market Price
			Cash
	High	Low	Dividends Paid

Quarter Ended:
March 31, 2001	$6.00	$4.25	—
June 30, 2001	7.40	5.13	—
September 30, 2001	7.10	5.50	—
December 31, 2001	6.98	4.87	$0.02

March 31, 2002	7.22	6.20	0.02
June 30, 2002	6.45	5.90	0.02
September 30, 2002	6.50	6.00	0.02
December 31, 2002	6.50	6.05	0.02

March 31, 2003	6.45	6.10	0.02
June 30, 2003	11.15	6.10	0.02

      On June 2, 2003, the last trading day for North American’s common stock before the public announcement of the merger, the closing price of North American’s common stock on the OTC Bulletin Board was $6.75. On September 16, 2003, the most recent practicable date before the printing of this document, the closing price of North American’s common stock on the OTC Bulletin Board was $11.35.

DESCRIPTION OF CAPITAL STOCK AND

COMPARISON OF SHAREHOLDER RIGHTS

      Set forth below is a description of Webster’s capital stock, as well as a summary of the material differences between the rights of holders of North American’s common stock and their prospective rights as holders of Webster’s common stock. If the merger agreement is approved and the merger takes place, the holders of North American’s common stock will become holders of Webster’s common stock. As a result, Webster’s restated certificate of incorporation, as amended, and bylaws, as amended, and the applicable provisions of the General Corporation Law of the State of Delaware, referred to in this section as the “Delaware corporation law,” will govern the rights of current holders of North American’s common stock. The rights of those shareholders are governed at the present time by the articles of incorporation and the bylaws of North American and the applicable provisions of the Connecticut General Statutes.

      The following comparison is based on the current terms of the governing documents of Webster and North American and on the provisions of the Delaware corporation law. The discussion is intended to highlight important similarities and differences between the rights of holders of Webster’s common stock and North American’s common stock.

Webster’s Common Stock

      Webster is authorized to issue 200,000,000 shares of common stock, par value $.01 per share. As of June 30, 2003, 45,640,017 shares of Webster’s common stock were outstanding and Webster had outstanding stock options granted to directors, officers and other employees for another 3,247,321 shares of Webster’s common stock. Each share of Webster’s common stock has the same relative rights and is identical in all respects to each other share of Webster’s common stock. Webster’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

      Holders of Webster’s common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Webster’s common stock is not subject to additional calls or assessments by Webster, and all shares of Webster’s common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of Webster’s common stock, its lack of preemptive rights, the classification of Webster’s Board of Directors and provisions of Webster’s certificate of incorporation and bylaws that may prevent a change in control of Webster or that would operate only in an extraordinary corporate transaction involving Webster or its subsidiaries, see “— Certificate of Incorporation and Bylaw Provisions.”

      Holders of Webster’s common stock and any class or series of stock entitled to participate with it are entitled to receive dividends declared by the Board of Directors of Webster out of any assets legally available for distribution. No dividends or other distributions may be declared or paid, however, unless all accumulated dividends and any sinking fund, retirement fund or other retirement payments have been paid, declared or set aside on any class of stock having preference as to payments of dividends over Webster’s common stock.

      In the unlikely event of any liquidation, dissolution or winding up of Webster, the holders of Webster’s common stock and any class or series of stock entitled to participate with it would be entitled to receive all remaining assets of Webster available for distribution, in cash or in kind, after payment or provision for payment of all debts and liabilities of Webster and after the liquidation preferences of all outstanding shares of any class of stock having preference over Webster’s common stock have been fully paid or set aside.

North American’s Common Stock

      The articles of incorporation of North American authorizes 3,500,000 shares of North American’s common stock, par value $.01 per share, of which 2,575,000 shares were outstanding as of June 30, 2003. In addition, as of June 30, 2003, there were outstanding options to purchase North American’s common stock granted to officers and other employees of North American for 100,000 shares of North American’s common stock.

      Each share of North American’s common stock also has the same relative rights and is identical in all respects to each other share of North American’s common stock. As with Webster’s common stock, North American’s common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

      Holders of North American’s common stock also are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of North American’s common stock have distribution and liquidation rights similar to those of holders of Webster’s common stock. All shares of North American’s common stock currently outstanding are fully paid and nonassessable. For a discussion of the voting rights of North American’s common stock, its lack of preemptive rights and provisions in North American’s articles of incorporation which may prevent a change in control of North American, see “— Certificate of Incorporation and Bylaw Provisions.”

Webster’s Preferred Stock and Shareholder Rights Agreement

      Webster’s certificate of incorporation authorizes its Board of Directors, without further shareholder approval, to issue up to 3,000,000 shares of serial preferred stock for any proper corporate purpose. In approving any issuance of serial preferred stock, the Board of Directors has broad authority to determine the rights and preferences of the serial preferred stock, which may be issued in one or more series. These rights and preferences may include voting, dividend, conversion and liquidation rights that may be senior to Webster’s common stock.

      Webster’s Series C participating preferred stock was authorized in connection with a rights agreement, which was adopted in February 1996 and amended in October 1998. Webster adopted the rights agreement to protect shareholders in the event of an inadequate takeover offer or to deter coercive or unfair takeover tactics. The rights agreement is a complicated document, but, in general, each right entitles a holder to purchase for $100, 1/1,000th of a share of series C preferred stock upon the occurrence of specified events. As of the date of this document, no shares of Webster’s Series C preferred stock have been issued.

      The rights will be distributed upon the earliest of:

•	10 business days following a public announcement that a person or group of affiliated or associated persons (referred to in this discussion as an “acquiring person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Webster’s common stock;

•	10 business days following the commencement of a tender offer or exchange offer that, if consummated, would result in a person or group beneficially owning 15% or more of such outstanding shares of Webster’s common stock; or

•	10 business days after the Webster board has declared any person to be an adverse person (as explained in the next paragraph).

      The Webster board, by a majority vote, shall declare a person to be an “adverse person” upon making:

•	a determination that the person, alone or together with its affiliates and associates, has or will become the beneficial owner of 10% or more of the outstanding shares of Webster’s common stock (provided that this determination will not be effective until the person has become the beneficial owner of 10% or more of the outstanding shares of Webster’s common stock); and

•	a determination, after reasonable inquiry and investigation, including consultation with anyone as the Webster board deems appropriate, that:

•	the beneficial ownership by this person is intended to cause, is reasonably likely to cause or will cause Webster to repurchase Webster’s common stock beneficially owned by the person or to cause pressure on Webster to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where the Webster board believes that the best long-term interests of Webster and the Webster shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time;

•	the beneficial ownership is causing or is reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of Webster’s ability to maintain its competitive position) on the business or prospects of Webster; or

•	the beneficial ownership is otherwise determined to be not in the best interests of Webster and the Webster shareholders, employees, customers and the communities in which Webster and its subsidiaries do business.

However, the Webster board may not declare a person to be an adverse person if, prior to the time that the person acquired 10% or more of the shares of Webster’s common stock then outstanding, the person provided to the Webster board a written statement of the person’s purpose and intentions with respect to the acquisition of Webster’s common stock, and the Webster board deemed it appropriate not to declare the person an adverse person. The Webster board may impose conditions on its determination (such as the person not acquiring more than a specified amount of Webster’s common stock).

      In the event that the Webster board determines that a person is an adverse person or a person becomes the beneficial owner of 15% or more of the then outstanding shares of Webster’s common stock, each holder of a right will have the right to receive:

•	upon exercise and payment of the exercise price, Webster’s common stock (or, in certain circumstances, cash, property or other securities of Webster) having a value equal to two times the exercise price of the right; or

•	at the discretion of the Webster board, upon exercise and without payment of the exercise price, Webster’s common stock (or, in certain circumstances, cash, property or other securities of Webster) having a value equal to the difference between the exercise price of the right and the value of the consideration that would be payable under the bullet point above.

The rights are not exercisable until distributed and will expire at the close of business on February 4, 2006, unless earlier redeemed by Webster as described below. A copy of the Webster rights agreement has been filed with the SEC. See “Where You Can Find More Information” for information on where you can obtain a copy. A copy of the Webster rights agreement also is available free of charge from Webster. This summary description of the Webster rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement.

Certificate of Incorporation and Bylaw Provisions

      The following discussion is a general summary of provisions of Webster’s certificate of incorporation and bylaws, and a comparison of those provisions to similar types of provisions in the articles of incorporation and bylaws of North American The discussion is necessarily general and, for provisions contained in Webster’s certificate of incorporation and bylaws or in North American’s articles of incorporation and bylaws, reference should be made to the documents in question. Some of the provisions included in Webster’s certificate of incorporation and bylaws may serve to discourage a change in control of Webster even if desired by a majority of shareholders. These provisions are designed to encourage potential acquirers to negotiate directly with the Board of Directors of Webster and to discourage other takeover attempts.

      Directors. Some of the provisions of Webster’s certificate of incorporation and bylaws will impede changes in majority control of Webster’s Board of Directors. The certificate of incorporation provides that the Board of Directors will be divided into three classes, with directors in each class elected for three-year staggered terms. The certificate of incorporation further provides that the size of the Board of Directors is to be within a 7 to 15 director range. The bylaws currently provide that the number of directors shall be determined by resolution by the Board of Directors. The bylaws also provide that:

•	to be eligible for nomination as a director, a nominee must be a resident of the State of Connecticut at the time of his nomination or, if not then a resident, have been previously a resident for at least three years;

•	each director is required to own not less than 100 shares of Webster’s common stock; and

•	more than three consecutive absences from regular meetings of the Board of Directors, unless excused by a board resolution, will automatically constitute a resignation.

Webster’s bylaws also contain a provision prohibiting particular contracts and transactions between Webster and its directors and officers and some other entities unless specific procedural requirements are satisfied.

      Like Webster, North American’s bylaws also provide that the number of directors shall be determined by resolution by the Board of Directors. Unlike Webster, North American’s articles of incorporation and bylaws provide that:

•	directors need not be residents of the State of Connecticut;

•	directors are not divided into three classes, with directors in each class elected for three-year staggered terms; and

•	directors need to own 500 shares of North American common stock.

      Webster’s certificate of incorporation and bylaws provide that a vacancy occurring in the Board of Directors, including a vacancy created by any increase in the number of directors, is to be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Similarly, North American’s bylaws provide that any vacancy on the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, provided however, that not more than two directors may be added to the Board of Directors between the dates of the annual meeting of shareholders either to fill an unexpired term or to fill the term of a newly created directorship.

      Webster’s certificate of incorporation provides that a director may be removed only for cause and then only by the affirmative vote of at least two-thirds of the total votes eligible to be voted at a duly constituted meeting of shareholders called for that purpose and that 30 days’ written notice must be provided to any director or directors whose removal is to be considered at a shareholders’ meeting.

      North American’s directors may be removed at any time with cause or without cause by a three-fourths vote of the members of the Board of Directors.

      Webster’s bylaws impose restrictions on the nomination by shareholders of candidates for election to the Board of Directors and the proposal by shareholders of business to be acted upon at an annual meeting of shareholders. The bylaws of North American contain similar provisions.

      Call of Special Meetings. Webster’s certificate of incorporation provides that a special meeting of shareholders may be called at any time but only by the Chairman, the President or by the Board of Directors. Shareholders are not authorized to call a special meeting. North American’s bylaws provide that a special meeting of shareholders may be called by the chairman of the board, or the president, or the secretary, at the request in writing of a majority of the Board of Directors, or at the request in writing of shareholders owning twenty percent of the outstanding capital stock of the corporation issued and outstanding and entitled to vote, stating the purpose or purposes of the proposed special meeting.

      Shareholder Action without a Meeting. Webster’s certificate of incorporation provides that shareholders may act by written consent without a meeting but only if the consent is unanimous. North American’s bylaws provide that shareholder action may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter were present and voted. Prompt notice must be given of shareholder action without a meeting by less than unanimous written consent to the shareholders who did not consent in writing.

      Limitation on Liability of Directors and Indemnification. Webster’s certificate of incorporation provides that no director shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director other than liability:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware corporation law; or

•	for any transaction from which a director derived an improper personal benefit.

      North American’s articles of incorporation provides that the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty as a director shall be limited to the amount of compensation, if any, received by the director in the director’s capacity as a director during the year in which the violation occurs, provided, however, that the director shall be liable to the extent provided by applicable law, if the breach:

•	involves a knowing and culpable violation of law by the director;

•	enables the director or an associate thereof to receive an improper personal economic gain;

•	shows lack of good faith and a conscious disregard for the duty of the director to the corporation under circumstances in which the director was aware that his conduct or omission created an unjustifiable risk of serious injury to the corporation;

•	constitutes a sustained and unexcused pattern of inattention that amounted to an abdication of the director’s duty to the corporation; or

•	creates liability under Sections 36a-54 to 36a-58 of the General Statutes of the State of Connecticut.

      Webster’s bylaws also provide for indemnification of directors, officers, trustees, employees and agents of Webster, and for those serving in those roles with other business organizations or entities, in the event that the person was or is made a party to or is threatened to be made a party to any civil, criminal, administrative, arbitration or investigative action, suit, or proceeding, other than an action by or in the right of Webster, by reason of the fact that the person is or was serving in that kind of capacity for or on behalf of Webster. The bylaws provide that Webster will indemnify any person of this kind against expenses including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Webster, and, for any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, the bylaws provide that Webster will indemnify these persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of Webster, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of Webster; provided, however, that no indemnification may be made against expenses for any claim, issue, or matter as to which the person is adjudged to be liable to Webster or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in Webster’s bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for expenses or amounts paid in settlement. In addition, Webster’s bylaws permit the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of Webster or is acting in this kind of capacity for another business organization or entity at Webster’s request, against any liability asserted against the person and incurred in that capacity, or arising out of that status, whether or not Webster would have the power or obligation to indemnify him against that kind of liability under the indemnification provisions of Webster’s bylaws.

      Likewise, North American’s bylaws also provide for indemnification of directors, officers, trustees, employees and agents of North American, and for those serving in those roles with other business organizations or entities, in the event that the person was or is made a party to or is threatened to be made a party to any civil, criminal, administrative, arbitration or investigative action, suit, or proceeding, other than an action by or in the right of North American, by reason of the fact that the person is or was serving in that kind of capacity for or on behalf of North American. The bylaws provide that North American will indemnify any person of this kind against expenses including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of North American, and, for any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, the bylaws provide that North American will indemnify these persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of North American, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of North American; provided, however, that no indemnification may be made against expenses for any claim, issue, or matter as to which the person is adjudged to be liable to North American or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in North American’s bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for expenses or amounts paid in settlement. In addition, North American’s bylaws permit the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of North American or is acting in this kind of capacity for another business organization or entity at North American’s request, against any liability asserted against the person and incurred in that capacity, or arising out of that status, whether or not North American would have the power or obligation to indemnify him against that kind of liability under the indemnification provisions of North American’s bylaws.

      Cumulative Voting. Neither Webster nor North American shareholders have cumulative voting rights in the election of directors.

      Preemptive Rights. Webster’s certificate of incorporation provides that shareholders do not have any preemptive rights regarding the entity’s securities. Under Section 33-683(d) of the Connecticut Business Corporation Act, North American shareholders have preemptive rights regarding North American securities.

      Notice of Meetings. Webster’s bylaws require that notice be given not less than 10 nor more than 60 days prior to each annual or special meeting of shareholders. North American’s bylaws require that notice of an annual or special meeting be given not less than 7 nor more than 50 days prior to a meeting.

      Quorum. Webster’s bylaws provide that the holders of one-third of the capital stock issued and outstanding and entitled to vote at a meeting constitutes a quorum. North American’s bylaws provide that the holders of a majority of the issued and outstanding shares of stock of the company entitled to vote at a meeting constitutes a quorum.

      General Vote. Webster’s bylaws provide that any matter brought before a meeting of shareholders will be decided by the affirmative vote of a majority of the votes cast on the matter except as otherwise required by law or Webster’s certificate of incorporation or bylaws. North American’s bylaws provide that any matter brought before meeting of shareholders will be decided by the vote of the holders of a majority of the stock having voting power on the matter, except as otherwise required by law or North American’s articles of incorporation.

      Record Date. Webster’s bylaws provide that the record date for determination of shareholders entitled to notice of or to vote at a meeting and for other specified purposes may not be less than 10 nor more than 60 days before the date of the meeting or other action. North American’s bylaws provide that the Board of Directors may set a record date which shall not be a date earlier than the date on which such action is taken by the Board of Directors, nor more than 70 nor less than 10 days before the particular event requiring such determination is to occur.

      Approvals for Acquisitions of Control and Offers to Acquire Control. Webster’s certificate of incorporation prohibits any person, whether an individual, company or group acting in concert, from acquiring beneficial ownership of 10% or more of Webster’s voting stock, unless the acquisition has received the prior approval of at least two-thirds of the outstanding shares of voting stock at a duly called meeting of shareholders held for that purpose and of all required federal regulatory authorities. Also, no person may make an offer to acquire 10% or more of Webster’s voting stock without obtaining prior approval of the offer by at least two-thirds of Webster’s Board of Directors or, alternatively, before the offer is made, obtaining approval of the acquisition from the Office of Thrift Supervision. These provisions do not apply to the purchase of shares by underwriters in connection with a public offering or employee stock ownership plan or other employee benefit plan of Webster or any of its subsidiaries, and the provisions remain effective only so long as an insured financial institution is a majority-owned subsidiary of Webster. Shares acquired in excess of these limitations are not entitled to vote or take other shareholder action or be counted in determining the total number of outstanding shares in connection with any matter involving shareholder action. These excess shares are also subject to transfer to a trustee, selected by Webster, for the sale on the open market or otherwise, with the expenses of the trustee to be paid out of the proceeds of the sale.

      Procedures for Business Combinations. Webster’s certificate of incorporation requires that business combinations between Webster or any majority-owned subsidiary of Webster and a 10% or more shareholder or its affiliates or associates, referred to collectively in this section as the interested shareholder, either be approved by at least 80% of the total number of outstanding shares of voting stock of Webster. The types of business combinations with an interested shareholder covered by this provision include: any merger, consolidation and share exchange; any sale, lease, exchange, mortgage, pledge or other transfer of assets other than in the usual and regular course of business; an issuance or transfer of equity securities having an aggregate market value in excess of 5% of the aggregate market value of Webster’s outstanding shares; the adoption of any plan or proposal of liquidation proposed by or on behalf of an interested shareholder; and any reclassification of securities, recapitalization of Webster or any merger or consolidation of Webster with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate ownership interest of the interested shareholder. Other business combinations require the vote provided for under the General Corporation Law of Delaware or the certificate of incorporation, provided the proposed business combination has been approved by at least two-thirds of the continuing directors then in office, which means those directors unaffiliated with the interested shareholder and serving before the interested shareholder became an interested shareholder, and the proposed business combination meets specified price and procedure requirements that provide for consideration per share generally equal to or greater than that paid by the interested shareholder when it acquired its block of stock. Webster’s certificate of incorporation excludes employee stock purchase plans and other employee benefit plans of Webster and any of its subsidiaries from the definition of interested shareholder.

      Anti-Greenmail. Webster’s certificate of incorporation requires approval by a majority of the outstanding shares of voting stock before Webster may directly or indirectly purchase or otherwise acquire any voting stock beneficially owned by a holder of 5% or more of Webster’s voting stock, if the holder has owned the shares for less than two years. Any shares beneficially held by the person are required to be excluded in calculating majority shareholder approval. This provision would not apply to a pro rata offer made by Webster to all of its shareholders in compliance with the Securities Exchange Act of 1934 and the rules and regulations under that statute or a purchase of voting stock by Webster if the Board of Directors has determined that the purchase price per share does not exceed the fair market value of that voting stock.

      Criteria for Evaluating Offers. Webster’s certificate of incorporation provides that the Board of Directors, when evaluating any acquisition offer, shall give due consideration to all relevant factors, including, without limitation, the economic effects of acceptance of the offer on depositors, borrowers and employees of its insured institution subsidiaries and on the communities in which its subsidiaries operate or are located, as well as on the ability of its subsidiaries to fulfill the objectives of insured institutions under applicable federal statutes and regulations.

      Amendment to Certificate of Incorporation and Bylaws. Amendments to Webster’s certificate of incorporation must be approved by at least two-thirds of Webster’s Board of Directors at a duly constituted meeting called for that purpose and also by shareholders by the affirmative vote of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that approval by the affirmative vote of at least two-thirds of the shares entitled to vote thereon is required to amend the provisions regarding amendment of the certificate of incorporation, directors, bylaws, approval for acquisitions of control and offers to acquire control, criteria for evaluating offers, the calling of special meetings of shareholders, greenmail, and shareholder action by written consent. In addition, the provisions regarding business combinations may be amended only by the affirmative vote of at least 80% of the shares entitled to vote thereon. Webster’s bylaws may be amended by the affirmative vote of at least two-thirds of the Board of Directors or by shareholders by at least two-thirds of the total votes eligible to be voted, at a duly constituted meeting called for that purpose.

      North American’s bylaws may be altered, amended or replaced or new bylaws may be adopted by the shareholders or by the board of directors at any regular meeting of the Board of Directors or shareholders or at any special meeting of the Board of Directors or shareholders, provided notice of the alteration, amendment, repeal or adoption is given in the notice of the special meeting of shareholders.

Applicable Law

      The following discussion is a general summary of particular federal and state statutory and regulatory provisions that may be deemed to have an anti-takeover effect.

      Delaware Takeover Statute. Section 203 of the Delaware corporation law restricts transactions which may be entered into by the corporation and some of its shareholders. Section 203 provides, in essence, that a shareholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute and that person’s affiliates and associates, referred to in this section as an interested stockholder, but less than 85% of its shares may not engage in specified business combinations with the corporation for a period of three years after the date on which the shareholder became an interested stockholder unless before that date the corporation’s board of directors approved either the business combination or the transaction in which the shareholder became an interested stockholder or at or after that time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203 defines the term business combination to include a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested stockholder or transactions in which the interested stockholder receives specified other benefits.

      Connecticut Takeover Statute and Regulatory Restrictions on Acquisitions of Stock. Section 33-844 of the Connecticut Business Corporation Act applies to Connecticut corporations with a class of voting stock registered on a national securities exchange and restricts transactions which may be entered into by the corporation and some of its shareholders. Section 844 provides, in general, that a shareholder acquiring more than 10% of the outstanding voting stock of a corporation subject to the statute and that person’s affiliates and associates, referred to in this section as an interested shareholder, may not engage in specified business combinations, as discussed below, with the corporation for a period of five years after the date on which the shareholder became an interested shareholder unless the business combination is approved by the corporation’s board of directors and a majority of the non-employee directors of the Company. Section 843 defines the term business combination to include a wide variety of transactions with or caused by an interested shareholder or its affiliates in which the interested shareholder receives or could receive a benefit on other than a pro rata basis with other shareholders, including mergers, consolidations, specified types of asset sales, specified issuances of additional shares to the interested stockholder, transactions with the corporation which increase the proportionate interest of the interested shareholder or transactions in which the interested shareholder receives specified other benefits.

      Connecticut banking statutes prohibit any person from directly or indirectly offering to acquire or acquiring voting stock of a Connecticut-chartered savings bank, like North American Bank, a federal savings bank having its principal office in Connecticut, like Webster Bank, or a holding company of that kind of entity, like North American or Webster, that would result in the person becoming, directly or indirectly, the beneficial owner of more than 10% of any class of voting stock of that entity unless the person had previously filed an acquisition statement with the Connecticut Commissioner of Banking and the offer or acquisition has not been disapproved by the Connecticut Commissioner.

      Federal Law. Federal law provides that, subject to some exemptions, no person acting directly or indirectly or through or in concert with one or more other persons may acquire control of an insured institution or holding company of an insured institution, without giving at least 60 days prior written notice providing specified information to the appropriate federal banking agency. In the case of Webster and Webster Bank, the appropriate federal banking agency is the Office of Thrift Supervision and in the case of North American, the appropriate federal banking agency is the FDIC. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of an insured institution or to vote 25% or more of any class of voting securities of an insured institution. Control is presumed to exist where the acquiring party has voting control of at least 10% of any class of the institution’s voting securities and other conditions are present. The Office of Thrift Supervision or the FDIC may prohibit the acquisition of control if the agency finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of any acquiring person or any of the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by that person.

      Federal law also provides that, subject to some exceptions, a bank holding company may not acquire more than 5 percent of the voting stock of a bank, and a new holding company may not be formed to acquire control of a bank, without the prior approval of the Board of Governors of the Federal Reserve System. Control is defined for this purpose in a similar manner as discussed in the preceding paragraph. The Board of Governors of the Federal Reserve System may not approve the acquisition of control if it finds that the acquisition of control would result in a monopoly or would further an attempt to monopolize the business of banking in any part of the United States or if the acquisition of control would substantially lessen competition or tend to create a monopoly and the anticompetitive effects are not clearly outweighed by the public benefits of the proposed transaction. The Board of Governors of the Federal Reserve System also may not approve the acquisition of control if the company fails to provide the Board of Governors of the Federal Reserve System with adequate assurances regarding the availability of information concerning the operations or activities of the company and any affiliate of the company that the Board of Governors of the Federal Reserve System determines to be appropriate. The Board of Governors of the Federal Reserve System also must take into consideration:

•	the financial resources and future prospects of the companies and banks concerned, and the convenience and needs of the community to be served;

•	the managerial resources of a company or bank, including the competence, experience, and integrity of officers, directors, and principal shareholders;

•	the company’s record of meeting the credit needs of its entire community, including low-and moderate-income neighborhoods; and

•	the effectiveness of the company in combating money laundering activities.

ADDITIONAL INFORMATION

      Additional information regarding Webster’s business, current directors and executive officers, the principal holders of its voting securities, executive compensation, certain relationships and related transactions and financial statements is set forth in Webster’s Annual Report on Form 10-K for the year ended December 31, 2002 or on Form 10-Q for the quarter ended June 30, 2003, which are incorporated in this document by reference. Stockholders desiring copies of such documents may contact Webster at its address or telephone number indicated under “Where You Can Find More Information.”

      Additional information regarding North American’s business, current directors and executive officers, the principal holders of its voting securities, executive compensation, certain relationships and related transactions and financial statements is set forth in North American’s Annual Report on Form 10-KSB for the year ended December 31, 2002 or on Form 10-QSB for the quarter ended June 30, 2003, which are attached hereto as appendices D and E, respectively, and incorporated in this document by reference. Shareholders desiring copies of such documents may contact North American at its address or telephone number indicated under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

      Webster and North American file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation, respectively. You may read and copy any reports, statements or other information that Webster files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information about issuers that file electronically with the SEC. The address of the SEC’s Internet site is http://www.sec.gov. Webster can be found on the Internet at http://www.websterbank.com. You may read any reports, statements or other information that North American files with the FDIC at the FDIC’s Public Information Center (please call the FDIC at 1-800-276-6003 for information about obtaining this information). North American can be found on the Internet at www.northamericanbank.com. Webster’s common stock is traded on the New York Stock Exchange under the trading symbol WBS. North American’s common stock is traded on the OTC Bulletin Board Market under the trading symbol NAMB.

      Webster has filed with the SEC a registration statement on Form S-4 under the Securities Act relating to Webster’s common stock to be issued to North American’s shareholders in the merger. As permitted by the rules and regulations of the SEC, this proxy statement/ prospectus does not contain all the information set forth in the registration statement. You can obtain that additional information from the SEC’s principal office in Washington, D.C. or the SEC’s Internet site as described above. Statements contained in this proxy statement/ prospectus or in any document incorporated by reference into this proxy statement/ prospectus about the contents of any contract or other document are not necessarily complete and, in each instance where the contract or document is filed as an exhibit to the registration statement, reference is made to the copy of that contract or document filed as an exhibit to the registration statement, with each statement of that kind in this proxy statement/ prospectus being qualified in all respects by reference to the document.

INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows Webster to incorporate by reference information into this proxy statement/prospectus, which means that Webster can disclose important information to you by referring you to another document filed separately with the SEC. The information that Webster incorporates by reference is considered a part of this proxy statement/ prospectus, except for any information superseded by information presented in this proxy statement/prospectus. This proxy statement/ prospectus incorporates important business and financial information about Webster, and its subsidiaries that is not included in or delivered with this document.

      This proxy statement/ prospectus incorporates by reference the documents listed below that Webster has filed with the SEC:

Filings		Period of Report or Date Filed

•	Annual Report on Form 10-K	Year ended December 31, 2002
•	Quarterly Reports on Form 10-Q	Quarters ended March 31 and June 30, 2003
•	Current Report on Form 8-K	Filed February 24, 2003
•	Registration Statement on Form S-4, as amended (333-33228) (for a description of Webster’s common stock)	Filed on March 24, 2000

      These documents are available without charge to you if you call or write to: Terrence K. Mangan, Senior Vice President, Investor Relations of Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, telephone (203) 578-2318.

      Webster incorporates by reference additional documents that the company may file with the SEC between the date of this document and the date of the North American special meeting. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

      We have made forward-looking statements in this document, and in documents that we incorporate by reference. These kinds of statements are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of our operations. When we use words like believes, expects, anticipates or similar expressions, we are making forward-looking statements.

      You should note that many factors, some of which are discussed elsewhere in this document and in the documents that we incorporate by reference, could affect our future financial results and could cause those results to differ materially from those expressed in our forward-looking statements. These factors include the following:

•	the effect of economic conditions;

•	inability to realize expected cost savings in connection with business combinations and other acquisitions;

•	higher than expected costs related to integration of combined or merged businesses;

•	deposit attrition;

•	adverse changes in interest rates;

•	change in any applicable law, rule, regulation or practice with respect to tax or accounting issues or otherwise; and

•	adverse changes or conditions in capital or financial markets.

      The forward-looking statements are made as of the date of this document, and we assume no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

      No person is authorized to give any information or to make any representation not contained in this document, and, if given or made, that information or representation should not be relied upon as having been authorized. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, any of Webster’s common stock offered by this document, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make that kind of offer or solicitation. Neither the delivery of this document nor any distribution of Webster’s common stock offered pursuant to this proxy statement/prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of North American or Webster or the information in this document or the documents or reports incorporated by reference into this document since the date of this document.

SHAREHOLDER PROPOSALS

      Any proposal which a North American shareholder wishes to have included in North American’s proxy statement and form of proxy relating to North American’s 2003 annual meeting of shareholders must be received by North American at its principal executive offices at 132 Grand Street, Waterbury, Connecticut 06702, a reasonable time before North American begins to print and mail its proxy materials for such meeting. Nothing in this paragraph shall be deemed to require North American to include in its proxy statement and form of proxy for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. In addition, all shareholder proposals must comply with the North American’s bylaws and Connecticut law. If the merger agreement is approved and the merger takes place, North American will not have an annual meeting of shareholders in 2003 or subsequent years.

OTHER MATTERS

      We do not expect that any matters other than those described in this document will be brought before the special meeting. If any other matters are presented, however, it is the intention of the persons named in the North American proxy card, to vote proxies in accordance with the determination of a majority of North American’s Board of Directors, including, without limitation, a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the merger agreement or otherwise.

EXPERTS

      The consolidated financial statements of Webster at December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference into this document and in the registration statement in reliance on the report of KPMG LLP, independent certified public accountants, which is incorporated by reference into this document and into the registration statement by reference to Webster’s Annual Report on Form 10-K for the year ended December 31, 2002, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of North American, at December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 have been incorporated into this document by reference from the North American Annual Report on Form 10-KSB for the year ended December 31, 2002, in reliance on the report of Shatswell, MacLeod & Company, P.C., independent certified public accountants, and have been so incorporated in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

INDEPENDENT PUBLIC ACCOUNTANTS

      A representative of Shatswell, MacLeod & Company, P.C., will be present at the North American special meeting. The representative will have the opportunity to make a statement if he/she desires to do so and is expected to be available to respond to appropriate questions.

LEGAL MATTERS

      The validity of Webster’s common stock to be issued in the merger has been passed upon by Hogan & Hartson L.L.P., Washington, D.C. Hogan & Hartson L.L.P. will be passing upon certain tax matters for Webster in connection with the merger.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among
WEBSTER FINANCIAL CORPORATION,
WEBSTER BANK
and
NORTH AMERICAN BANK & TRUST COMPANY
dated as of
June 4, 2003

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of June 4, 2003 (this “Agreement”), is entered into by and among Webster Financial Corporation (“Webster”), a Delaware corporation, Webster Bank, a federally chartered savings bank and wholly owned subsidiary of Webster (“Webster Bank”), and North American Bank & Trust Co., a Connecticut chartered commercial bank (“North American”).

      WHEREAS, the Boards of Directors of Webster, Webster Bank and North American have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which Webster will acquire North American through the Merger of North American with and into Webster Bank (the “Merger”); and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1     The Merger.

      Subject to the terms and conditions of this Agreement, pursuant to a Plan of Bank Merger substantially in the form of Exhibit A hereto (the “Plan of Bank Merger”), at the Effective Time (as defined in Section 1.2 hereof), North American will merge into Webster Bank, with Webster Bank being the surviving institution (hereinafter sometimes called the “Surviving Institution”) in the Merger. Upon consummation of the Merger, the separate corporate existence of North American shall cease.

1.2     Effective Time.

      The Merger shall become effective as of the date specified in the endorsement of the Plan of Bank Merger by the Corporate Secretary of the OTS. The Merger shall not be effective unless and until approved by the OTS and all other “Governmental Entities” as contemplated by the Agreement, including the Connecticut Commissioner of Banking.

1.3     Effects of the Merger.

      The Merger shall have the effects set forth at 12 C.F.R. § 552.13(l) and Section 126(b) of Title 36a of the General Statutes of Connecticut (“CT Banking Law”).

1.4     Conversion of North American Common Stock.

      (a) At the Effective Time, subject to Sections 1.4(b) and 1.4(c) hereof, each share of North American common stock, par value $.01 per share (“North American Common Stock”) issued and outstanding prior to the Effective Time (excluding shares held by stockholders who perfect their dissenters’ rights of appraisal as provided in Section 1.5(h) hereof) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive a combination of (i) 0.1503 shares (the “Exchange Ratio”) of Webster common stock, par value $.01 per share (“Webster Common Stock”) (the “Stock Consideration”), plus (ii) $5.625 in cash (without interest) (the “Cash Consideration”), subject to adjustment as provided in Section 1.5 hereof. The Cash Consideration and the Stock Consideration, as may be adjusted as provided in Section 1.5 below, are sometimes referred to herein collectively as the “Merger Consideration.”

      (b) Notwithstanding any other provision of this Agreement, no fraction of a share of Webster Common Stock will be issued. Instead, Webster shall pay to each holder of North American Common Stock who would otherwise be entitled to a fraction of a share of Webster Common Stock an amount in cash equal to (i) the fraction of a share of Webster Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of Webster Common Stock, which shall be deemed to be the average of the daily closing prices per share for Webster Common Stock for the fifteen consecutive trading days on which shares of Webster Common Stock are actually traded (as reported on the New York Stock Exchange) ending on the third trading day preceding the Closing Date. Following consummation of the Merger, no holder of North American Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

      (c) All shares of North American Common Stock that are held by Webster, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled. In addition, no Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 1.4 but instead shall be treated in accordance with the provisions set forth in Section 1.5(h) of this Agreement.

1.5     Election and Proration Procedures.

      (a) An election form (an “Election Form”), which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing North American Common Stock (“Certificates”) shall pass, only upon proper delivery of such Certificates to American Stock Transfer & Trust Company, or such other bank or trust company designated by Webster and reasonably satisfactory to North American (the “Exchange Agent”), in such form as North American and Webster shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of North American Common Stock (other than holders of Dissenters’ Shares) as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The “Mailing Date” shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of North American Common Stock.

      (b) For the benefit of the holders of North American Common Stock, each Election Form shall permit the holder of shares of North American Common Stock to receive solely cash in the amount of $11.25 per share for each of such holder’s shares of North American Common Stock (a “Cash Election”) or solely shares of Webster Common Stock for all of such holder’s shares of North American Common Stock (a “Stock Election”) at a ratio of 0.3007 shares of Webster Common Stock for each share of such holders’ shares of North American Common Stock. Holders of record of shares of North American Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of North American Common Stock held by that Representative for a particular beneficial owner. Shares of North American Common Stock as to which a Cash Election has been made are referred to herein as “Cash Election Shares” and shares of North American Common Stock as to which a Stock Election has been made are referred to herein as “Stock Election Shares.”

      (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th calendar day following the Mailing Date (or such other time and date as North American and Webster shall mutually agree) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by Webster, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of North American Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any North American stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any North American stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Webster and North American that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its

Election Form prior to the Election Deadline, the shares of North American Common Stock held by such stockholder shall be converted into the Merger Consideration as provided in Section 1.4(a). Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

      (d) Notwithstanding any other provision contained in this Agreement, the “Maximum Cash Election Amount” shall equal $14.6 million; reduced as of the Closing if and to the extent necessary in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as reasonably determined by counsel to Webster, and the “Minimum Cash Election Amount” shall equal $7.3 million.

      (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, Webster shall cause the Exchange Agent to effect the allocation among holders of North American Common Stock of the Cash Election Shares and the Stock Election Shares subject to the following:

(i) If at such time, or as of the Closing (as defined below) the number of Cash Election Shares multiplied by the Cash Consideration does not equal to at least the Minimum Cash Election Amount, then such number of Stock Election Shares as shall be necessary to ensure that the aggregate Merger Consideration shall include the Minimum Cash Election Amount shall receive the Merger Consideration specified in Section 1.4(a). The foregoing Stock Election Shares shall be chosen on the basis of reverse order received by the Exchange Agent.

(ii) If at such time, or as of the Closing, the number of Cash Election Shares multiplied by the Cash Consideration exceeds the Maximum Cash Election Amount, then all Cash Election Shares shall be processed in the order received by the Exchange Agent up to the Maximum Cash Election Amount. Thereafter, any Cash Election Shares for which solely Cash Consideration is not available shall automatically receive the Merger Consideration specified in Section 1.4(a) for the shares of North American Common Stock.

      (f) All of the shares of North American Common Stock exchanged for the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate previously representing any such shares of North American Common Stock shall thereafter represent the right to receive the Merger Consideration for each share of Common Stock represented by such Certificate. If prior to the Effective Time Webster should split or combine its common stock, or pay a dividend or other distribution in such common stock, then the Merger Consideration shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

      (g) At the Effective Time, all shares of North American Common Stock that are owned by North American as treasury stock and all shares of North American Common Stock that are owned directly or indirectly by Webster or North American or any of their respective Subsidiaries and other than any shares of North American Common Stock held by Webster or North American or any of their respective Subsidiaries in respect of a debt previously contracted shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of Webster Common Stock that are owned by North American or any of its Subsidiaries shall become treasury stock of Webster.

      (h) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, shares of North American Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by shareholders who have properly objected within the meaning of Sections 33-855 through 33-872 of the Connecticut Corporation Law (the “Dissenters’ Shares”), shall not be converted into the right to receive shares of Webster Common Stock, unless and until such shareholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law, in which event such Dissenters’ Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.4(a) of the Agreement.

      (i) North American shall give Webster (i) prompt notice of any objections filed pursuant to Section 33-861 of the Connecticut Corporation Law that are received by North American, withdrawals of such objections and any other instruments served in connection with such objections pursuant to the Connecticut Corporation Law and received by North American and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under the Connecticut Corporation Law consistent with the obligations of North American thereunder. North American shall not, except with the prior written consent of Webster, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objections or (z) waive any failure to timely deliver a written objection in accordance with the Connecticut Corporation Law, subject to North American’s legal duties and obligations thereunder.

1.6     Options.

      At the Effective Time, each option granted by North American to purchase shares of North American Common Stock which is outstanding and unexercised immediately prior thereto shall be converted automatically into a right to purchase shares of Webster Common Stock in an amount and at an exercise price determined as provided below, and otherwise subject to the terms of the 2001 North American Officers and Employees Stock Option Plan (the “North American Stock Plan”):

(1) The number of shares of Webster Common Stock subject to the option immediately after the Effective Time shall be equal to the product of the number of shares of North American Common Stock subject to the option immediately before the Effective Time, multiplied by 0.3007 (the “Option Exchange Ratio”), provided that any fractional shares of Webster Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(2) The exercise price per share of Webster Common Stock under the option immediately after the Effective Time shall be equal to the exercise price per share of North American Common Stock under the option immediately before the Effective Time divided by the Option Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent.

      The adjustment provided herein shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to North American in the North American Stock Plan shall be deemed to be references to Webster or Webster Bank, as applicable. Nothing herein shall be construed as preventing option holders from exercising the same before the Effective Time in accordance with the terms thereof.

1.7     Charter.

      At the Effective Time, the charter of Webster Bank, as in effect at the Effective Time, shall be the charter of the Surviving Institution.

1.8     By-Laws.

      At the Effective Time, the By-Laws of Webster Bank, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Institution.

1.9     Directors and Officers.

      At the Effective Time, the directors and officers of Webster Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Institution.

ARTICLE II

EXCHANGE PROCEDURES

2.1     Webster to Make Funds Available.

      At or prior to the Effective Time, Webster shall deposit, or shall cause to be deposited, with the Exchange Agent, or such other bank, trust company or transfer agent as Webster may select, for the benefit of the holders of Certificates, certificates representing the shares of Webster Common Stock and cash sufficient in the aggregate for the Exchange Agent to make full payment of the Merger Consideration pursuant to Section 1.4 (such cash and certificates for shares of Webster Common Stock being hereinafter referred to as the “Exchange Fund”). There shall be a written agreement between Webster and the Exchange Agent in which the Exchange Agent expressly undertakes the obligation to pay the Merger Consideration as provided herein. North American shall have the right to review the agreement with the Exchange Agent prior to being finalized.

2.2     Exchange.

      (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor a check representing the amount of cash, if a Cash Election is made, or certificates representing shares of Webster Common Stock, to which such holder shall have become entitled pursuant to the provisions of Article I hereof, and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding shares of North American Common Stock.

      (b) As of the Effective Time, there shall be no transfers on the stock transfer books of North American of the shares of North American Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Article II.

      (c) Any portion of the Exchange Fund that remains unclaimed by the shareholders of North American six months after the Effective Time may be returned to Webster. After such funds have been returned to Webster, any shareholders of North American who have not theretofore complied with this Article II shall thereafter look only to Webster for payment of the Merger Consideration deliverable in respect of each share of North American Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Webster, Webster Bank, North American, the Exchange Agent or any other person shall be liable to any former holder of shares of North American Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Webster, the posting by such person of a bond in such amount as Webster may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a check representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NORTH AMERICAN

      North American hereby makes the following representations and warranties to Webster and Webster Bank as set forth in this Article III, subject to the exceptions disclosed in writing in the North American Disclosure Schedule (defined below) as of the date hereof, each of which is being relied upon by Webster and Webster Bank as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of North American referenced below and or otherwise required of North American pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement and delivered herewith, are referred to herein as the “North American Disclosure Schedule.”

3.1     Corporate Organization.

      North American is a Connecticut-chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of Connecticut. Deposit accounts of North American are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund (the “BIF”) to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by North American. North American has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary. The Charter and By-Laws of North American, copies of which are attached at Section 3.1(a) of the North American Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement. North American has only one Subsidiary as identified at Section 3.1 of the North American Disclosure Schedule.

3.2     Capitalization.

      (a) The authorized capital stock of North American consists of 3,500,000 shares of North American Common Stock. As of the date hereof, there are (x) 2,575,000 shares of North American Common Stock issued and outstanding and no shares of North American Common Stock are held in North American’s treasury, and (y) 100,000 shares of North American Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of North American Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options under the 2001 North American Stock Plan, North American does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of North American Common Stock or any other equity security of North American or any securities representing the right to purchase or otherwise receive any shares of North American Common Stock or any other equity security of North American. Except as set forth at Section 3.2(a)(iii) of the North American Disclosure Schedule, since December 31, 2002 North American has not issued any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of director or employee stock options granted under the 2001 North American Stock Plan.

      (b) Section 3.2(b) of the North American Disclosure Schedule sets forth a true, correct and complete list of all direct or indirect Subsidiaries of North American as of the date of this Agreement. Except as set forth at Section 3.2(b) of the North American Disclosure Schedule, North American owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No North American Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3     Authority; No Violation.

      (a) Each of North American and its Subsidiaries has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of North American. The Board of Directors of North American has directed that this Agreement and the transactions contemplated hereby be submitted to North American’s shareholders for approval at a special meeting of such shareholders and, except for the adoption of this Agreement by the requisite vote of North American’s shareholders, no other corporate proceedings on the part of North American (except for matters related to setting the date, time, place and record date for the special meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by North American and (assuming due authorization, execution and delivery by Webster of this Agreement) will constitute valid and binding obligations of North American, enforceable against North American in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

      (b) Neither the execution and delivery of this Agreement by North American, nor the Plan of Bank Merger by North American, nor the consummation by North American of the transactions contemplated hereby or thereby, nor compliance by North American with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Charter or By-Laws of North American and each of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate any Laws (as defined in Section 9.13) applicable to North American and each of its Subsidiaries, or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of North American and each of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which North American and each of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

3.4     Consents and Approvals.

      (a) Except for (i) the filing of applications, notices or waiver requests, as applicable, with the Board of Governors of the Federal Reserve System (“FRB”) under the BHCA, the OTS under HOLA, the Bank Merger Act and the OTS regulations, and the Connecticut State Banking Department (“CSBD”) (the “State Banking Approvals”), and approval of the foregoing applications and notices; (ii) the filing of any required applications or notices with the OTS and the FDIC as to the subsidiaries of North American which become Subsidiaries of Webster Bank and approval of such applications and notices; (iii) the filing with the FDIC of proxy materials to be used in soliciting the approval of North American’s shareholders at a special meeting to be held in connection with this Agreement and the transactions contemplated hereby (the “Proxy Materials”); (iv) the approval of this Agreement by the requisite vote of the shareholders of North American; (v) the filing of the Plan of Bank Merger with the Connecticut Secretary of State pursuant to Connecticut law; (vi) the filing of the Plan of Bank Merger with the Connecticut Commissioner of Banking and the CSBD; (vii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country; and (viii) such filings, authorizations or approvals as may be set forth in Section 3.4 of the North American Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party are necessary in connection with (1) the execution and delivery by North American of this Agreement and (2) the consummation by North American of the Merger and the other transactions contemplated hereby, except in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of Webster to consummate the transactions contemplated hereby.

      (b) North American hereby represents to Webster that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

3.5     Loan Portfolio; Reports.

      (a) As of March 31, 2003 and thereafter through and including the date of this Agreement, none of North American, nor any of its Subsidiaries is a party to any written or oral loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), with any director, officer or five percent or greater shareholder of North American or any of its Subsidiaries, or any Affiliated Person (as defined in Section 9.13) of the foregoing.

      (b) North American has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since March 31, 2003 with (i) the FDIC, (ii) the CSBD and any other state banking commissions or any other state regulatory authority (each a “State Regulator”), (iii) any other self-regulatory organization (“SRO”) (collectively “Regulatory Agencies”). Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of North American and its Subsidiaries, to North American’s knowledge no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of North American or any of its Subsidiaries since March 31, 2003.

3.6     Financial Statements; FDIC Filings; Books and Records.

      North American has previously delivered to Webster true, correct and complete copies of the consolidated statements of condition of North American and its Subsidiaries as of December 31 for the fiscal years 2001 and 2002 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years 2000 through 2002, inclusive, as reported in North American’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 filed with the FDIC pursuant to 12 C.F.R. Part 335 and the rules and regulations of the FDIC, in each case accompanied by the audit report of Shatswell, MacLeod & Company, P.C., independent public accountants with respect to North American, and the interim financial statements of North American as of and for the three months ended March 31, 2003 and 2002, as included in the North American quarterly report on Form 10-QSB for the period ended March 31, 2003 as filed with the FDIC. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.7 hereof will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and consolidated financial condition of North American and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply, and the financial statements referred to in Section 6.7 hereof will comply, with applicable accounting requirements and with the published rules and regulations of the FDIC with respect thereto and each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.7 hereof will be prepared in accordance with generally accepted accounting principles consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB. North American’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 and all reports filed pursuant to 12 C.F.R. Part 335 since December 31, 2002 comply in all material respects with the appropriate accounting requirements for such reports under rules and regulations of the FDIC with respect thereto, and North American has previously delivered or made available to Webster true, correct and complete copies of such reports. The books and records of North American and have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

3.7     Broker’s Fees.

      Neither North American nor any North American Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that North American has engaged, and will pay a fee or commission to Bank Analysis Center, Inc. (“Bank Analysis”) in accordance with the terms of a letter agreement between Bank Analysis and North American, dated February 3, 2003, a true, complete and correct copy of which is attached at Section 3.7 of the North American Disclosure Schedule.

3.8     Absence of Certain Changes or Events.

      (a) Except as set forth at Section 3.8 of the North American Disclosure Schedule, or as disclosed in North American’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, since December 31, 2002 (i) neither North American nor any of its Subsidiaries has incurred any material liability, except as contemplated by the Agreement or in the ordinary course of their business consistent with their past practices; and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.13) on North American.

      (b) Since March 31, 2003 North American and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.

3.9     Legal Proceedings.

      (a) Except as set forth at Section 3.9 of the North American Disclosure Schedule, neither North American nor any of its Subsidiaries is a party to any, and there are no pending or to the knowledge of North American, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against North American or any of its Subsidiaries in which, to the knowledge of North American, there is a reasonable probability of any material recovery against or other material effect upon North American or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement or the Plan of Bank Merger.

      (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon North American, any of its Subsidiaries or the assets of North American or any of its Subsidiaries.

3.10     Taxes and Tax Returns.

      (a) Except as set forth at Section 3.10(a) of the North American Disclosure Schedule, (i) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of North American or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects; (ii) all Taxes shown on such Tax Returns, all Taxes required to be shown on Tax Returns for which extensions have been granted and all other Taxes required to be paid by North American or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on North American’s balance sheet (in accordance with GAAP); (iii) there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of North American or any of its Subsidiaries, and no claim has been made by any Taxing Authority in a jurisdiction where North American or any of its Subsidiaries do not file Tax Returns that North American or any such Subsidiary is subject to Tax in that jurisdiction; (iv) all Taxes due with respect to completed and settled examinations or concluded litigation relating to North American or any of it Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on North American’s balance sheet (in accordance with GAAP); (v) North American and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect; (vi) there are no liens for Taxes on any of the assets of North American or any of its Subsidiaries, other than liens for Taxes not yet due and payable; (vii) North American and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and North American and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements; (viii) North American is the “common parent,” and all of its Subsidiaries are “members,” of an “affiliated group” of corporations (as those terms are defined in Section 1504(a) of the Code) filing consolidated U.S. federal income tax returns (the “North American Group”); (ix) neither North American nor any of its Subsidiaries is or has ever been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, that includes any other entity that is not a member of the North American Group; (x) neither North American nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment (whether or not in connection with the transactions contemplated hereby) of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (B) any amount that will not be fully deductible under Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law); and (xi) neither North American nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.

      (b) North American has no knowledge of any fact or circumstance that would prevent the transactions contemplated hereby from qualifying as a reorganization under section 368(a) of the Code.

      (c) For purposes of this Agreement:

      “Tax” means any tax (including any income tax, capital gains tax, payroll tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

      “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.

      “Taxing Authority” means any:

(i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(ii) federal, state, local, municipal, foreign, or other government;

(iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

(iv) multi-national organization or body; or

(v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

3.11     Employee Plans.

      (a) Section 3.11(a) of the North American Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), arrangement, agreement, program or policy that is sponsored by, maintained or contributed to as of the date of this Agreement, or that has within the last six years been sponsored by, maintained or contributed to, by North American or any of the North American Subsidiaries or any other entity which together with North American would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which North American or any such Subsidiary has any liability (collectively, the “Plans”). With respect to the Plans:

(i) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of North American or any North American Subsidiary beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law, (B) death benefits or retirement benefits under a Plan that is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits under a Plan that are accrued as liabilities on the books of North American or any North American Subsidiary, or (D) benefits the full cost of which is borne by the current or former employee (or such former or current employee’s beneficiary);

(ii) no Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA);

(iii) no Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA);

(iv) no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by North American or any North American Subsidiary that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement, including the agreements referenced in Section 6.5(e), nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.

      (b) North American has heretofore delivered or made available to Webster true, correct and complete copies of each of the Plans (or a summary thereof) and all related documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last five years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description (or any other such summary of the terms and conditions of the Plan) and any summaries of material modification for such Plan, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding five plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor or any other governmental agency.

      (c) Except as set forth at Section 3.11(c) of the North American Disclosure Schedule:

(i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code;

(ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, each such Plan has received from the Internal Revenue Service a favorable determination letter to such effect upon which North American or a North American Subsidiary is entitled to rely as to such matters and which is currently applicable, and neither North American nor any North American Subsidiary is aware of any circumstance or event which would jeopardize the tax-qualified status of any such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Plan;

(iii) all contributions or other amounts payable by North American or any North American Subsidiary as of the Effective Time with respect to each Plan, and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years, have been paid or accrued in accordance with generally accepted accounting practices and Section 412 of the Code;

(iv) neither North American nor any North American Subsidiary has engaged in a transaction in connection with which North American or any North American Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to

Section 4975 or 4976 of the Code and no transaction has occurred which involves the assets of any Plan and which could subject North American or any North American Subsidiary or any of the directors, officers or employees of North American or any North American Subsidiary, or a trustee, administrator or other fiduciary of any trusts created under any Plan to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA;

(v) to the knowledge of North American and any North American Subsidiary, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the plans or any trusts related thereto;

(vi) all Plans could be terminated as of the Effective Time without material liability in excess of the amount accrued with respect to such Plan in the financial statements referred to in Sections 3.6 and 6.7 hereto; and

(vii) all reports and information required to be filed with the Department of Labor and IRS or provided to plan participants and their beneficiaries with respect to each Plan have been filed or provided, as applicable, and all annual reports (including Form 5500 series) of such Plans were certified without qualification by each Plan’s accountants and actuaries.

3.12     Certain Contracts.

      (a) Except as set forth at Section 3.12 of the North American Disclosure Schedule, neither North American nor any of its Subsidiaries is a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Plan of Bank Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Webster, North American, or any of their respective Subsidiaries to any director, officer or employee thereof, (iii) which materially restricts the conduct of any line of business by North American or any of its Subsidiaries, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) except as set forth on Section 3.12(a)(v) of the North American Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Except as set forth at Section 3.12 of the North American Disclosure Schedule, there are no employment, consulting and deferred compensation agreements to which North American or any of its Subsidiaries is a party. Section 3.12(a) of the North American Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-B) of North American and its Subsidiaries. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the North American Disclosure Schedule, is referred to herein as a “North American Contract,” and neither North American nor any of its Subsidiaries has received notice of, nor do any executive officers of such entities know of, any violation of any North American Contract.

      (b) (i) Each North American Contract is valid and binding and in full force and effect, (ii) North American and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each North American Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of North American or any of its Subsidiaries under any such North American Contract.

3.13     Agreements with Regulatory Agencies.

      North American is not subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 3.13 of the North American Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has North American been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.14     Environmental Matters.

      (a) Each of North American and the Subsidiaries is in compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials (as hereinafter defined), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials;

      (b) There is no suit, claim, action, proceeding, investigation or notice pending or, to the knowledge of North American, threatened (or past or present actions or events that could form the basis of any such suit, claim, action, proceeding, investigation or notice), in which North American or any North American Subsidiary has been or, with respect to threatened suits, claims, actions, proceedings, investigations or notices may be, named as a defendant (x) for alleged material noncompliance (including by any predecessor), with any environmental law, rule or regulation or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by North American or any North American Subsidiary, or to the knowledge of North American, relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by North American or any North American Subsidiary;

      (c) During the period of North American’s or any North American Subsidiary’s ownership or operation of any of its properties, there has not been any material release of Hazardous Materials in, on, under or affecting any such property.

      (d) To the knowledge of North American, neither North American nor any North American Subsidiary has made or participated in any loan to any person who is subject to any suit, claim, action, proceeding, investigation or notice, pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any environmental law, rule or regulation, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such person on any property securing such loan.

      (e) For purposes of this section 3.14, the term “Hazardous Material” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance (in each such case, other than small quantities of such substances in retail containers) regulated under any applicable environmental or public health statute, law, ordinance, rule or regulation.

3.15     Reserves for Losses.

      All reserves or other allowances for possible losses reflected in North American’s financial statements referred to in Section 3.6 as of and for the year ended December 31, 2002 and the quarter ended March 31, 2003, complied with all Laws and are adequate under GAAP. North American has not been notified by the FDIC, the CSBD or North American’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of North American in establishing its reserves for the year ended December 31, 2002 and the quarter ended March 31, 2003, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC, the CSBD or North American’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of North American. North American has previously furnished Webster with a complete list of all extensions of credit and other real estate owned (“OREO”) that have been classified by any bank or trust examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. North American agrees to update such list no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1. All OREO held by North American is being carried net of reserves at the lower of cost or net realizable value.

3.16     Properties and Assets.

      Section 3.16 of the North American Disclosure Schedule lists (i) all real property owned by North American and each North American Subsidiary; (ii) each real property lease, sublease or installment purchase arrangement to which North American or any North American Subsidiary is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which North American or any North American Subsidiary is a party; and (iv) all items of North American’s or any North American Subsidiary’s tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $10,000 or more. Except for (a) items reflected in North American’s consolidated financial statements as of December 31, 2002 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with North American’s or any North American Subsidiary’s use and enjoyment of owned or leased real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6 above), and (d) items listed in Section 3.16 of the North American Disclosure Schedule, North American and each North American Subsidiary have good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. North American and each North American Subsidiary, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them, and neither North American nor any North American Subsidiary has experienced any material uninsured damage or destruction with respect to such properties since December 31, 2002. All properties and assets used by North American and each North American Subsidiary are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect or scheduled to come into effect. North American and each North American Subsidiary enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which North American or any North American Subsidiary is a party are valid and binding obligations in accordance with the terms thereof. Neither North American nor any North American Subsidiary is in material default with respect to any such lease, and there has occurred no default by North American or any North American Subsidiary or event which with the lapse of time or the giving of notice, or both, would constitute a material default under any such lease. There are no Laws, conditions of record, or other impediments which materially interfere with the intended use by North American or any North American Subsidiary of any of the property owned, leased, or occupied by them.

3.17     Insurance.

      Section 3.17 of the North American Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by North American and any North American Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds (or other insurance policies and bonds that have, from time to time, in respect of the nature of the risks insured against and amount of coverage provided, been substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of North American and any North American Subsidiary) are in full force and effect and have been in full force and effect since their respective dates of inception. As of the date hereof, neither North American nor any North American Subsidiary has received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by North American and North American Subsidiaries is and will continue to be, in respect of the nature of the risks insured against and the amount of coverage provided, sufficient for compliance by North American and the North American Subsidiaries with all requirements of Law and agreements to which North American or any of the North American Subsidiaries is subject or is party, and is, to North American’s knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of North American and the North

American Subsidiaries. True, correct and complete copies of all such policies and bonds reflected at Section 3.17 of the North American Disclosure Schedule, as in effect on the date hereof, have been delivered to Webster.

3.18     Compliance with Applicable Laws.

      Each of North American and any North American Subsidiary has complied in all material respects with all Laws applicable to it or to the operation of its business. Neither North American nor any North American Subsidiary has received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.

3.19     Loans.

      As of the date hereof:

      (a) All loans owned by North American or any North American Subsidiary, or in which North American or any North American Subsidiary has an interest, comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder.

      (b) All loans owned by North American or any North American Subsidiary, or in which North American or any North American Subsidiary has an interest, have been made or acquired by North American in accordance with board of director-approved loan policies and all of such loans are collectable, except to the extent reserves have been made against such loans in North American’s consolidated financial statements at March 31, 2003 referred to in Section 3.6 hereof. Each of North American and each North American Subsidiary holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by North American and each North American Subsidiary are with full recourse to the borrowers (except as set forth at Section 3.19(b) of the North American Disclosure Schedule), and each of North American and any North American Subsidiary has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.19(b) of the North American Disclosure Schedule, all loans purchased or originated by North American or any North American Subsidiary and subsequently sold by North American or any North American Subsidiary have been sold without recourse to North American or any North American Subsidiary and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of March 31, 2003 prepared by North American and each North American Subsidiary, which reports include all loans delinquent or otherwise in default, have been furnished to Webster. True, correct and complete copies of the currently effective lending policies and practices of North American and each North American Subsidiary also have been furnished to Webster.

      (c) Except as set forth at Section 3.19(c) of the North American Disclosure Schedule each outstanding loan participation sold by North American or any North American Subsidiary was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including North American or any North American Subsidiary) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to North American or any North American Subsidiary for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. North American and any North American Subsidiary have properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

      (d) North American and each North American Subsidiary have properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it.

      (e) Section 3.19(e) of the North American Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other person covered by Regulation O of the FRB.

3.20     Affiliates.

      Each director, executive officer and other person who is an “affiliate” (within the meaning of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”)) of North American is listed at Section 3.20 of the North American Disclosure Schedule.

3.21     Fairness Opinion.

      North American has received an opinion from Bank Analysis to the effect that, in its opinion, the consideration to be paid to shareholders of North American hereunder is fair to such shareholders from a financial point of view (the “Fairness Opinion”), and Bank Analysis has consented to the inclusion of the Fairness Opinion in the Proxy Materials.

3.22     North American Information.

      The information relating to North American and its Subsidiaries provided by North American herein and to be provided by North American to be contained in the Proxy Materials do not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. The Proxy Materials (except for the portions thereof relating solely to Webster or any of its Subsidiaries, as to which North American makes no representation or warranty) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.23     Labor and Employment Matters.

      To North American’s Knowledge, and except as set forth in Section 3.23 (a) of the North American Disclosure there are no labor or collective bargaining agreements to which North American or any North American Subsidiary is a party, (b) there is no labor organization or union that is certified or recognized as the collective bargaining representative for any employees of North American or any North American Subsidiary, (c) no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board against, or with respect to, employees of North American or any North American Subsidiary, and neither North American nor any North American Subsidiary has received any notice or communication reflecting an intention or a threat to file any such complaint or petition, (d) there are not, and in the preceding twelve (12) months have not been, any strikes or concerted refusals to work or any threats thereof by any employee of North American or any North American Subsidiary, and (e) no claim has been asserted with respect to North American or any North American Subsidiary asserting a violation of present law or regulation relating to employee relations that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF WEBSTER

      Webster, on behalf of itself and its wholly-owned subsidiary, Webster Bank, hereby makes the following representations and warranties to North American as set forth in this Article IV, each of which is being relied upon by North American as a material inducement to enter into and perform this Agreement.

4.1     Corporate Organization.

      (a) Webster is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Webster has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. Webster is duly registered as a savings and loan holding company with the OTS under the HOLA. The Certificate of Incorporation and Bylaws of Webster, copies of which have previously been made available to North American, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

      (b) As of the date of this Agreement, Webster Bank is a federal savings bank chartered by the OTS under the laws of the United States with its main office in the State of Connecticut. Webster Bank has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. The Charter and Bylaws of Webster Bank, copies of which have previously been made available to North American, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

4.2     Capitalization.

      (a) The authorized capital stock of Webster consists of 200 million shares of Webster Common Stock, of which 45,506,970 shares were issued (net of 3,889,839 shares held in the treasury) at March 31, 2003 and 3,000,000 shares of serial preferred stock, par value $.01 per share (“Webster Preferred Stock”), 14,000 of which are designated as Series C Preferred Stock, none of which were outstanding at March 31, 2003. At such date, there were options outstanding to purchase 3,265,009 shares of Webster Common Stock. All of the issued and outstanding shares of Webster Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and upon issuance in accordance with the terms hereof, the Shares will be duly authorized and validly issued, and fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth above, Webster does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Webster Common Stock or Webster Preferred Stock or any other equity of Webster or any securities representing the right to purchase or otherwise receive any shares of Webster Common Stock or Webster Preferred Stock, other than pursuant to the Webster Rights Agreement.

      (b) All of the outstanding shares of Webster Bank Common Stock are owned by Webster free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to ownership thereof.

4.3     Authority; No Violation.

      (a) Webster has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, subject to receipt of the required regulatory approvals specified herein, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Webster. No other corporate proceedings on the part of Webster are necessary to approve this Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by Webster and (assuming due authorization, execution and delivery by North American) will constitute valid and binding obligations of Webster, enforceable against Webster in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally.

      (b) Webster Bank has full corporate power and authority to execute and deliver the Plan of Bank Merger and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. The execution and delivery of the Plan of Bank Merger and the consummation of the transactions contemplated thereby have been duly and validly approved by the Board of Directors of Webster Bank and by Webster as the sole shareholder of Webster Bank. All corporate proceedings on the part of Webster Bank necessary to consummate the transactions contemplated thereby have been taken. The Plan of Bank Merger, upon execution and delivery by Webster Bank, will be duly and validly executed and delivered by Webster Bank and will (assuming due authorization, execution and delivery by North American) constitute a valid and binding obligation of Webster Bank, enforceable against Webster Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

      (c) Neither the execution and delivery of this Agreement by Webster and Webster Bank or the Plan of Bank Merger by Webster Bank, nor the consummation by Webster, of the transactions contemplated hereby or thereby, nor compliance by Webster or Webster Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Webster or the Charter or By-Laws of Webster Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any Laws applicable to Webster, Webster Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Webster or Webster Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Webster or Webster Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4     Regulatory Approvals.

      (a) Except for (i) the filing of applications, notices or waiver requests, as applicable, with the FRB under the BHCA, the OTS under HOLA, the Bank Merger Act, and the OTS regulations, the CSBD and approval of such applications and notices; (ii) the filing of any required applications or notices with the CSBD and the FDIC as to the subsidiaries of North American Bank which become subsidiaries of Webster Bank and approval of such applications and notices; (iii) the State Banking Approvals; (iv) the filing of the Proxy Materials with the FDIC; (v) the approval of this Agreement by the requisite vote of the shareholders of North American, (vi) the filing of the Plan of Bank Merger with the Connecticut Secretary of State pursuant to Connecticut law; (vii) the filing of the Plan of Bank Merger with the Connecticut Commissioner of Banking and the CSBD; (viii) the registration under the Securities Act of the shares of Webster Common Stock to be issued in the Merger; and (ix) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and, if applicable, the securities or antitrust laws of any foreign country; and (x) the filings required by the Plan of Bank Merger, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Webster of this Agreement, (2) the consummation by Webster of the Merger and the other transactions contemplated hereby, (3) the execution and delivery by Webster Bank of the Plan of Bank Merger, and (4) the consummation by Webster Bank of the transactions contemplated by the Plan of Bank Merger except for such consents, approvals or filings the failure of which to obtain will not have a material adverse effect on the ability of North American to consummate the transactions contemplated thereby, and except insofar as the foregoing may be effected as a result of Webster Bank converting to a national association.

      (b) Webster hereby represents to North American that it has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 4.4(a) cannot be obtained or granted on a timely basis.

4.5     Agreements with Governmental Agencies.

      Neither Webster nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Webster, nor Webster Bank been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.6     Legal Proceedings.

      (a) Neither Webster nor any of its Subsidiaries is a party to any, and there are no pending or, to Webster’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Webster or any of its Subsidiaries in which, to Webster’s knowledge, there is a reasonable probability of any material recovery against or other material effect upon Webster or any of its Subsidiaries or which challenge the validity or propriety of the transactions contemplated by this Agreement, the Plan of Bank Merger as to which there is a reasonable probability of success.

      (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Webster, any of its Subsidiaries or the assets of Webster or any of its Subsidiaries.

4.7     Webster Information.

      The information relating to Webster and its Subsidiaries to be provided by Webster to be contained in the Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Materials (except for the portions thereof relating solely to North American or any of its Subsidiaries, as to which Webster makes no representation or warranty) will comply in all material respects with the provisions of the Securities Act, Exchange Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1     Covenants of North American

      During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement and the Plan of Bank Merger or with the prior written consent of Webster, North American and each North American Subsidiary shall carry on their respective businesses in the ordinary course consistent with past practices and consistent with prudent banking practices. North American will use its best efforts to (x) preserve its business organization and that of each North American Subsidiary intact, (y) keep available to itself and Webster the present services of the employees of North American and each North American Subsidiary and (z) preserve for itself and Webster the goodwill of the customers of North American and each North American Subsidiary and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in the North American Disclosure Schedule or as otherwise contemplated by this Agreement or consented to by Webster in writing, North American shall not, and shall not permit any North American Subsidiary to:

      (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock (except for the payment of regular quarterly cash dividends by North American not to exceed $.02 per share on the North American Common Stock with declaration, record and payment dates corresponding to the quarterly dividends paid by North American during its fiscal year ended December 31, 2002 and except that any North American Subsidiary may declare and pay dividends and distributions to North American); provided, however, that under no circumstances shall North American declare, set aside or pay any dividends if it would result in the holders of North American Common Stock receiving more than four cash dividend payments in fiscal 2003 or more than one cash dividend payment per quarter in fiscal 2004;

      (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the North American Stock Plan in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement; or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of North American or any North American Subsidiary, or any securities convertible into or exercisable for any shares of the capital stock of North American or any North American Subsidiary;

      (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of North American Common Stock pursuant to stock options or similar rights to acquire North American Common Stock granted pursuant to the North American Stock Plan and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;

      (d) amend its Charter, By-Laws or other similar governing documents;

      (e) directly or indirectly, and will instruct its officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives, (collectively, “Representatives”) not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal (as defined in Section 9.13 hereof), or enter into or maintain discussions or negotiate with any person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of North American or any of its subsidiaries to take any such action, and North American shall use its reasonable best efforts to cause the Representatives of North American and the North American Subsidiaries not to take any such action, and North American shall promptly notify Webster if any such inquiries or proposals are made regarding a Competing Proposal, and North American shall keep Webster informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the stockholders of North American shall have adopted and approved this Agreement in accordance with Connecticut law, nothing contained in this Section 5.1(e) shall prohibit the Board of Directors of North American from (i), in connection with a Superior Competing Transaction (as defined in Section 9.13 hereof), furnishing information to, or entering into discussions or negotiations with, any person that makes an unsolicited bona fide proposal to acquire North American pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of North American, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is required for the Board of Directors of North American to comply with its fiduciary duties to stockholders imposed by Connecticut law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person, North American provides written notice to Webster to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, (C) prior to furnishing such information to such person, North American receives from such person an executed confidentiality agreement with terms no less favorable to North American than those contained in the Confidentiality Agreement by and between Webster and North American, dated as of March 13, 2003 (the “Confidentiality Agreement”), and (D) North American keeps Webster informed, on a current basis, of the status and details of any such discussions or negotiations; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act;

      (f) make capital expenditures aggregating in excess of $10,000;

      (g) enter into any new line of business;

      (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;

      (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Plan of Bank Merger, except, in every case, as may be required by applicable law;

      (j) change its methods of accounting in effect at December 31, 2002 except as required by changes in GAAP or regulatory accounting principles;

      (k) (i) except as required by applicable law or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between North American or any North American Subsidiary and one or more of its current or former directors or officers, (ii) increase in any manner the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.12 of this Agreement, or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.12 of this Agreement of compensation or benefits, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.12 of this Agreement of compensation or benefits, other than normal annual cash increases in pay, consistent with past practice and not exceeding 4% of such employee’s base salary or wage, (v) hire any new employee at an annual compensation in excess of $24,000, (v) pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, (vi) promote to a rank of vice president or more senior any employee, or (vii) pay any retention or other bonuses to any employees;

      (l) except for short-term borrowings with a maturity of six months or less in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money (other than deposit liabilities), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for accepting, negotiating and paying checks and payment orders in the ordinary course of its banking business;

      (m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;

      (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;

      (o) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of North American or any North American Subsidiary;

      (p) incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing policies, and which would not change the risk profile of North American based on its existing deposit and lending policies;

      (q) purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation or the sale of OREO on a basis consistent with past practices;

      (r) originate (i) any loans except in accordance with existing North American lending policies and practices, (ii) residential mortgage loans in excess of $250,000, (iii) 30 year residential mortgage loans whose interest rate, terms, appraisal, and underwriting do not make them immediately available for sale in the secondary market, (iv) unsecured consumer loans in excess of $10,000, (v) commercial business loans in excess of $1,000,000 as to any loan or $1,000,000 in the aggregate as to related loans or loans to related persons, (vi) commercial real estate first mortgage loans in excess of $1,000,000 as to any loans or $1,000,000 in the aggregate as to related loans or loans to related borrowers, (vii) modifications and/or extensions of any commercial business or commercial real estate loans in the amounts set forth in (v) and (vi) above.

      (s) make any investments other than in Federal Funds and US Treasuries that have a maturity date that does not exceed three months;

      (t) sell or purchase any mortgage loan servicing rights;

      (u) North American shall take no actions that would prevent the transactions contemplated hereby from qualifying as a reorganization under section 368(a) of the Code; or

      (v) agree or commit to do any of the actions set forth in (a) - (u) above.

      The consent of Webster to any action by North American or any North American Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced by a writing signed by the President or any Executive Vice President of Webster.

5.2     Merger Covenants.

      Notwithstanding that North American believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, North American recognizes that Webster may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, North American and Webster shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, North American’s loan, accrual and reserve policies to those policies of Webster to the extent appropriate.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1     Regulatory Matters.

      (a) As promptly as reasonably practicable following the date hereof, Webster and North American shall cooperate in preparing and each shall cause to be filed with the FDIC mutually acceptable Proxy Materials which shall constitute the proxy statement-prospectus relating to the matters submitted to the North American stockholders at the stockholders meeting and Webster shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Webster Common Stock in the Merger (such as Form S-4, and any amendments or supplements thereto, the “Registration Statement”). The proxy statement-prospectus will be included as a prospectus in and will constitute a part of the Registration Statement-Prospectus as Webster’s prospectus. Each of Webster and North American shall use reasonable best efforts to have the Proxy Materials cleared by the FDIC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Webster and North American shall, as promptly as practicable after receipt thereof, provide the other party copes of any written comments and advise the other party of any oral comments, with respect to the Proxy Materials received from the FDIC or to the Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Materials and the Registration Statement prior to filing such with the FDIC and the SEC, respectively, and will provide each other with a copy of all such filings made with the FDIC and the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) of the Proxy Materials or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Proxy Materials, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Webster will use reasonable best efforts to cause the Proxy Materials to be mailed to North American stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Proxy Materials have been approved by the FDIC and the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Webster Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the FDIC for amendment of the Proxy Materials or any request by the SEC for amendment of the Registration Statement. If at any time prior to the Effective Time any information relating to Webster or North American, or any of their respective affiliates, officers or directors, should be discovered by Webster or North American, which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Materials so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the FDIC and the SEC and disseminated to the stockholders of North American.

      (b) The information regarding North American and its Subsidiaries to be supplied by North American for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      (c) The information regarding Webster and its Subsidiaries to be supplied by Webster for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      (d) Webster also shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of North American and Webster shall furnish all information concerning it and the holders of its Common Stock as may be reasonably requested in connection with any such action.

      (e) Prior to the Effective Time, Webster shall notify the New York Stock Exchange of the additional shares of Webster Common Stock to be issued by Webster in exchange for the shares of North American Common Stock.

      (f) Webster will prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). North American shall cooperate with Webster to effect the foregoing. North American and Webster shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to North American or Webster, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.

      (g) Webster and North American shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (defined in Section 7.1(b) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

6.2     Access to Information.

      (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, North American shall accord to the officers, employees, accountants, counsel and other representatives of Webster, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, North American shall make available to Webster (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its business, properties and personnel as Webster may reasonably request. Webster shall receive notice of all meetings of the North American Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all North American representatives to such meetings are required to be provided notice). A representative of Webster shall be permitted to attend all meetings of the Board of Directors (except for the portion of such meetings which relate to the Merger or a Superior Competing Transaction (“Confidential Matters”) of North American or as may be necessary or appropriate in order to preserve attorney client privilege) and such meetings of committees of the Board of Directors and management of North American which Webster desires. Webster will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.

      (b) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

      (c) North American shall provide Webster with true, correct and complete copies of all financial and other information provided to directors of North American in connection with meetings of their Boards of Directors or committees thereof.

6.3     Shareholder Meeting.

      North American shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders within 40 days after the Proxy Materials are approved for use for the purpose of voting upon the approval of this Agreement and the Merger (the “Special Meeting”). Management and the Board of Directors of North American shall recommend to North American’s shareholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that North American shall not be obligated to recommend or oppose, as the case may be, if the Board of Directors of North American determines in accordance with the terms of this Agreement to enter into a Superior Competing Transaction; provided further, however, that notwithstanding anything to the contrary in the foregoing, North American shall hold its Special Meeting in accordance with the time period specified in the first sentence of this Section 6.3.

6.4     Legal Conditions to Merger.

      Each of Webster and North American shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by North American or Webster in connection with the Merger and the other transactions contemplated by this Agreement.

6.5     Employees.

      (a) To the extent permissible under the applicable provisions of the Code and ERISA, except with respect to the North American Bank & Trust Company Pension Plan for purposes of crediting periods of service for eligibility to participate, entitlement to benefits and vesting, but not for pension benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) and employee welfare benefit plans (within the meaning of ERISA Section 3(1)) maintained by Webster or Webster Bank, as applicable (other than Webster’s Employee Stock Ownership Plan), individuals who are employees of North American or any North American Subsidiary at the Effective Time and who become eligible to participate in such plans will be credited with periods of service with North American or any North American Subsidiary (or with any predecessor to North American or any North American Subsidiary, to the extent such service is credited for such purposes under the corresponding Plan) before the Effective Time as if such service had been with Webster or Webster Bank, as applicable.

      (b) If required by Webster in writing and delivered to North American not less than five business days before the Closing Date, North American and each North American Subsidiary, as applicable, shall, on or before the day immediately preceding the Closing Date, terminate the North American Bank & Trust Company 401(k) Savings Plan and any other Plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (collectively, the “401(k) Plans”) and no further contributions shall be made to any 401(k) Plan after such termination or shall cause such 401(k) Plans to be merged into the Webster 401(k) Plan. North American shall provide to Webster (i) certified copies of resolutions adopted by the Board of Directors of North American or such North American Subsidiary (or other such party as may be authorized, under the terms of the Plan, to amend and terminate the Plan), as applicable, authorizing such termination or merger of the 401(k) Plans and (ii) an executed amendment to each 401(k) Plan in form and substance reasonably satisfactory to Webster to conform the plan document for such Plan with all applicable requirements of the Code, and regulations thereunder, with regard to termination or merger of the 401(k) Plans, or otherwise relating to the tax-qualified status of such 401(k) Plans. Webster and Webster Bank will not be obligated to make any matching or other employer contributions to any 401(k) Plan after the Merger. Obligations of Webster or any Webster Subsidiary, with regard to any 401(k) Plan, shall be limited to those actions which are necessary to terminate or merge such 401(k) Plan (with the exception of the return of any amounts forfeited under any 401(k) Plan due to the termination of such 401(k) Plan).

      (c) After the Effective Time, except to the extent that Webster or its Subsidiaries continues Plans in effect, employees of North American or any of the North American Subsidiaries who become employed by Webster or any of the Webster Subsidiaries will be eligible for employee benefits that Webster or such Webster Subsidiary, as the case may be, provides to its employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such employees, provided that nothing in this Agreement shall require any duplication of benefits. Webster will or will cause Webster Bank to (i) give credit to employees of North American and North American Subsidiaries, with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under the employee welfare benefit plans (within the meaning of Section 3(1) of ERISA) of Webster or Webster Bank, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable employee welfare benefit plans of North American or North American Subsidiaries and to waive preexisting condition limitations to the same extent waived under the corresponding Plan.

      (d) After Merger, Webster and each relevant Webster Subsidiary will honor, without modification, and perform the obligations of North American under, the contracts, plans and arrangements listed in Section 6.5(d) and 3.12 of the North American Disclosure Schedule.

      (e) Webster shall retain each of the employees listed on Section 6.5(e) of the North American Disclosure Schedule and shall make commercially reasonable efforts to employee all other employees of North American in either their current positions or in other positions within Webster or Webster Bank. North American employees who are terminated by Webster within six months following the Closing Date shall be eligible for benefits under the Webster Bank Employee Severance Plan, provided that such persons shall receive at least a minimum of 13 weeks base salary for severance, other terms of such Plan notwithstanding.

6.6     Indemnification.

      (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of North American (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of North American or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable law and the Charter and Bylaws of North American as in effect on the date hereof. It is understood and agreed that after the Effective Time, Webster shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law and the Certificate of Incorporation and Bylaws of Webster as in effect on the date hereof (subject to change as required by law), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Webster; provided, however, that (1) Webster shall have the right to assume the defense thereof and upon such assumption Webster shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Webster elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Webster and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Webster, and Webster shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Webster shall be obligated pursuant to this paragraph to pay for only one firm of counsel for each Indemnified Party, (3) Webster shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) Webster shall not be obligated pursuant to this paragraph to the extent that a final judgment determines that any such losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement are as a result of the gross negligence, willful misconduct or malfeasance of the Indemnified Party. Webster shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) Webster would be permitted to advance such expenses pursuant to the Delaware General Corporation Law (“DGCL”) and Webster’s Certificate of Incorporation or Bylaws, and (ii) Webster receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by Webster pursuant to the DGCL and Webster’s Certificate of Incorporation or Bylaws. Any Indemnified Party wishing to claim indemnifi cation under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Webster thereof; provided, however, that the failure to so notify shall not affect the obligations of Webster under this Section 6.6 except to the extent such failure to notify materially prejudices Webster. Webster’s obligations under this Section 6.6 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Webster shall require any successor to expressly assume its obligations under this Section 6.6(a).

      (b) Webster shall purchase for the benefit of the persons serving as executive officers and directors of North American immediately prior to the Effective Time and who are, as of the date of this Agreement, individually covered by a directors’ and officers’ liability insurance policy, a similar directors’ and officers’ liability insurance coverage for at least three years after the Effective Time, under either North American’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than Webster’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such executive officers and directors in their capacity as such (“Tail Insurance”); provided however, that in no event shall Webster be required to expend pursuant to this Section 6.6(b) more than an amount equal to $50,000 to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, North American agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.

6.7     Subsequent Interim and Annual Financial Statements.

      As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth fiscal quarter, as to which the time period shall be 90 days), North American will deliver to Webster its Quarterly Reports on Form 10-QSB and Annual Reports on Form 10-KSB, as filed with the FDIC.

6.8     Additional Agreements.

      In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and Webster’s and North American’s Subsidiaries shall take all such necessary action as may be reasonably requested by Webster.

6.9     Advice of Changes.

      Webster and North American shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by North American with the covenants set forth in Section 5.1 hereof.

6.10     Current Information.

      During the period from the date of this Agreement to the Effective Time, North American will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Webster and to report the general status of the ongoing operations of North American. North American will promptly notify Webster of any material change in the normal course of business or in the operation of the properties of North American and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving North American, and will keep Webster fully informed of such events.

6.11     Execution and Authorization of Plan of Bank Merger.

      Prior to the Effective Time, Webster and North American each shall cause Webster Bank and North American, respectively, to execute and deliver the Plan of Bank Merger, in substantially the form at Exhibit A.

6.12     Transaction Expenses of North American.

      (a) North American has provided at Section 6.12(a) of the North American Disclosure Schedule its estimated budget of transaction-related expenses reasonably anticipated to be payable by North American in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals.

      (b) Promptly after the execution of this Agreement, North American shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. North American shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.

      (c) North American shall advise Webster monthly of all out-of-pocket expenses which North American has incurred in connection with this transaction.

      (d) North American, in reasonable consultation with Webster, shall make all arrangements with respect to the printing and mailing of the Proxy Materials. North American shall, if Webster reasonably deems necessary, also engage a proxy solicitation firm to assist in the solicitation of proxies for its Special Meeting. North American agrees to cooperate as to such matters.

ARTICLE VII

CONDITIONS PRECEDENT

7.1     Conditions to Each Party’s Obligation To Effect the Merger.

      The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) Shareholder Approvals.

      This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least two thirds of the outstanding shares of North American Common Stock.

          (b) Other Approvals.

      All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). No Requisite Regulatory Approval shall contain a non-customary condition that materially alters the benefits for which Webster bargained in this Agreement.

          (c) Proxy Materials.

      The Proxy Materials shall have been cleared or approved by the FDIC and the Registration Statement shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (d) No Injunctions or Restraints; Illegality.

      No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an

“Injunction”) contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.

7.2     Conditions to Obligations of Webster.

      The obligation of Webster to effect the Merger is also subject to the satisfaction or waiver by Webster at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties.

      The representations and warranties of North American set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Webster shall have received a certificate signed on behalf of North American by each of the President and Chief Executive Officer and the Chief Financial Officer of North American to the foregoing effect.

          (b) Performance of Covenants and Agreements of North American

      North American shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Webster shall have received a certificate signed on behalf of North American by each of the President and Chief Executive Officer and the Chief Financial Officer of North American to such effect.

          (c) Consents under Agreements.

      The consent, approval or waiver of each person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b) hereof) whose consent or approval shall be required in order to permit the succession by the Surviving Institution pursuant to the Merger to any obligation, right or interest of North American under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained except for those, the failure of which to obtain, will not result in a Material Adverse Effect on North American or the Surviving Institution.

          (d) No Pending Governmental Actions.

      No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

          (e) No Material Adverse Change.

      There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of North American or any North American Subsidiary (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would have a Material Adverse Effect on North American

          (f) Accountant’s Comfort Letter.

      North American shall have caused to be delivered on the respective dates thereof to Webster “comfort letters” from Shatswell, MacLeod & Company, P.C., North American’s independent public accountants, dated the date on which the Proxy Materials or last amendment thereto shall be approved for use, and dated the date of the Closing (defined in Section 9.1 hereof), and addressed to Webster and North American, with respect to North American’s financial data presented in the Proxy Materials, which letters shall be based upon Statements on Auditing Standards Nos. 72 and 76.

          (g) Federal Tax Opinion.

      Unless Webster shall have elected to pay solely cash consideration in the Merger pursuant to Section 8.1(i), Webster shall have received from Hogan & Hartson L.L.P., Webster’s special counsel, an opinion in form and substance reasonably satisfactory to Webster, substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the time of such opinion, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and, to the extent such counsel deems necessary or appropriate, may rely upon representations made in certificates of officers of North American, Webster, their respective affiliates and others.

7.3     Conditions to Obligations of North American

      The obligation of North American to effect the Merger is also subject to the satisfaction or waiver by North American at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties.

      The representations and warranties of Webster set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. North American shall have received a certificate signed on behalf of Webster by each of (i) either the Chairman and Chief Executive Officer or the President and (ii) the Chief Financial Officer of Webster to the foregoing effect.

          (b) Performance of Covenants and Agreements of Webster.

      Webster shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. North American shall have received a certificate signed on behalf of Webster by each of (i) either the Chairman and Chief Executive Officer or the President and (ii) the Chief Financial Officer of Webster to such effect.

          (c) Consents under Agreements.

      The consent or approval or waiver of each person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Webster is a party or is otherwise bound shall have been obtained.

          (d) No Pending Governmental Actions.

      No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1     Termination.

      This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of North American:

      (a) by mutual consent of Webster and North American in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

      (b) by either Webster or North American upon written notice to the other party (i) 30 days after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b), if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

      (c) by either Webster or North American if the Merger shall not have been consummated on or before June 30, 2004, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

      (d) by either Webster or North American (provided that the terminating party is not in breach of its obligations under Section 6.3 hereof) if the approval of the shareholders of North American hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

      (e) by either Webster or North American (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to have a Material Adverse Effect on the breaching party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

      (f) by either Webster or North American (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;

      (g) by Webster, if the management of North American or its Board of Directors, for any reason, (i) fails to call and hold within 40 days of the approval for use of the Proxy Materials a special meeting of North American’s shareholders to consider and approve this Agreement and the transactions contemplated hereby, (ii) fails to recommend to shareholders the approval of this Agreement and the transactions contemplated hereby, (iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement or (iv) violates Section 5.1(e) of this Agreement;

      (h) by Webster if North American has complied with Section 5.1(e) above, and North American has given written notice to Webster that North American desires to enter into a Superior Competing Transaction subject to termination of this Agreement in accordance with its terms, or that the Board of Directors has determined to change its recommendation in favor of the transactions contemplated hereby; provided, however, that such termination under this Section 8.1(h) shall not be effective unless and until North American shall have complied with the expense and breakup fee provisions of Section 9.3 below.

      (i) by the Board of Directors of North American, upon written notice to Webster at any time during the five-day period commencing two days after the Determination Date (as defined below), if both of the following conditions are satisfied: (i) the Average Closing Price shall be greater than 20 percent below the Starting Price; and (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price (the “Webster Ratio”) shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date (the “Index Ratio”), minus 0.20. Notwithstanding the foregoing, if North American elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Webster no later than seven days after the Determination Date; provided, however, that such notice of election to terminate may be withdrawn at any time within the aforementioned seven-day period. During the five-day period commencing with its receipt of such notice, Webster shall have the option to elect either (i) to increase the Stock Consideration paid with respect to Stock Election Shares to that the number of shares of Webster Common Stock such that the “Fair Market Value” (as defined below) of the Webster Common Stock issued in exchange for each share of North American Common Stock in the Merger will be the lowest possible amount (rounded to the nearest cent) that such Stock Election Shares would have otherwise received if North American could not have sought to terminate this Agreement pursuant to this Section 8.1(i); or (ii) to change the Merger Consideration to $11.25 per share of outstanding North American Common Stock. If Webster makes such an election within such five-day period, it shall give prompt written notice to North American of such election and of the revised Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified), and any references in this Agreement to Merger Consideration or the Stock Consideration or the Cash Consideration, as applicable, shall thereafter be deemed to refer to such amounts as adjusted pursuant to this Section 8.1(i) (and a corresponding modification shall be made to the Maximum Share Amount).

      For purposes of this Section 8.1(i), the following terms shall have the meanings indicated:

      “Average Closing Price” means the average of the daily last sale prices of Webster Common Stock as reported on the New York Stock Exchange for the thirty consecutive full trading days in which such shares are traded on the New York Stock Exchange ending at the close of trading on the Determination Date.

      “Average Index Price” means the average of the closing Index Prices for the 30 consecutive full trading days ending at the close of trading on the Determination Date.

      “Determination Date” means the date on which the final approval of the OTS or the Office of the Comptroller of the Currency, as applicable, required for consummation of the Merger shall be received.

      “Fair Market Value” means the average of the closing sale price per share of Webster Common Stock as reported by the New York Stock Exchange for the 30 consecutive full trading days ending on the trading day prior to the Determination Date.

      “Index Group” means the SNL Thrift Index for Publicly Traded Thrifts with assets greater than $250,000,000.

      “Starting Date” means the last full day on which the New York Stock Exchange was open for trading prior to the execution of this Agreement.

      “Starting Price” means the average of the closing sale price per share of Webster Common Stock as reported by the New York Stock Exchange for the 30 consecutive full trading days ending on the trading day prior to the Starting Date.

8.2     Effect of Termination.

      In the event of termination of this Agreement by either Webster or North American as provided in Section 8.1 hereof, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a) and Sections 8.2, 9.2 and 9.3 hereof shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.

8.3     Amendment.

      Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of North American; provided, however, that after any approval of the transactions contemplated by this Agreement by North American’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to North American shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4     Extension; Waiver.

      At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1     Closing.

      Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of Hogan & Hartson L.L.P., counsel to Webster, on a date and place specified by the Parties, which shall be no later than five business days after receipt of both the Requisite Regulatory Approvals and the approval of the shareholders of North American and Webster Bank, or on such other date, place and time as the parties may agree in writing (the “Closing Date”).

9.2     Nonsurvival of Representations, Warranties and Agreements.

      None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3     Expenses; Breakup Fee.

      All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Except as set forth herein, in the event that this Agreement is terminated by either Webster or North American by reason of a material breach pursuant to Sections 8.1(e) or (f) hereof or by Webster pursuant to Section 8.1(g) hereof, Webster or North American, as applicable, shall pay all documented, reasonable costs and expenses up to $300,000 incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated by Webster under Section 8.1(d) by reason of North American shareholders not having given any required approval, or in the event this Agreement is terminated by Webster by reason of a willful material breach pursuant to Sections 8.1(e) or (f) hereof, North American shall pay all documented, reasonable costs and expenses up to $300,000 incurred by Webster in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $2.0 million. In the event that this Agreement is terminated by North American by reason of a willful material breach pursuant to Sections 8.1(e) or (f) hereof, Webster shall pay all documented, reasonable costs and expenses up to $300,000 incurred by North American in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $2.0 million. In the event that this Agreement is terminated by Webster under Section 8.1(h), North American shall pay all documented, reasonable costs and expenses up to $300,000 incurred by Webster in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $2.0 million.

9.4     Notices.

      All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Webster, to:
      Webster Financial Corporation
      Webster Plaza
      Waterbury, Connecticut 06702
      Attn.: General Counsel

      with a copy (which shall not constitute notice) to:

      Hogan & Hartson L.L.P.
      Columbia Square
      555 Thirteenth Street, N.W.
      Washington, DC 20004-1109
Attn.: Stuart G. Stein, Esq.

      and

(b) if to North American, to:
      North American Bank & Trust Co.
      132 Grand Street, P.O. Box 2977
      Waterbury, CT 06723
      Attn.: Fielding Moore
            President and Chief Executive Officer

      with a copy (which shall not constitute notice) to:

      Cranmore, FitzGerald & Meaney
      49 Wethersfield Avenue
      Hartford, CT 06114
Attn.: J.J. Cranmore

9.5     Interpretation.

      When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

9.6     Counterparts.

      This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7     Entire Agreement.

      This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and those certain stockholder agreements dated as of even date herewith between Webster and the directors of North American named therein (the “North American Stock Agreements”).

9.8     Governing Law.

      This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law rules.

9.9     Enforcement of Agreement.

      The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10     Severability.

      Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.11     Publicity.

      Except as otherwise required by law or the rules of the New York Stock Exchange (or such other exchange on which the Webster Common Stock may become listed), so long as this Agreement is in effect, neither Webster nor North American shall, or shall permit any of Webster’s or North American’s Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, or the North American Stockholder Agreements without the consent of the other party, which consent shall not be unreasonably withheld. Webster and North American shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.

9.12     Assignment; Limitation of Benefits.

      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.6 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

9.13     Additional Definitions.

      In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

      “Affiliated Person”: any director, officer or 5% or greater shareholder, spouse or other person living in the same household of such director, officer or shareholder, or any company, partnership or trust in which any of the foregoing persons is an officer, 5% or greater shareholder, general partner or 5% or greater trust beneficiary.

      “Competing Proposal”: any of the following involving North American or any North American Subsidiary: any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase by such person of North American, any North American Subsidiary or any business line of North American that constitutes 15% or more of the net revenues, net income or assets of North American and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of North American or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of North American or any of its subsidiaries, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving North American or any of its subsidiaries, other than the transactions contemplated by this Agreement.

      “Knowledge”: with respect to any entity, refers to the actual knowledge of such entity’s directors and officers in the ordinary course of their duties in such positions.

      “Laws”: any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.

      “Material Adverse Effect”: with respect to Webster or North American, as the case may be, means a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon (A) the financial condition, results of operations, loans, securities, deposit accounts, business or properties of Webster or North American (other than as a result of (i) changes in laws or regulations or accounting rules of general applicability or interpretations thereof, or (ii) decreases in capital under Financial Accounting Standards No. 115 attributable to general changes in interest rates), or (B) the ability of Webster or North American to perform its obligations under, and to consummate the transactions contemplated by, this Agreement but shall not include North American’s obligations under any employment or severance agreement set forth in Section 3.12 of the North American Disclosure Schedule.

      “Subsidiary”: with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

      “Superior Competing Transaction”: any of the following involving North American or any North American Subsidiary: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of North American Common Stock then outstanding or all or substantially all the assets of North American, and otherwise on terms which the Board of Directors of North American, determines in its good faith judgment (based on the opinion of Bank Analysis, or another financial advisor of nationally recognized reputation) to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.

[SIGNATURES PAGE FOLLOWS]

      IN WITNESS WHEREOF, Webster, Webster Bank and North American have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

WEBSTER FINANCIAL CORPORATION
ATTEST:

By: /s/ HARRIET MUNRETT WOLFE Name: Harriet Munrett Wolfe Title: Executive Vice President General Counsel and Secretary	By: /s/ JAMES C. SMITH Name: James C. Smith Title: Chairman and Chief Executive Officer

NORTH AMERICAN BANK & TRUST COMPANY
ATTEST:

By: /s/ TIMOTHY F. SULLIVAN Name: Timothy F. Sullivan Title: Secretary	By: /s/ FIELDING MOORE Name: Fielding Moore Title: President and Chief Executive Officer

WEBSTER BANK
ATTEST:

By: /s/ HARRIET MUNRETT WOLFE Name: Harriet Munrett Wolfe Title: Executive Vice President, General Counsel and Secretary	By: /s/ JAMES C. SMITH Name: James C. Smith Title: Chairman and Chief Executive Officer

Appendix B

Fairness Opinion of Bank Analysis Center, Inc.

Wednesday, June 04, 2003

The Board of Directors

North American Bank and Trust Company
132 Grand Street
Waterbury, Connecticut 06702

SUBJECT:	Financial Evaluation Regarding the Terms of Fairness Pursuant to a Proposed Merger Between North American Bank and Trust Company and Webster Financial Corporation

Dear Members of the Board of Directors:

You have retained Bank Analysis Center, Inc. for the purpose of rendering a financial evaluation concerning the terms of fairness regarding a plan of merger (the “Merger”), between North American Bank and Trust Company (the “Bank”), and Webster Financial Corporation (“Webster”). This Merger proposes the exchange of the Bank’s common stock ($.01 par value) for a combination of cash and common shares of Webster equaling $11.25. In particular, shareholders of the Bank will receive 0.1503 shares of Webster common stock and $5.625 in cash for each share of the Bank’s common stock. However, shareholder may elect to receive solely cash in the amount of $11.25 per share or solely shares of Webster common stock at a ratio of 0.3007 shares of Webster common stock for each share of North American common stock, subject to certain minimum and maximum aggregate amounts of cash. The average closing price of Webster common stock for the last 30 days from the date of this letter was $37.42. The exact form of consideration received by shareholders will depend upon the proportions of common stock elected by the Bank’s shareholders, which must be between 50% and 75% of the total consideration paid. The reciprocal of the aggregate election of shareholders for common stock will be paid in cash. Pursuant to the Agreement and Plan of Merger by and among the Bank, Webster and Webster Bank (the “Agreement”), North American may terminate the merger if the price of Webster’s common stock falls below certain levels, unless Webster elects to increase the exchange ratio for common stock or changes the merger consideration to $11.25 per share for all shares of North American common stock.

In connection with providing an opinion of fairness, BAC has examined and relied upon, among other things, (1) certain financial reports filed with the Federal Deposit Insurance Corporation by the Bank and Webster for each of the last three calendar years ended December 2002 and also for the quarter ended March 31, 2003; (2) annual and quarterly reports to shareholders for the same period; and, in the case of Webster, (3) certain annual and quarterly filings to the Securities and Exchange Commission. In addition, BAC has relied upon and examined (4) recent terms relating to comparable mergers between other banking institutions, (5) stock market trends of the banking industry on a state-wide and national basis and (6) various financial and other information supplied to BAC by management of both the Bank and Webster, including (6a) the 2003 operating budgets and, for the Bank, future year financial projections, (6b) various schedules of non-performing assets and (6c) certain policies and procedures, including asset/liability management, loan policies et. al. and (6d) the findings and conclusions of reviews and examinations conducted by Federal and State bank regulatory authorities. Moreover, (7) BAC has held discussions with members of the senior management of both the Bank and Webster as to their respective operating history, as well as current and future business prospects. BAC has also (8) considered the current financial condition and operating performance of the Bank and Webster and the projected condition and operating performance of the Bank and Webster. Also in rendering an opinion of fairness concerning the terms of the Merger, BAC has (9) reviewed the Agreement and supporting materials.

B-1

In determining the financial fairness regarding the terms of the proposed merger, BAC has based its evaluation on certain generally accepted principles of investment analysis customary in the investment banking and consulting professions as applied to the banking industry.

In conducting its review and arriving at its opinion, BAC has a relied upon the accuracy and completeness of the financial and other information provided to it. Although BAC has undertaken a due diligence review of Webster and the Bank, BAC has not attempted to verify such information beyond reviewing the information mentioned above. Further BAC has not verified, appraised, or otherwise evaluated the assets and liabilities of the Bank or Webster. BAC assumes no responsibility for the accuracy and completeness of the financial information and other information it has relied upon.

In reliance upon, and subject to the foregoing, it is our opinion that as of the date hereof and based upon the terms of the Agreement, the terms of the Merger are fair, from a financial point of view, to the Bank and the shareholders of the Bank. In rendering this opinion, BAC has performed a six-fold test of financial fairness including (1) a discounted cash flow of future earnings, and also both annual and liquidating dividends; (2) an analysis of adjusted tangible book value of equity; (3) a risk adjusted capitalization of future dividends assuming their growth as in perpetuity; (4) a derived share price assuming an efficient market and using peer group parameters for stock market trading; (5) an evaluation of takeover price versus present stock market price; and (6) an evaluation of takeover price versus comparable bank merger/acquisition transactions of similarly sized and similarly situated institutions in the recent past. In each of these six cases, the per share purchase price of North American pursuant to the Agreement with Webster exceeded the valuation in each of the six tests described above.

Further, for those North American shareholders electing to receive consideration from Webster in the form of Webster common stock, BAC evaluated the equivalent earnings per share, dividends per share and book value per share that they would receive. In two of these three instances, the value to be received by North American shareholders electing to receive all or partial consideration in common stock of Webster was expected to be of superior value to what they would likely receive as shareholders of North American or in other proposed transactions with other potential buyers of North American.

Therefore, giving consideration to the fair value per share as measured by the six-fold test described above, as well as the impact on shareholders from receiving Webster common stock, BAC has determined that the transaction is fair, from a financial point of view, to the Bank and the shareholders of the Bank.

This opinion does not represent investment advice or a recommendation to the current stockholders of the Bank or Webster, or any other party regarding the valuation of the common shares of the Bank or Webster for potential purchase.

Sincerely yours,

/s/ Bank Analysis Center, Inc.

B-2

Appendix C

Sections 33-855 to 33-872 of the Connecticut Business Corporation Act

§ 33-855.     Definitions

As used in sections 33-855 to 33-872, inclusive:

      (1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive thereof. For purposes of subdivision (4) of subsection (b) of section 33-856, a person is deemed to be an affiliate of its senior executives.

      (2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

      (3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for purposes of sections 33-862 to 33-872, includes the surviving entity in a merger.

      (4) “Fair value” means the value of the corporation’s shares determined: (A) Immediately before the effectuation of the corporate action to which the shareholder objects, (B) using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and (C) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the certificate of incorporation pursuant to subdivision (5) of subsection (a) of section 33-856.

      (5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

      (6) “Preferred shares” means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

      (7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

      (8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer and any individual in charge of a principal business unit or function.

      (9) “Shareholder” means both a record shareholder and a beneficial shareholder.

§ 33-856.     Right to appraisal

      (a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

      (1) Consummation of a merger to which the corporation is a party (A) if shareholder approval is required for the merger by section 33-817 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (B) if the corporation is a subsidiary and the merger is governed by section 33-818;

      (2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

      (3) Consummation of a disposition of assets pursuant to section 33-831 if the shareholder is entitled to vote on the disposition;

      (4) An amendment of the certificate of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

      (5) Any other merger, share exchange, disposition of assets or amendment to the certificate of incorporation to the extent provided by the certificate of incorporation, the bylaws or a resolution of the board of directors.

      (b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4) of subsection (a) of this section shall be limited in accordance with the following provisions:

      (1) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is: (A) Listed on the New York Stock Exchange or the American Stock Exchange or designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (B) not so listed or designated but has at least two thousand shareholders and the outstanding shares of such class or series has a market value of at least twenty million dollars, exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten per cent of such shares.

      (2) The applicability of subdivision (1) of this subsection shall be determined as of: (A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or (B) the day before the effective date of such corporate action if there is no meeting of shareholders.

      (3) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

      (4) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where:

      (A) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

      (i) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty per cent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

      (ii) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of twenty-five per cent or more of the directors to the board of directors of the corporation; or

      (B) Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

      (i) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action; or

      (ii) Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 33-783; or

      (iii) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

      (5) For the purposes of subdivision (4) of this subsection, “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided a member of a National Securities Exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

      (c) Notwithstanding any other provision of this section, the certificate of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the certificate of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

      (d) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be the exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not the shareholder proceeds as provided in sections 33-855 to 33-872, inclusive.

§ 33-857.     Assertion of rights by nominees and beneficial owners

      (a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

      (b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder: (1) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subparagraph (B) of subdivision (2) of subsection (b) of section 33-862; and (2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§§ 33-858, 33-859.     Reserved for future use

§ 33-860.     Notice of appraisal rights

      (a) If proposed corporate action described in subsection (a) of section 33-856 is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under sections 33-855 to 33-872, inclusive. If the corporation concludes that appraisal rights are or may be available, a copy of sections 33-855 to 33-872, inclusive, must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

      (b) In a merger pursuant to section 33-818, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section 33-862.

§ 33-861.     Notice of intent to demand payment

      (a) If proposed corporate action requiring appraisal rights under section 33-856 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares: (1) Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated, and (2) must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

      (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under sections 33-855 to 33-872, inclusive.

§ 33-862.     Appraisal notice and form

      (a) If proposed corporate action requiring appraisal rights under subsection (a) of section 33-856 becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1) of subsection (b) of this section to all shareholders who satisfied the requirements of section 33-861. In the case of a merger under section 33-818, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

      (b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than ten days after such date and shall:

      (1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not those shares for which appraisal rights are asserted were acquired before that date, and (B) that the shareholder did not vote for the transaction;

      (2) State:

      (A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph (B) of this subdivision;

      (B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form under subsection (a) of this section are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

      (C) The corporation’s estimate of the fair value of the shares;

      (D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (B) of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

      (E) The date by which the notice to withdraw under section 33-863 must be received, which date must be within twenty days after the date specified in subparagraph (B) of this subdivision; and

      (3) Be accompanied by a copy of sections 33-855 to 33-872, inclusive.

§ 33-863.     Perfection of rights. Right to withdraw

      (a) A shareholder who receives notice pursuant to section 33-862 and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1) of subsection (b) of said section. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under section 33-867. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subparagraph (B) of subdivision (2) of subsection (b) of section 33-862. Once a shareholder deposits the shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, the shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

      (b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subparagraph (E) of subdivision (2) of subsection (b) of section 33-862. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

      (c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 33-862, shall not be entitled to payment under sections 33-855 to 33-872, inclusive.

§ 33-864.     Repealed

§ 33-865.     Payment

      (a) Except as provided in section 33-867, within thirty days after the form required by subparagraph (B) of subdivision (2) of subsection (b) of section 33-862 is due the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 33-863 the amount the corporation estimates to be the fair value of their shares, plus interest.

      (b) The payment to each shareholder pursuant to subsection (a) of this section shall be accompanied by:

      (1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any;

      (2) A statement of the corporation’s estimate of the fair value of the shares which estimate must equal or exceed the corporation’s estimate given pursuant to subparagraph (C) of subdivision (2) of subsection (b) of section 33-862; and

      (3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section 33-868 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under sections 33-855 to 33-872.

§ 33-866.     Repealed

§ 33-867.     After-acquired shares

      (a) A corporation may elect to withhold payment required by section 33-865 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1) of subsection (b) of section 33-862.

      (b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by subparagraph (B) of subdivision (2) of subsection (b) of section 33-862 is due, notify all shareholders who are described in subsection (a) of this section:

      (1) Of the information required by subdivision (1) of subsection (b) of section 33-865;

      (2) Of the corporation’s estimate of fair value pursuant to subdivision (2) of subsection (b) of section 33-865;

      (3) That such shareholders may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand payment under section 33-868;

      (4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within thirty days after receiving the offer; and

      (5) That those shareholders who do not satisfy the requirements for demanding payment under section 33-868 shall be deemed to have accepted the corporation’s offer.

      (c) Within ten days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2) of subsection (b) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

      (d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2) of subsection (b) of this section to each shareholder described in subdivision (5) of subsection (b) of this section.

§ 33-868.     Procedure if shareholder dissatisfied with payment or offer

      (a) A shareholder paid pursuant to section 33-865 who is dissatisfied with the amount of the payment must notify the corporation in writing of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate, plus interest, less any payment under section 33-865. A shareholder offered payment under section 33-867 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

      (b) A shareholder who fails to notify the corporation in writing of the shareholder’s demand to be paid the shareholder’s stated estimate of the fair value of the shares plus interest under subsection (a) of this section within thirty days after receiving the corporation’s payment under section 33-865 or offer of payment under section 33-867 waives the right to demand payment under this section and shall be entitled only to the payment made under section 33-865 or the payment offered under section 33-867.

§§ 33-869, 33-870.     Reserved for future use

§ 33-871.     Court action

      (a) If a shareholder makes demand for payment under section 33-868 which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 33-868 plus interest.

      (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation’s principal office or, if none, its registered office in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the principal office or registered office of the domestic corporation that merged with the foreign corporation was located at the time of the transaction.

      (c) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

      (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

      (e) Each shareholder made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares, or (2) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 33-867.

§ 33-872.     Court costs and counsel fees

      (a) The court in an appraisal proceeding commenced under section 33-871 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

      (b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive; or (2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive.

      (c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

      (d) To the extent the corporation fails to make a required payment pursuant to section 33-865, 33-867 or 33-868, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

Appendix D

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C. 20549

Form 10-KSB

☑	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the fiscal year ended December 31, 2002

OR

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the transition period from to

FDIC Certificate Number: 22586-0

The North American Bank & Trust Company

Connecticut	06-0893814
(State of Incorporation)	(IRS Employer Identification No.)

132 Grand Street

Waterbury, Connecticut 06702

Telephone: (203) 573-4961

Securities registered under Section 12(b) of the Exchange Act:

None

Securities registered under Section 12(g) of the Exchange Act:

Common Stock par value $.01 per share.

      Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☑ No ☐

      Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment of this Form 10-KSB. ☑

      For the year ended December 31, 2002, the total revenues for North American Bank & Trust Company were $12,917,000.

      At March 18, 2003 the aggregate market value of the shares outstanding of Common Stock held by non-affiliates of the registrant, was $5,787,010.

      The number of shares outstanding of the Registrant’s Common Stock, $.01 par value, was 2,575,000 at March 18, 2003.

      Transitional Small Business Disclosure Format (check one):

      Yes ☐                    No ☑

TABLE OF CONTENTS

Part I
Item 1	Description of Business	D-	3
Item 2	Description of Property	D-	11
Item 3	Legal Proceedings	D-	12
Item 4	Submission of Matters to a Vote of Security Holders	D-	12
Part II
Item 5	Market for Common Equity and Related Stockholder Matters	D-	12
Item 6	Management’s Discussion and Analysis	D-	13
Item 7	Financial Statements	D-	28
Item 8	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	D-	28
Part III
Item 9	Directors and Executive Officers of the Registrant	D-	28
Item 10	Executive Compensation	D-	31
Item 11	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters	D-	33
Item 12	Certain Relationships and Related Transactions	D-	35
Item 13	Exhibits, List and Reports on Form 8-K	D-	35
Item 14	Controls and Procedures	D-	36
SIGNATURES		F-	28
CERTIFICATIONS		F-	30

North American Bank & Trust Company

Form 10-KSB Annual Report

For the Fiscal Year Ended December 31, 2002

PART I

ITEM 1.     DESCRIPTION OF BUSINESS.

General.

      The North American Bank & Trust Company (the “Bank”) was incorporated in the State of Connecticut in 1973. The main and executive offices are located at 132 Grand Street, Waterbury, Connecticut.

      Prior to September 1994, the Bank was a wholly-owned subsidiary of North American Bancorporation, Inc. (the “Company”), a Delaware corporation, that was incorporated on July 22, 1981, at the direction of Bank. In 1994, the Company and Bank consummated a merger (the “Merger”) whereby the Company and the Bank merged into a single banking entity, leaving the Bank as the remaining entity. Pursuant to the Merger all issued and outstanding shares of the Company’s common stock were converted on a one-for-one basis into shares of common stock of the Bank.

      The Bank maintains a wholly-owned subsidiary, North American Financial Services, Inc. which as of December 31, 2002 was inactive.

Description of Business.

      The Bank maintains its executive offices in Waterbury, Connecticut. At December 31, 2002, the Bank operated out of 9 offices. The Bank maintains full service offices in the towns or cities of Bristol, Monroe, Stratford, Waterbury (3), Wethersfield, Wolcott (2). At December 31, 2002, the Bank had net loans of $113,097,000, deposits of $145,575,000 and total assets of $193,588,000.

      The Bank is a full service commercial bank and offers the services generally performed by commercial banks of similar size and character, including checking, savings, and time deposit accounts, safe deposit boxes, secured and unsecured personal and commercial loans, residential and commercial real estate loans and letters of credit. The Bank’s deposit accounts are competitive in the current environment and include money market accounts and a variety of interest and noninterest-bearing transaction accounts. The Bank provides these services to a diverse range of customers and does not rely on any one depositor for a significant percentage of the total deposits of the Bank. Management believes that the business of the Bank will continue to be broad-based and will not depend on the business of one or a few customers, the loss of any or all of which could materially and adversely affect its business.

      The Bank is a community-oriented banking institution dedicated to providing personalized service. The Bank believes that its efforts to develop and maintain professional, personalized service with a wide array of products and services will enhance its ability to obtain and service the small to medium-sized desirable commercial credits in its market area. The Bank’s profitability and its financial condition could be impacted by the continuing implementation of this strategy.

      The lending policy of the Bank is designed to correspond with its mission as a community-oriented bank. The loan policy sets forth accountability for lending functions in addition to standardizing the underwriting, credit and documentation procedures. The typical loan customer is an individual or small business that has a deposit relationship. The Bank strives to provide an appropriate mix in its loan portfolios of commercial loans and loans to individual consumers.

      The Bank originates a variety of consumer loans, such as short-term demand loans and dealer-originated loans on mobile homes and used automobiles. In 1999, management began de-emphasizing dealer loans in favor of traditional commercial lending to small businesses in need of financing of facilities and other business purposes. The vast majority of consumer loans are made on a secured basis. Interest rates charged on consumer loans are primarily determined by competitive loan rates offered in the Bank’s lending areas. The primary risk associated with consumer lending is the borrower’s ability to repay. Such loans are typically made for small amounts, which provides for risk diversification.

      The Bank’s portfolio of commercial loans includes various products. The Bank’s target market, with respect to commercial lending, consists of businesses with annual sales up to five million dollars. Commercial mortgages are granted on owner-occupied and investment properties up to 75% of the lesser of the cost or appraised value of the property. Short-term business loans are made on a demand basis to finance various cash needs of customers. Construction and land development financing is available to qualified borrowers for development of sub-divisions or single-family residences. Financing for capital expenditures, such as equipment, is provided on an amortizing basis for terms up to five years or more. The Bank offers revolving credit lines and commercial letters of credit primarily used for performance bonding.

      As noted above the Bank’s deposits are insured by the FDIC and are primarily invested in investment securities and loans to borrowers within the Bank’s market area. The Bank is a member of the Federal Home Loan Bank through the Federal Home Loan Bank of Boston (“FHLBB”). The FHLBB encourages and supports residential mortgage lending by allowing member banks to borrow money long-term at favored rates based on certain lending ratios and the ownership of shares in the FHLBB.

      Fee income is generated through traditional deposit related services, such as checking account charges, overdraft fees, stop payment and returned item fees. Currently, the Bank maintains an automated teller machine (“ATM”) network consisting of nine (9) terminals, which also generates fee income. The servicing of loans sold on the secondary market and the rental of safe deposit boxes to customers also provide fee revenues.

Competition and General Business Conditions.

      The banking business in Connecticut remains intensely competitive. The Bank competes with other mid-sized, or “community banks,” and other commercial banks, mutual savings banks, savings and loan associations, credit unions, consumer finance companies and other non-bank institutions, such as insurance companies, brokerage firms, and investment companies in its market area. The principal methods of competing effectively in the financial services industry include improving customer service through the quality and range of services provided, improving efficiencies and pricing services competitively.

      One outgrowth of the competitive environment discussed above has been significant consolidation within the financial services industry on a global, national and regional level. Many of these competitors, by virtue of their size and resources, may enjoy certain efficiencies and competitive advantages over the Bank in the pricing, delivery, and marketing of their products and services. The continued growth of large institutions and the potential for large out-of-area banking organizations to enter the local banking market may increase opportunities for efficiently operated, service-oriented, community-based banking organizations to serve customers which large organizations do not serve well or which do not want to bank with such institutions.

      In addition, the Bank continues to implement strategic initiatives focused on expanding its core businesses and to explore, on an ongoing basis, other opportunities to improve the quality and scope of services offered. The Bank analyzes each opportunity in the context of customer demands, competitive advantages, industry dynamics and growth potential. The Bank believes that to be successful, community banks must be able to offer their customers competitive products and services of their own initiation or through strategic alliances and contractual relationships with third parties. While offering desired products and services is important in attracting and maintaining customer relationships, the delivery of such products in a convenient, friendly, professional and responsive manner is essential to the success of a community bank. The Bank’s management team and staff continue to strive to meet the needs of customers and the community with innovative products and friendly, responsive service at convenient locations.

      As in the past, the Bank’s future earnings may be affected by changes in the prevailing interest rates, as well as competition, other financial market developments and regulatory controls beyond the control of the Bank’s management.

      The Bank had 93 employees as of December 31, 2002, 82 of which were full-time and 11 of which were part-time. Management considers the relationships with employees of the Bank to be good.

Regulation and Supervision.

      As a Connecticut-chartered commercial bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (“FDIC”), the Bank is subject to regulation and supervision by both the Connecticut Banking Commissioner and the FDIC. The Bank also is subject to certain regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). This governmental regulation is intended primarily to protect depositors and the FDIC’s Bank Insurance Fund, not stockholders.

Connecticut Regulation

      The Connecticut Banking Commissioner regulates the Bank’s internal organization as well as its deposit, lending and investment activities. The approval of the Connecticut Banking Commissioner is required for, among other things, the establishment of branch offices and business combination transactions. The Connecticut Banking Commissioner conducts periodic examinations of the Bank. Many of the areas regulated by the Connecticut Banking Commissioner are subject to similar regulation by the FDIC.

      Connecticut banking laws grant banks broad lending authority — subject to certain limited exceptions. Total loans made to any one obligor generally may not exceed 15% of the Bank’s capital, surplus, undivided profits and loss reserves.

      The Bank is prohibited by Connecticut banking law from paying dividends except from its net profits, which are defined as the remainder of all earnings from current operations. The total of all dividends declared by the Bank in any calendar year may not, unless specifically approved by the Connecticut Banking Commissioner, exceed the total of its net profits for that year combined with its retained net profits of the preceding two years.

      Under Connecticut banking law, no person may acquire the beneficial ownership of more than 10% of any class of voting securities of a bank chartered by the State of Connecticut or having its principal office in Connecticut or a bank holding company thereof, or after obtaining 10%, increase its ownership to 25% or more, without the prior notification of and lack of disapproval by the Connecticut Banking Commissioner.

      Any state-chartered bank meeting statutory requirements may, with the approval of the Connecticut Banking Commissioner, establish and operate branches in any town or towns within the state.

      The Connecticut Interstate Banking Act permits Connecticut banks to engage in stock acquisitions of, and mergers with, depository institutions in other states with reciprocal legislation. All of the other New England states, and a majority of the other states, have enacted reciprocal legislation. Federal interstate banking legislation extended this interstate bank holding company acquisition authority nationwide as of September 1996.

FDIC Regulation

      As with all state-chartered FDIC-insured banks, the Bank is subject to extensive supervision and examination by the FDIC and also is subject to FDIC regulations regarding many aspects of their business, including types of deposit instruments offered and permissible methods for acquisition of funds.

      Under the FDIC’s risk-based capital requirements, all FDIC-insured banks are required to maintain minimum levels of “capital” based upon an institution’s total “risk-weighted assets.” For purposes of these requirements, “capital” is comprised of both Tier 1 capital and Tier 2 capital. Tier 1 capital consists primarily of common stock and limited amounts of perpetual preferred stock. Tier 2 capital consists of the allowance for loan losses (subject to certain limitations), certain preferred stock, subordinated debt and convertible securities. In determining total capital, the amount of Tier 2 capital may not exceed the amount of Tier 1 capital. A bank’s total “risk-weighted assets” are determined by assigning the bank’s assets and off-balance sheet items (e.g., letters of credit) to one of four risk categories based upon their relative credit risk. Under the regulations, the greater the risk associated with an asset, the greater the amount of such asset that will be subject to the capital requirements.

      Generally FDIC-insured banks are required to maintain minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively. At December 31, 2002, the Bank’s Tier 1 and total risk-based capital ratios were 10.0% and 11.3%, respectively, compared to 10.2% and 11.4% at December 31, 2001. Management believes that the Bank will remain in full compliance with applicable capital requirements.

      Under the leverage ratio requirement, adopted by the FDIC in 1991, all FDIC-insured institutions are required to maintain a ratio of common equity, excluding intangible assets, to total assets of at least 3.0% for the most highly rated institutions and 4.0% to 5.0% for most institutions. As of December 31, 2002, the Bank’s leverage capital ratio was 7.1%, compared to 8.0% as of December 31, 2001. Management believes that the Bank will remain in full compliance with applicable capital requirements including provisions of the Memorandum of Understanding which the Bank signed in December 2002 which require the Bank to maintain adequate capital and submit a capital plan if the Bank’s Tier 1 leverage ratio falls below 7.0%.

      The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), categorizes banks based on five separate capital levels and triggers certain mandatory and discretionary federal banking agency responses for institutions that fall below certain capital levels. These categories range from “well capitalized” for the most highly capitalized institutions to “critically undercapitalized” for the least capitalized institutions. A bank is categorized as “well capitalized” if it maintains a leverage capital ratio of at least 5%, a total capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 6%, and is not subject to a capital order or directive. Based on the Bank’s regulatory capital ratios at December 31, 2002, it is considered “well capitalized” as defined in federal banking agency regulations.

      FDICIA also restricts the ability of FDIC-insured State banks, such as the Bank, to acquire and retain equity investments. Generally, state banks may hold equity securities only to the extent permitted for national banks. However, FDICIA also permits certain state banks to acquire or retain equity investments in an amount up to 100% of Tier 1 capital in either (1) common or preferred stock listed on a national securities exchange, or (2) shares of a registered investment company. The Bank has been granted this exception.

      Pursuant to FDICIA, in December 1993, the FDIC issued a final rule concerning activities of FDIC-insured State banks. Under the final rule, an insured State bank must obtain the FDIC’s prior consent before directly, or indirectly through a majority-owned subsidiary, engaging “as principal” in any activity that is not permissible for a national bank unless one of the exceptions contained in the regulation applies. The final rule sets out application procedures for requesting FDIC’s consent; provides a phase-out period for activities that are not approved by the FDIC; and sets out conditions that may be imposed at the FDIC’s discretion when approving applications. The final rule has not had a material impact on the business of the Bank.

      Pursuant to FDICIA, in June 1998, the federal bank regulatory agencies issued final rules establishing standards for safety and soundness at FDIC-insured institutions and their holding companies. These rules became effective in August 1999. These standards formalize in regulation the fundamental standards used by the federal bank regulatory agencies to assess the operational and managerial qualities of an institution. The rules establish operational, managerial, asset quality and earnings standards for FDIC-insured banks and their holding companies and standards that prohibit as an unsafe and unsound practice the payment of compensation that is excessive or could lead to material financial loss to such institutions. These standards are designed to identify potential safety and soundness concerns and ensure that action is taken to address those concerns before they pose a risk to the deposit insurance funds.

      The Community Reinvestment Act (“CRA”) requires lenders to identify the communities served by the institution’s offices and to identify the types of credit the institution is prepared to extend within such communities. The FDIC conducts examinations of insured institutions’ CRA compliance and rates such institutions as “Outstanding,” “Satisfactory,” “Needs to Improve” or “Substantial Noncompliance.” As of

their last CRA examination, the Bank received a rating of “Satisfactory.” Failure to receive at least a “Satisfactory” rating may inhibit an institution from undertaking certain activities.

Deposit Insurance Assessments.

      The deposits of the Bank are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (“BIF”) and/or the Savings Association Insurance Fund (“SAIF”) administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (1) the bank’s capitalization and (2) supervisory evaluations provided to the FDIC by the institution’s primary U.S. federal regulator. Each insured bank’s insurance assessment rate is then determined by the risk category in which it is classified by the FDIC. Currently, the annual insurance premiums on bank deposits insured by the BIF and the SAIF vary between $0.00 per $100 of deposits, for banks classified in the highest category, to $0.27 per $100 of deposits for banks classified in the lowest category. The Deposit Insurance Funds Act provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF and SAIF-insured deposits) to pay for the cost of Financing Corporation (“FICO”) funding. The FDIC established the FICO assessment rates at $0.01184 per $100 annually for BIF-assessable deposits and $0.05920 per $100 annually for SAIF-assessable deposits. The FICO assessments do not vary depending upon a depository institution’s capitalization or supervisory evaluations. Under the risk-based insurance assessment, and at December 31, 2002, the Bank qualified for the second lowest applicable rate (or 3 basis points).

      FDIC insurance of deposits may be terminated by the FDIC, after notice and hearing, upon a finding by the FDIC that the insured institution has engaged in unsafe or unsound practices, or is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule or order of, or conditions imposed by, the FDIC. The Bank is not aware of any practice, condition or violation that might lead to termination of deposit insurance.

Certain Supervisory Matters.

      On December 19, 2002, the Bank entered into a Memorandum of Understanding (the “Memorandum”) by and between the Bank, the Banking Commissioner of the State of Connecticut and the Regional Director of the Boston Region of the FDIC. The Memorandum resulted from of an FDIC Examination of the Bank in the second quarter of 2002 which also resulted in the Bank’s designation by the FDIC as a “troubled” institution. A Memorandum of Understanding is an informal remedy designed to address supervisory concerns that do not warrant formal supervisory action. Under the Memorandum, the Bank is required to among other things (i) analyze and assess the Bank’s management and staffing needs; (ii) develop a written strategic plan; (iii) improve its funds management practices; and, (iv) develop a plan to improve asset quality and overall credit administration. Additionally, the Bank must maintain Tier 1 — Leverage Capital at or in excess of 7.0%. The Board established a compliance committee to monitor the Bank’s progress and foresees no problem in complying with the Memorandum and eliminating the basis for supervisory concern.

Effect of Governmental Policy.

      Banking is a business that depends in large measure on interest rate differentials. One of the most significant factors affecting the Bank’s earnings is the difference between (1) the interest rates paid by the Bank on its deposits and its other borrowings and (2) the interest rates received by the Bank on loans extended to its customers and securities held in its investment portfolio. The value and yields of its assets and the rates paid on liabilities are sensitive to changes in prevailing market rates of interest. Thus, the earnings and growth of the Bank will be influenced by general economic conditions, the monetary and fiscal policies of the federal government and policies of regulatory agencies, particularly the Federal Reserve Board. The nature and impact of any future changes in monetary policies cannot be predicted.

      The present bank regulatory climate is undergoing significant change, both as it affects the banking industry itself and as it affects competition between banks and non-banking financial institutions. There has been significant change in the regulation of and operations by savings associations, in the bank merger and acquisition area, in the products and services banks can offer, and in the non-banking activities in which bank holding companies can engage. In part as a result of these changes, banks are competing actively with other types of depository institutions and with non-bank financial institutions, such as money market funds, brokerage firms, insurance companies and other financial services enterprises. It is not possible at this time to assess what impact these changes in the regulatory climate ultimately will have on the Bank. Moreover, certain legislative and regulatory proposals that could affect the Bank and the banking business may be introduced, before the United States Congress, the Connecticut General Assembly and various governmental agencies. These proposals include measures that may alter further the structure, regulation and competitive relationship of financial institutions, and that may subject the Bank to increased regulation, disclosure and reporting requirements. In addition, the various banking regulatory agencies frequently propose rules and regulations to implement and enforce existing legislation. It cannot be predicted whether or not and in what form any legislation or regulations will be enacted or the extent to which the business of the Bank will be affected thereby.

Recent Legislation

      Under the Gramm-Leach-Bliley Act (the “GLB Act”), a bank holding company that elects to become a financial holding company may engage in any activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is (1) financial in nature, (2) incidental to any such financial activity, or (3) complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The GLB Act makes significant changes in U.S. banking law, principally by repealing the restrictive provisions of the 1933 Glass-Steagall Act. The GLB Act specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and any activity currently permitted for bank holding companies by the Federal Reserve Board under section 4(c)(8) of the Bank Holding Company Act.

      The GLB Act does not authorize banks or their affiliates to engage in commercial activities that are not financial in nature. A bank holding company may elect to be treated as a financial holding company only if all depository institution subsidiaries of the holding company are well capitalized, well managed and have at least a satisfactory rating under the Community Reinvestment Act. National banks are also authorized by the GLB Act to engage, through “financial subsidiaries,” in any activity that is permissible for a financial holding company (as described above) and any activity that the Secretary of the Treasury, in consultation with the Federal Reserve Board, determines is financial in nature or incidental to any such financial activity, except (1) insurance underwriting, (2) real estate development or real estate investment activities (unless otherwise permitted by law), (3) insurance company portfolio investments and (4) merchant banking. The authority of a national bank to invest in a financial subsidiary is subject to a number of conditions, including, among other things, requirements that the bank must be well managed and well capitalized (after deducting from the bank’s capital outstanding investments in financial subsidiaries). The GLB Act provides that state banks may invest in financial subsidiaries (assuming they have the requisite investment authority under applicable state law) subject to the same conditions that apply to national bank investments in financial subsidiaries.

      The GLB Act also contains a number of other provisions that will affect the Bank’s operations and the operations of all financial institutions. Provisions of the GLB Act also relate to the financial privacy of consumers, and the federal banking agencies have enacted regulations that limit the ability of banks and other financial entities to disclose non-public information about consumers to non-affiliated entities. These limitations require more disclosure to consumers, and in some circumstances, require consent by the consumer before information is allowed to be provided to a third party. At this time, complying with the GLB Act has not had a material effect on the financial condition or results of operations of the Bank.

Executive Officers of the Bank.

      The following table sets forth certain information on each executive officer of the Bank who is not a director:

Name, Age and	Officer of the
Position with the Bank	Bank Since	Principal Occupation During Past Five Years

Michael P. Paparella, 49 Executive Vice President	1999	Prior to employment with the Bank, Mr. Paparella was Senior Vice President and Senior Loan Officer of The Equity Bank, a wholly-owned subsidiary of New England Community Bancorp, Inc.
David A. Birkins, 40 Senior Vice President, Chief Financial Officer	1999	Prior to employment with the Bank, Mr. Birkins was a Vice President of New England Bank & Trust Company a wholly-owned subsidiary of New England Community Bancorp, Inc.

Statistical Disclosure Required Pursuant to Securities Exchange Act of 1934, Industry Guide 3.

      The statistical disclosures for a bank holding company required pursuant to Industry Guide 3, not contained in Item 6 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — contained herein, are presented on the following pages of this Report on Form 10-KSB:

		Page(s) of
	Item of Guide 3	This Report

II	Investment Portfolio	13
III	Loan Portfolio	14
V	Deposits	14
VI	Return on Equity and Assets	15

S.E.C. GUIDE 3 — ITEM II

INVESTMENT PORTFOLIO

      The following table presents the fair value of investments as of the end of each reported period:

	At December 31,

	2002	2001

	(Amounts in
	thousands)
Debt securities issued by the U.S. Treasury and other U.S. government agencies	$5,413	$7,674
Debt securities issued by the states of the United States and political subdivisions of the states	14,933	6,148
Mortgage-backed securities	28,471	25,381
Corporate debt securities	3,514	12,655
Preferred Equity Securities — U.S. Agency	8,596	8,014
Marketable equity securities	2,627	127

Total	$63,554	$59,999

      The following table presents maturities and weighted tax-equivalent average yields at December 31, 2002. The weighted average tax-equivalent yields were calculated based on the cost and effective yields to maturity of each security.

	Within		After One But		After Five But		After
	One Year		Within Five Years		Within Ten Years		Ten Years		Total

	(Amounts in thousands)
Debt securities issued by the U.S. Treasury and other U.S government agencies	$3,064	5.91%	$1,079	6.52%	$750	5.01%	$520	6.57%	$5,413	5.96%
Debt securities issued by the Political and States	0	0.00%	530	5.32%	6,863	6.51%	7,540	6.70%	14,933	6.57%
Mortgage-backed securities	3,482	4.29%	20,163	5.09%	4,826	4.62%	0	0.00%	28,471	4.91%
Corporate debt securities	516	6.47%	2,452	6.01%	546	6.43%	0	0.00%	3,514	6.14%
Preferred Equity Securities	0	0.00	0	0.00%	0	0.00%	8,596	4.58%	8,596	4.58%

	$7,062	5.15%	$24,224	5.25%	$12,985	5.70%	$16,656	5.57%	$60,927	5.42%

      Table excludes marketable equity securities with a fair value of $2,627,000

S.E.C. GUIDE 3 — ITEM III

LOAN PORTFOLIO

      Types of loans, net of unearned income and deferred costs, for the reporting period.

	At December 31,

	2002	2001

	(Amounts in thousands)
Commercial and financial	$18,111	$21,249
Real estate:
Construction	8,664	3,688
Residential	33,222	24,518
Commercial	50,064	45,898
Consumer	4,769	7,131

Loans outstanding	$114,830	$102,484

      The following table shows the maturity and sensitivity of the Bank’s loan portfolio outstanding as of December 31, 2002.

		After One
	One Year	Year Through	After Five
	or Less	Five Years	Years	Total Loans

	(Amounts in thousands)
Commercial and financial	$7,232	$7,567	$3,312	$18,111
Real estate:
Construction	6,739	1,876	49	8,664
Residential	8,546	7,963	16,713	33,222
Commercial	6,528	34,661	8,875	50,064
Consumer	455	1,234	3,080	4,769

Total Loans	$29,500	$53,301	$32,029	$114,830

      Of those loans due after one year or $85,330,000, approximately $41,724,000 have predetermined interest rates and $43,606,000 have floating or adjustable interest rates.

S.E.C. GUIDE 3 — ITEM V

DEPOSITS

      The following table sets forth the time remaining until maturity for time deposits in amounts of $100,000 and more:

3 months or less	$2,493
3 to 6 months	2,239
6 to 12 months	2,684
>12 months	2,402

Total	$9,818

S.E.C. GUIDE 3 — ITEM VI

RETURN ON EQUITY AND ASSETS

Years Ended December 31,	2002	2001

Return on average assets	0.60%	0.76%
Return on average equity	7.75%	8.85%
Dividend payout ratio	18.61%	0.00%
Equity to assets	7.39%	7.79%

ITEM 2.     DESCRIPTION OF PROPERTY.

      The Bank’s main office is located at 132 Grand Street, Waterbury, Connecticut. In addition to the main office, the Bank has branches in Bristol, Monroe, Stratford, Waterbury (2), Wethersfield and Wolcott (2). The Bank’s executive offices are also located at 132 Grand Street, Waterbury, Connecticut.

      During the year ended December 31, 2002, the aggregate rental expense paid by the Bank for all of its office properties was approximately $251,000. All properties are considered to be in good condition and adequate for the purposes for which they are used. The following table outlines all owned or leased property of the Bank at December 31, 2002.

Owned/
Location	Leased	Lease Expiration Date

1151 Stratford Avenue	Leased	Month-to-Month
Stratford
888 Farmington Avenue	Owned	N/A
Bristol
Route 111 at Grand Union Plaza	Leased	2004
Monroe
132 Grand Street	Owned	N/A
Waterbury
281 Meadow Street	Owned	N/A
Waterbury
326 Highland Avenue	Leased	2006
Waterbury
1776 Meriden Road	Owned	N/A
Wolcott
710 Wolcott Road	Owned	N/A
Wolcott
1160 Silas Deane Highway	Leased	2012
Wethersfield

ITEM 3.     LEGAL PROCEEDINGS.

      On December 24, 1999, the Bank, along with another banking institution, was sued in Connecticut Superior Court for the Judicial District of Milford, Connecticut by a Plaintiff alleging that in 1994, the Bank’s stock transfer function had wrongfully caused a stock certificate to be reissued in the name of an individual bank borrower in order to protect the Bank’s interest with respect to an outstanding loan to such borrower. See Tompkins v. Prime Bank, et al. (CV-99-0065035-S). The Plaintiff sought consequential and other monetary damages. In light of problems of proof, and in order to avoid the uncertainties of trial and additional potential legal expense, the Bank settled such claim for $50,000 on November 4, 2002 but accrued the costs for such settlement in the calendar quarter ended September 30, 2002.

ITEM 4.     SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

      No matters were submitted to a vote of security holders during the fourth calendar quarter of 2002.

PART II

ITEM 5.	MARKET FOR THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

      (a) Market Information. The Bank’s shares are traded on the OTC Bulletin Board® (“OTC”) market. The OTC is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities involving one or more broker dealers.

      To management’s best knowledge and belief, the following table denotes approximate “high and low” closing prices per quarter during the past two years. The quotations may reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	2002

	High	Low

1st Quarter	$7.22	$6.20
2nd Quarter	6.45	5.90
3rd Quarter	6.50	6.00
4th Quarter	6.50	6.05

	2001

	High	Low

1st Quarter	$6.00	$4.25
2nd Quarter	7.40	5.13
3rd Quarter	7.10	5.50
4th Quarter	6.98	4.87

      (b) Holders. As of December 31, 2002, there were 2,575,000 shares of the Bank’s Common Stock issued and outstanding that were held by approximately 1,540 shareholders of record.

      (c) Dividends. The Bank has paid a quarterly dividend of 2-cents per share since fourth quarter of 2001. Future dividends will be dependent upon earnings, general economic conditions, financial condition and earnings of the Bank, compliance with capital requirements, and any other factors that may be appropriate in determining dividend policy.

      (d) Securities Authorized for Issuance Under Equity Compensation Plans. Equity Compensation Plan information is provided in Item 11 of this Form 10-KSB.

ITEM 6.     MANAGEMENT’S DISCUSSION AND ANALYSIS.

Overview

      North American Bank & Trust Company (“NABT” or the “Bank”) reported net income for 2002 of $1,107,000 or 43 cents per diluted share compared to $1,153,000 or 45 cents per diluted share reported in 2001. Increases in both fully taxable equivalent (“FTE”) net interest income and noninterest income served to dampen the negative effect of significant increases in both provisions for loan losses and noninterest expenses. The return on average assets and return on average equity were 0.60% and 7.75%, respectively, in 2002, compared to 0.76% and 8.85%, respectively, in 2001.

      Net interest and dividend income on an FTE basis totaled $8,468,000 for 2002, compared to $7,183,000 for 2001. The 17.9% increase was principally attributable to growth in average investment securities and loans, which rose $6,724,000 and $24,046,000, respectively, in 2002. Meanwhile, the Bank’s net interest margin (defined as net interest income as a percentage of average earning assets) for 2002 equaled 4.87%, a decline from 5.02% in 2001. The drop is primarily attributable to the reduction in market rates in the second half of the year.

      Noninterest income amounted to $1,242,000 in 2002 — an increase of $89,000 compared to $1,153,000 in 2001. The 7.7% increase was primarily due to increased service charges on deposit accounts and other fees and commissions and charges which increased 23.3% and 45.3%, respectively.

      Noninterest expense totaled $7,244,000 in 2002, compared to $6,155,000 in 2001. The $1,089,000, or 17.7% increase primarily resulted from increased compensation expense which rose $572,000 and represented 52.5% of the total increase. The majority of the increase reflected new personnel and related support staff as well as the Bank’s new office in Wethersfield, which opened on July 31, 2002. Also reflecting the new branch, occupancy expense and furniture and equipment expense rose $177,000 and $46,000, respectively, in 2002 compared to 2001. In addition, during 2002 the Bank continued to upgrade its facilities and improve its service capability. The Bank’s efficiency ratio, which measures the relationship between current operating expenses and net revenues and excludes activities related to other real estate owned (“OREO”) properties, equaled 74.6% for 2002 compared to 72.9% for 2001.

      Loan growth, together with increases in potential problem assets and uncertainty in the economy, warranted provisions of $660,000 in reserves, compared to $325,000 in 2001. The reserves for loan losses amounted to $1,988,000 and equaled 186.3% of nonperforming assets and 1.73% of loans outstanding at December 31, 2002. This compares to 171.6% of nonperforming assets and 1.82% of loans outstanding at December 31, 2001. Nonperforming assets, which consist of nonaccrual loans and foreclosed real estate, were essentially unchanged at year-end and totaled $1,067,000, compared to $1,091,000 at December 31, 2001. The ratio of these assets to total assets equaled 0.55% and 0.63%, respectively, for each period.

      Gross loans at December 31, 2002, amounted to $115,085,000 compared to $102,833,000 at December 31, 2001, while total deposits amounted to $145,575,000 at December 31, 2002, compared to $130,027,000 at December 31, 2001.

      Shareholders’ equity rose $742,000 and amounted to $14,298,000 from $13,556,000 at December 31, 2001. Despite this increase, the $19,481,000 increase in total assets served to reduce the ratio of equity to assets to 7.4% at December 31, 2002, compared to 7.8% a year earlier.

      In the second quarter of 2002, the Bank underwent a safety and soundness examination. This examination, which was conducted by the Federal Deposit Insurance Corporation (“FDIC”) led to the Bank being designated to be a “troubled” institution and entering into a Memorandum of Understanding (the “Memorandum”) with the Banking Commissioner of the State of Connecticut and the Regional Director of the Boston Region of the FDIC on December 19, 2002. Under the Memorandum, the Bank is required to, among other things, (i) analyze and assess the Bank’s management and staffing needs; (ii) develop a written strategic plan; (iii) improve its funds management practices; and, (iv) develop a plan to improve asset quality and overall credit administration. Additionally, the Bank must maintain Tier 1 — Leverage Capital at or in excess of 7.00%. The Board established a compliance committee to monitor the Bank’s progress and foresees no problem in complying with the Memorandum and eliminating the basis for supervisory concern.

Income Statement Analysis

Net Interest Income

      For the following discussion, interest and dividend income is presented on an FTE basis — primarily by adjusting income and yields earned on tax-exempt interest received on certain securities to make them equivalent to income and yields earned on fully taxable investments.

	Years ended
	December 31,

	2002	2001

	(In thousands)
Interest and dividend income (financial statements)	$11,675	10,815
Tax equivalent adjustment	379	107
Interest expense	(3,586)	(3,739)

Net interest and dividend income — FTE	$8,468	7,183

      Net interest income, which is defined as the difference between interest earned on earning assets and interest paid on interest-bearing liabilities, represents the largest component of NABT’s operating income. The principal earning assets of the Bank are the loan portfolios — which are primarily comprised of loans to finance operations of businesses located within our market area, mortgage loans to finance the purchase or improvement of properties used by businesses and mortgage loans and personal loans to individuals. Representing more than one-third of the Bank’s earning assets in 2002, NABT’s investment portfolio continues to play an important part in the overall management of the Bank’s balance sheet. These funds are used to provide reserves and meet the liquidity needs of the Bank while providing a source of revenue.

      In 2002, net interest income increased $1,285,000, or 17.9%. The increase is due to a variety of factors including: (i) a sharp increase in average earning assets; (ii) an improved mix of earning assets, and, (iii) proactive liability pricing that aided in counter-balancing the 70 basis point(1) decrease in the yield on earning assets. The latter influence occurred against a backdrop of a weakening economy and a declining interest rate environment. After the dramatic easing campaign in 2001, the Federal Reserve Bank made a single 50 basis point easing in November 2002. As shown in the adjacent chart, a somewhat stable rate environment in the first half of 2002 gave way to a 100 basis point drop-off in intermediate rates (e.g., the benchmark 10-year Treasury Note) in the second half of 2002. With market rates at historically low levels, prepayment speeds on the Bank’s mortgage-backed assets (both loans and securities) picked up dramatically. With the cash flow from these assets being reinvested in increasing lower rate assets, the yield on earning assets fell accordingly.

      The following table sets forth information regarding (i) the total dollar amount of interest income from interest earning assets and the resultant average yields; (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost; (iii) net interest income; (iv) interest rate spread; and (v) net interest margin. As noted earlier, for purposes of the following tables and discussion, (i) income from interest-earning assets and net interest income is presented on an FTE basis, and (ii) nonaccrual loans have been included in the appropriate average balances, but unpaid interest on nonaccrual loans has not been included for purposes of determining interest income. Average balances are based on average daily balances.

(1) 100 basis points equal 1%.

Average Balance Sheets, Net Interest Margin and Interest Rate Spread

	Years ended December 31,

	2002			2001

		Interest			Interest
	Average	Earned/		Average	Earned/
	Balance	Paid	Rate	Balance	Paid	Rate

	(amounts in thousands)
Assets:
Interest-earning assets:
Federal funds sold	$2,532	$36	1.42%	$2,550	$105	4.12%
Investment securities	59,865	3,650	6.10%	53,141	3,470	6.53%
Loans	111,542	8,368	7.50%	87,496	7,347	8.40%

Total interest-earning assets	173,939	12,054	6.93%	143,187	10,922	7.63%
Allowance for loan losses	(1,972)			(1,748)
Cash & due from banks	6,730			6,072
Other assets	4,895			5,050

Total Assets	$183,592			$152,561

Liabilities and Equity:
Interest-bearing liabilities:
Regular savings deposits	$23,974	$233	0.97%	$22,859	$391	1.71%
NOW account deposits	22,433	86	0.38%	21,787	192	0.88%
Money market deposits	16,967	316	1.86%	13,948	465	3.33%

Total savings deposits	63,374	635	1.00%	58,594	1,048	1.79%
Time deposits	48,121	1,649	3.43%	45,332	2,201	4.86%
Short-term borrowings	3,187	33	1.00%	3,809	97	2.55%
Long-term debt	28,825	1,269	4.40%	8,436	393	4.66%

Total interest-bearing liabilities
	143,507	3,586	2.50%	116,171	3,739	3.22%
Demand deposits	25,248			23,191
Other liabilities	556			166

Total Liabilities	169,311			139,528
Equity	14,281			13,033

Total Liabilities & Equity	$183,592			$152,561

Net interest income		$8,468			$7,183

Net interest spread			4.43%			4.41%
Net interest margin			4.87%			5.02%

      Net interest margin, which represents the relationship between net interest income and average earning assets, is a measurement of how effectively the Bank manages the difference between the yield on earning assets and the rate paid on funds used to support those assets, as well as the overall mix of interest-earning assets and interest-bearing liabilities. Net interest margin is affected by several factors, including fluctuations in the overall interest rate environment, funding strategies of the Bank, the mix of interest earning assets, interest bearing liabilities and noninterest bearing liabilities. Changes in nonperforming assets, together with interest lost and recovered on those assets, also affect comparisons of net interest margin.

      In 2002, the Bank’s net interest margin compressed 15 basis points to 4.87% compared to 5.02% in 2001. Management was able to partially offset the effect of a dramatically lower interest rate environment by increasing the percentage of average earning assets to total average assets by 80 basis points, from 93.9% to 94.7%, and improving the mix of earning assets. As shown on the chart below, the latter improvement is largely related to reducing the percentage of Fed funds and investment securities into the characteristically higher-yielding loan portfolio.

Average Earning Asset Mix

	Year end December 31,

	2002		2001

	% of Earning Assets	Yield	% of Earning Assets	Yield

Federal funds sold	1.5%	1.42%	1.8%	4.12%
Investment securities	34.4%	6.10%	37.1%	6.53%
Loans	64.1%	7.50%	61.1%	8.40%

      Average investment securities increased $6,724,000 in 2002 due to the Bank’s efforts to improve the utilization of its capital while maintaining a relatively neutral interest-rate-sensitive position. The yield on investment securities declined 43 basis points as a result of a lower interest-rate environment. Average loans increased $24,046,000 to $111,542,000, or to a touch over 64% of average interest-earning assets in 2002, due primarily to the strong growth in commercial loans, principally in mortgages. Again, reflecting the lower rate environment in 2002, the yield on loan assets declined by 90 basis points to 7.50% from 8.40% in 2001.

      Average interest-bearing deposits, excluding time deposits, increased $4,780,000 to $63,374,000 in 2002, primarily the result of increased money market deposits. The cost of these interest-bearing deposits decreased to 1.00% in 2002 from 1.79% in 2001. The decrease largely reflects the lower rate environment. Average time deposits, which remain a primary funding source for the Bank, increased $2,789,000 while the rate declined 143 basis points in 2002. The decrease primarily reflects the lower rate environment, coupled with consumers’ preference for maintaining liquidity.

      Short-term borrowings (which primarily consist of customer repurchase agreements) decreased $622,000 in 2002 and averaged $3,187,000 compared to $3,809,000 in 2001. In addition to providing a source of funds, repurchase agreements allow NABT’s commercial deposit customers to earn interest on excess cash balances. Reflecting lower short-term interest in 2002 compared to 2001, the cost of these interest-bearing liabilities fell to 1.00% in 2002 compared to 2.55% the prior year. The $20,389,000 increase in average long-term borrowings is attributable to the Bank’s utilization of borrowings from the Federal Home Loan Bank of Boston (“FHLBB”) as a source for funding the growth in assets. The borrowings were done throughout the year and consisted of a variety of structures and maturities including reduced-rate advances originated through the FHLBB’s Community Development Advance (“CDA”) program. The CDA is for funding eligible affordable-housing, economic-development and mixed-use initiatives. (Please refer to the Borrowings caption under Financial Condition for more discussion of the Bank’s borrowings). At December 31, 2002, NABT’s FHLBB borrowings totaled $28,860,000 and the weighted average cost and maturity equaled 4.49% and 44 months, respectively.

Rate/Volume Analysis

      Changes in FTE net interest income between years is divided into two components — the change resulting from the change in average balances of interest earning assets and interest-bearing liabilities (or “volume”) and the change in the rates earned or paid (or “rate”) on these balances. The following table shows such changes by category due to changes in rate and volume. The change in interest income and interest expense that are attributable to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the absolute values of the changes due to volume and rate.

	Year ended December 31, 2002

		Change Due to
		Change in:
	Increase
	(Decrease)	Rate	Volume

	(amounts in thousands)
Interest-earning assets:
Federal funds sold	$(69)	$(68)	$(1)
Investment securities	180	(240)	420
Loans	1,021	(843)	1,864

Total interest income change	1,132	(1,151)	2,283

Interest-bearing liabilities:
Regular savings deposits	(158)	(176)	18
NOW account deposits	(106)	(112)	6
Money market deposits	(149)	(235)	86

Total savings deposits	(413)	(523)	110
Time deposits	(552)	(681)	129
Short-term borrowings	(64)	(51)	(14)
Long-term debt	876	(22)	899

Total interest expense change	(153)	(1,277)	1,124

Net interest income change	$1,285	$126	$1,159

      As shown above, the $1,285,000 increase in net interest income in 2002 is largely attributable to changes in volume, with changes in rates earned and paid largely offsetting each other. The aforementioned increase in average loans outstanding and investment securities served to increase interest income by $1,864,000 and $420,000, respectively. Conversely, the lower rate environment served to decrease interest income on those same assets by a combined $1,083,000. Meanwhile, the reduced rate earned on Fed funds (1.42% in 2002 versus 4.12% in 2001) served to reduce interest income by $68,000.

      Meanwhile, with the exception of time deposits and FHLBB borrowings — the latter of which became an important funding source as the Bank emphasized wholesale funding strategies in 2002 — changes in funding liabilities were principally impacted by reduced rates. Changes due to changes in rates on regular savings and NOW accounts amounted to $176,000 and $112,000, respectively. The $3,019,000 increase in average money market accounts, which is largely attributable to consumers’ seeking more safety and liquidity in response to weakness in the stock market, added $86,000 in interest expense in 2002. While average time deposits rose $2,789,000 in 2002, reduced rates paid on such liabilities served to reduce interest expense by a net $552,000 in 2002 compared to 2001. As noted above, FHLBB borrowings became an important alternative funding source in 2001. As noted earlier, the vast majority of these funds were utilized to support commercial mortgage origination. The additional volume of these liabilities served to increase interest expense by $899,000.

Noninterest Income

      2002 noninterest income amounted to $1,242,000, an increase of $89,000 or 7.7%, compared to the $1,153,000 recorded in 2001. While the majority of the increase in noninterest revenue resulted from traditional sources, income from the Bank’s investment planning services and income from the mortgage-banking operations rose significantly in 2002. Among other products and services, Access-24 was formally introduced into the marketplace in 2002. Access-24 is a family of products and services that provide customers with unlimited access to their accounts through our network of ATMs, Bank-by-Phone and the Internet at

NorthAmericanBank.com. Our proprietary Internet product provides consumers and business with unparalleled access and convenience to their accounts.

      For 2002, fees on deposit accounts rose $98,000 or 23.3%. Included in these fees are service charges on deposit accounts, which include deficient balance fees and transaction fees. The increase is attributable to a combination of increased volume and a reduced earnings credit rate used by commercial customers to offset fees. In addition, the increase was also attributable to (i) the refinement of the Bank’s product packaging and fee schedules to a more market-based approach and (ii) extensive cross selling of product offerings. Effective cross selling was supported by enhanced product features and functionality of the Bank’s core products as well as Access-24. Other fees and charges increased $96,000 or 45.3% and totaled $308,000 in 2002, compared to $212,000 in 2001.

      Investment securities portfolio activities produced a gain of $276,000 in 2002, compared to $325,000 in 2001. The gains in 2002 were primarily the result of efforts to reposition the Bank’s investment portfolio to reduce the credit, pre-payment and market-value volatility risk exposures while diversifying the Bank’s investment portfolio. In terms portfolio management, the Bank’s objective remains to maximize income consistent with the Bank’s liquidity and safety requirements, while providing a suitable balance of quality and diversification to the Bank’s overall mix of earning assets.

      All other income totaled $139,000 in 2002, compared to $195,000 in 2001. In the aggregate, noninterest income, excluding securities gains and losses, as a percent of total income was 10.6% and 9.7% in 2002 and 2001, respectively.

Noninterest Expense

      Total noninterest expense increased $1,089,000 and totaled $7,244,000 in 2002, compared to $6,155,000 in 2001. Salaries and benefits, the largest component of the noninterest expense, totaled $3,780,000 in 2002, compared to $3,208,000 in 2001, representing an increase of $572,000 or 17.8%. The increase is primarily due to an increase in the number of employees and increased benefit costs. These increases were tempered by a $42,000 increase in contra-expense related to SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Direct Costs of Leases.” Responding to higher building maintenance and property tax expense, together with the cost of an additional facility, occupancy expense rose $177,000 in 2002 and totaled $875,000 in 2002. Reflecting the aforementioned introduction of Access-24 Internet Banking, as well as other technology-based initiatives, equipment expense increased $46,000 in 2002.

      Outside services increased $59,000 in 2002 and totaled $381,000 compared to $322,000 in 2001. The increase was largely attributable to legal and consulting fees that rose $35,000 and $42,000, respectively. Both of foregoing items reflect the Bank’s efforts to address the problems which were criticized by bank supervisory agencies during the examination and which resulted in the Memorandum of Understanding.

      Expenses related to postage and supplies decreased $32,000 or 11.1% while insurance and assessments together fell $15,000 or 12.8%. Other expense increased by $340,000 and amounted to $1,305,000 in 2002 compared to $965,000 in 2001. One-third of the increase is attributable to the settlement of a complaint that had been filed against the Bank in 1999, together with the settlement of an action brought by the Housing and Urban Development Agency for incorrect and/or untimely processing of nonperforming loans in the mid-1990’s. Regarding former matter, the Bank, along with another banking institution, was sued in Connecticut Superior Court in the Judicial District of Milford, Connecticut by a Plaintiff alleging that in 1994, the Bank’s stock transfer function had wrongfully caused a stock certificate to be reissued in the name of an individual bank borrower in order to protect the Bank’s interest with respect to an outstanding loan to such borrower, in spite of, an alleged claim that the Bank had knowledge that the true ownership of such stock was in dispute. The Plaintiff sought consequential and other monetary damages. In light of problems of proof, and in order to avoid the uncertainties of a trial and additional potential legal expense, the Bank settled such claim for $50,000 on November 4, 2002. The balance of the increase in other expense resulted from a combination of increased employee placement fees, Internet banking fees, data processing and related depreciation. The latter increases were affected by continued investments in information technology, increased transaction volume and vendor rate increases.

Income Taxes

      In 2002, the Bank recognized income taxes of $320,000, compared to $596,000 in 2001. The effective tax rates were 22.4% and 34.1%, respectively for 2002 and 2001. The decrease in the effective tax rate is attributable to a number of factors, including an increased percentage of tax-exempt securities in the Bank’s investment portfolio.

Financial Condition

      Total assets increased to $193,588,000 at December 31, 2002, compared to $174,107,000 at December 31, 2001, an increase of $19,481,000 or 11.2%.

Balance Sheet Highlights

	As of December 31,

	2002	2001	Change

	(amounts in thousands)
Total assets	$193,588	$174,107	11.2%
Earning assets	180,487	163,932	10.1%
Securities (including FHLBB stock)	65,102	61,099	6.6%
Loans	115,085	102,833	11.9%
Total deposits	145,575	130,027	12.0%
Borrowings	28,860	24,018	20.2%
Equity	14,298	13,556	5.5%

Securities

      The securities portfolio equaled $63,554,000 at December 31, 2002, as compared to $59,999,000 at the prior year-end. Representing more than a third of the Bank’s earning assets, NABT’s investment securities portfolio plays a significant role in the management of the Bank’s balance sheet. The securities portfolio consists primarily of mortgage-backed securities, most of which are seasoned federal agency securities, agency securities and municipal securities. In addition, stock in the Federal Home Loan Bank of Boston rose $448,000 and equaled $1,548,000 at December 31, 2002. The vast majority of securities available for sale were rated AAA or equivalently rated. All of the Bank’s securities are classified as available for sale and carried at market value. Securities available for sale had an after-tax unrealized gain of $291,000 and $391,000 at December 31, 2002 and December 31, 2001, respectively. The decrease was primarily due to lower prevailing long-term rates at December 31, 2002.

Loans

      At December 31, 2002, NABT’s loan portfolio stood at $115,085,000, compared to $102,833,000 in 2001 — an increase of 11.9%. In the second full year of focusing purely on traditional commercial lending, versus the prior practice of originating higher risk loans (e.g., dealer-originated loans on mobile homes and used automobiles), total originations rose $9,304,000 and equaled $66,521,000, compared to $57,217,000 in the year earlier period.

      A certain degree of credit risk is inherent in the Bank’s loan portfolio. Credit risk is managed through the Bank’s credit function, which is designed to insure adherence to a high level of credit standards. NABT’s credit function provides a system of checks and balances for NABT’s credit-related activities by establishing and monitoring all credit-related policies and practices within NABT and insuring their uniform application. These activities are designed to provide for (i) a thorough analysis of applications for credit; (ii) continuous examinations of both outstanding and delinquent loans; and, (iii) an appropriate level of loan diversification. NABT endeavors to identify potential problem loans early, to take charge-offs promptly — based upon realistic assessment of likely losses — and to maintain adequate reserves for loan losses. In addition to being diversified by borrower, the Bank’s portfolio is diversified by industry and product.

Nonperforming Assets

      Nonperforming assets (“NPAs”) are assets on which income recognition, in the form of principal, and/or interest has either ceased or is limited, thereby reducing the Bank’s earnings. A prudent credit review and approval process is critical to the ability to reduce NPAs on a long-term basis. In addition to the negative impact on net interest income and credit losses, NPAs also increase operating expenses due to the costs associated with collection efforts.

      NPAs include nonaccrual loans and OREO, the latter of which the Bank had none at the end of both December 31, 2002 and 2001. Generally, loans are placed in nonaccrual status when they are past due greater than ninety days or the repayment of interest or principal is considered to be in doubt. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. In accordance with Statement of Financial Accounting Standard No. 114, as amended by SFAS 118, loans which are considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of the related collateral, by allocating a portion of the allowance to such loans. If these allocations cause the allowance for loan losses to require an increase, such increase is reported as a provision for loan losses and charged to expense. Loans are evaluated for impairment when payments are delinquent 90 days or more, or when management downgrades the loan classification to doubtful.

      OREO consists of properties acquired through foreclosure proceedings. These properties are recorded at the lower of the carrying value of the related loans, or the estimated fair market value, less estimated selling costs. Charges to the allowance for loan losses are made to reduce the carrying amount of loans to the fair market value of the properties, less estimated selling expenses upon reclassification as OREO. Subsequent reductions, if needed, are charged to operating income. In addition to NPAs, the asset quality of the Bank can be measured by the amount of the provision, charge-offs and several credit quality ratios presented in the discussion concerning Provision and Allowance for Loan Losses.

      NABT’s NPAs at December 31, 1998 through 2002 are presented below:

	As of December 31,

	2002	2001	2000	1999	1998

	(amounts in thousands)
Nonaccrual loans	$1,067	$1,090	$946	$2,442	$1,650
Other real estate owned	0	0	756	856	3,011

Total nonperforming assets	$1,067	$1,090	$1,702	$3,298	$4,661

      Following a 35.9% decline in 2001, NPAs were essentially unchanged in 2002 and equaled $1,067,000 at December 31, 2002, compared to $1,090,000 at December 31, 2001. As with the previous year-end, the Bank had no book-value OREO properties on its books. Management takes a conservative posture with respect to evaluating asset quality. The benefits of this methodology provide management with an early warning system for identifying potential problem loans and, more importantly, enabled it to be proactive in managing these relationships.

      Notwithstanding the foregoing, economic weakness served to dampen the improvement in the volume of under-performing or nonperforming loans in 2002. The majority of the weakness occurred with the previously noted portfolio of dealer loans — in particular, mobile home loans. At December 31, 2002, nonaccrual loans decreased a modest $23,000 and amounted to $1,067,000 at December 31, 2002. At December 31, 2002, nonaccrual loans as a percentage of net loans and NPA’s as a percentage of total assets were 0.9% and 0.6%, respectively, compared to 1.1% and 0.6%, respectively, at December 31, 2001. However, while nonperforming assets decreased, the overall level of risk in the portfolio increased as a result of an increase in potential problem assets.

      While there were no loans past due in excess of ninety days and accruing interest at December 31, 2002, at December 31, 2001 such loans amounted to $25,000. Although these loans are not included in our NPAs, management reviews these loans when considering risk elements to determine the overall adequacy of the loan loss reserve.

Delinquency Procedures

      Generally, when a borrower fails to make a required payment on a loan, the Bank will attempt to cure the delinquency by contacting the borrower. In the case of residential loans subject to late charges, a late notice is sent 15 days after the due date, at which time a late charge is assessed. If the delinquency is not cured by the 18th day, contact with the borrower is made by phone or a second notice is mailed. Additional written and oral contacts are made with the borrower between 30 and 60 days after the due date. In the event a real estate loan payment is past due for 90 days or more, management performs an in-depth review of the loan status, the condition of the property and circumstances of the borrower. Based upon the results of its review, management will decide whether to try to negotiate a repayment program with the borrower or initiate foreclosure proceedings. These loans are also typically placed on nonaccrual status. Delinquent consumer loans are handled in a similar manner, except that initial contact is made when the payment is 10 days past due. Personal contact is made when the loan becomes more than 15 days past due. Consumer loans, like residential loans, are placed on nonaccrual status when delinquent for more than 90 days.

Provision and Allowance for Loan Losses

      NABT’s allowance for loan losses represents amounts available for credit losses inherent in the existing loan portfolio. Management continually assesses the adequacy of their allowances for loan losses in response to current and anticipated economic conditions, specific problem loans, historical net charge-offs and the overall risk profile of their loan portfolios. Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of the loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the entire allowance is available for any loan charge-offs that occur. A loan is charged off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

      The following table summarizes the activity in the allowance for loan losses for the years ended December 31, 1998 through 2002. The allowance is maintained at a level consistent with identified loss potential and the perceived risk in the portfolio. It is not considered meaningful to allocate the allowance according to a geographic area as NABT’s market area is homogeneous and limited in size.

	Years ended December 31,

	2002	2001	2000	1999	1998

	(Amounts in thousands)
Loans charged-off:
Commercial and financial	$118	$25	$107	$897	$108
Real estate	401	40	248	1,076	204
Installment loans to individuals	107	75	176	285	25

Total charge-offs	626	140	531	2,258	337

Recoveries on loans charged-off:
Commercial and financial	29	17	15	77	16
Real estate	26	0	95	80	19
Installment loans to individuals	27	16	40	3	3

Total recoveries	82	33	150	160	38

Net loans charged-off	544	107	381	2,098	299

Provision charged to operations	660	325	230	2,402	659
Balance, at beginning of year	1,872	1,654	1,805	1,501	1,141

Balance, at end of year	$1,988	$1,872	$1,654	$1,805	$1,501

Ratio of net charge-offs during the period to average loans outstanding during the period	0.49%	0.12%	0.49%	2.33%	0.31%
Ratio of allowance for loan losses to total loans	1.73%	1.82%	2.03%	2.20%	1.59%
Ratio of allowance for loan losses to nonaccrual loans	186.32%	171.59%	174.84%	73.91%	90.97%

      The growth in portfolio loans, together with an increase in net charge-offs and an overall increase in potentially problematic loans, warranted increased provisions for loan losses in 2002, compared to 2001. Provisions for loan losses equaled $660,000 in 2002, compared to $325,000 in 2001, representing a $335,000 increase. Net charge-offs increased $437,000 in 2002 (largely related to a single credit which management had specific reserves assigned) and amounted to $544,000 in 2002, compared to $107,000 in the prior year. As a result of the foregoing, the allowance for loan losses increased $116,000 and amounted to $1,988,000 at December 31, 2002. Reflecting the dramatic increase in charge-offs, the ratio of net charge-offs to average loans outstanding increased to 0.49% in 2002 compared to 0.12% in 2001.

      As noted earlier, during 2002, the Bank experienced significant loan growth of $12,252,000, or 11.9%, while the reserve for credit losses increased 6.2%. Specifically, as a result of the growth in commercial mortgages, the risk characteristics of the Bank’s loan portfolio have been altered. However, given the nature of these originations, additional reserves were not allocated to the commercial mortgage portfolio. In fact, the allocated reserve pertaining to the commercial mortgage portfolio has decreased slightly from 26.1% of the total reserve for credit losses in 2001 to 25.6% in 2002. Conversely, reflecting weakness in the economy in general and several watched credits specifically, the percentage of allocated reserve pertaining to commercial and financial loans equaled 46.7% at December 31, 2002. Additionally, even though the Bank’s loan portfolio increased significantly in 2002, the reserve for loan losses as a percent of total loans, decreased 4.6% as a result of the Bank’s reserve methodology assessing the impact of the local economy combined with the overall quality of the portfolio.

      The following table reflects the allowance for loan losses with allocations categorized by loan type:

	At December 31,

	2002		2001

		Percentage of		Percentage of
		loan type to		loan type to
	Amount	total loans	Amount	total loans

	(Amounts in thousands)
Loans by type
Commercial & Financial	$932	15.8%	$874	20.7%
Real estate:
Construction	134	7.6%	62	3.6%
Residential	220	28.9%	186	23.9%
Commercial	512	43.6%	489	44.8%
Consumer	190	4.1%	261	7.0%

Total	$1,988	100.0%	$1,872	100.0%

Classified Assets

      Regulatory policies require that the Bank classify its own assets on a regular basis. In addition, in connection with examinations, examiners have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: Substandard, Doubtful and Loss. The regulations also include a Special Mention category. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as Loss is considered uncollectable and of such little value that continuance as an asset of the institution is not warranted.

      The Special Mention category consists of assets that do not currently expose a financial institution to a sufficient degree of risk to warrant classification, but do possess credit deficiencies or potential weaknesses deserving management’s close attention.

      As noted above, NABT performs ongoing reviews of loans to determine the required allowance for possible loan losses at any given date. To facilitate this process an individual loan rating system is utilized. In the review process, the Bank assesses factors, including the borrower’s past and current financial condition, repayment ability and liquidity, the nature of collateral and changes in its value, current and anticipated economic conditions and other factors deemed appropriate. These reviews are dependent upon estimates, appraisals and judgments that can change quickly because of changing economic conditions and management’s perception as to how these factors affect the financial condition of debtors. The loan rating process classifies loans according to NABT’s uniform classification system.

      At December 31, 2002, NABT considered loans outstanding of $3,034,000 to be potential problems compared to $1,199,000 at December 31, 2001. Included in these totals were loans totaling $1,967,000 and $109,000, at December 31, 2002 and 2001, respectively, which were not classified as nonperforming because such loans were performing according to their terms.

Deposits

      The Bank faces substantial competition in attracting deposits from other commercial banks, savings institutions, credit unions, securities firms, money market and mutual funds and other investment vehicles. The ability of the Bank to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk and other factors. The

Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours and a customer oriented staff.

      The Bank attracts both short-term and long-term deposits from the Bank’s primary market area by offering a wide assortment of accounts and rates. The Bank offers checking accounts (both interest bearing and non-interest bearing), money market accounts, savings accounts, fixed interest rate certificates of deposits with varying maturities, and individual retirement accounts. Deposit account terms vary, according to the minimum balance required, the time period the funds must remain on deposit and the interest rate, among other factors. In setting rates, the Bank regularly evaluates (i) its lending and investments, (ii) its internal costs of funds, (iii) the rates offered by competing institutions, and (iv) its liquidity position. In order to decrease the volatility of its deposits, the Bank imposes penalties on early withdrawal on its certificates of deposit.

      Total deposits increased $15,548,000 or 12.0% from $130,027,000 at December 31, 2001 to $145,575,000 at December 31, 2002. This increase was distributed across all categories with money market and time deposits increasing $7,197,000 and $3,724,000, respectively in 2002. Importantly, noninterest bearing deposits increased in 2002 — rising $2,671,000. Through its commercial focus, NABT targets small businesses as a source of noninterest-bearing demand deposits and NOW accounts. While management continued to de-emphasize traditionally higher-cost time deposits as a funding source for the Bank, it simultaneously promoted a proprietary five-year time deposit product that raised approximately $5,100,000 in market-rate deposits. These liabilities were raised to aid in the funding of certain loan assets that had similar maturity/ repricing characteristics. As such, the percentage of long-term time deposits (i.e., maturities of 60-months or more) to the total time deposit portfolio increased from 4.2% at December 31, 2001 to 17.9% at December 31, 2002. These deposits aided in significantly lengthening the duration of the time deposit portfolio. The weighted average remaining maturity of time deposits equaled 21.3 and 13.8 months at December 31, 2002 and 2001, respectively.

Borrowings

      During 2002, the volume of FHLBB borrowings increased $4,842,000 and totaled $28,860,000 at December 31, 2002. In addition to supporting a leverage transaction executed by management in July 2001, the borrowings were largely utilized to fund commercial mortgage production. As noted previously, these assets had maturity and repricing characteristics that, from an interest rate risk management perspective, could best be supported with like-duration liabilities. As such, in addition to the time deposit promotions discussed earlier, management continued to utilize FHLBB advances in 2002. Locking in long term funding (the borrowings had a weighted average maturity of 41 months at December 31, 2002 significantly extended the duration of the Bank’s liability structure and served to reduce the overall liquidity risk present in the balance sheet. Management is cognizant of the risks associated with wholesale funding (e.g., it can serve to reduce the availability of “high quality” assets for contingent liquidity demands and increase borrowing costs should the Bank’s financial condition deteriorate). To manage this risk, management regularly monitors its utilization of alternative funding sources, such as FHLBB borrowings, and has appropriate contingency plans in place.

Asset-Liability Management

      The goal of asset-liability management is the prudent control of market risk, liquidity and capital. Asset-liability management is governed by policies reviewed and approved annually by the Bank’s Board of Directors (the “Board”). The Board delegates responsibility for asset-liability management to the Asset Liability Committee (“ALCO”). ALCO sets strategic directives that guide the day-to-day asset-liability management activities of the Bank. ALCO also reviews and approves all major market risk, liquidity, and capital management programs.

Market Risk

      The asset/ liability management process at NABT provides for a structured process for ensuring that the risk to earnings from changes in interest rates is prudently managed. The goal of the asset/ liability management process is to manage the balance sheet to provide maximum level of earnings while maintaining a high quality balance sheet and acceptable levels of interest-rate and liquidity risk. Sensitivity of earnings to interest rate changes occur when yields on assets change differently from the interest costs on liabilities. To mitigate this interest-rate risk, the structure of the balance sheet is managed so that movements of interest rates on assets and liabilities are highly correlated and produce an adequate level of earnings — even in periods of volatile interest rates.

      Management utilizes a quarterly report (“model”) which measures the Bank’s exposure to interest rate risk. The model calculates the present value of assets, liabilities, and equity at current interest rates, and at hypothetical higher and lower interest rates at one percent intervals. The present value of each major category of a financial instrument is calculated by the model using estimated cash flows based on weighted average contractual rates and terms at discount rates representing the estimated current market interest rate for similar financial instruments. The resulting present value of longer term fixed-rate financial instruments are more sensitive to change in a higher or lower market interest rate scenario, while adjustable-rate financial instruments largely reflect only a change in present value representing the difference between the contractual and discounted rates until the next interest rate repricing date. The results of the model are reported to the ALCO of the Bank.

      The following table presents the Bank’s current exposure to hypothetical changes in interest rates as of December 31, 2002:

Changes in Interest	Percent Change in	Percent Change in
Rates (basis points)	Net Interest Income	MV Portfolio Equity

+200	0.5%	(1.5%)
+100	0.8%	0.5%
0	0.0%	0.0%
-100	(0.4%)	(1.4%)
-200	(6.8%)	(6.2%)

      Management believes that these estimates reflect a complete and accurate representation of the Bank’s balance sheet. It should be emphasized however, that the estimated exposures set forth above are dependent on material assumptions and certain shortcomings are inherent in the method of the analysis presented. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the loan. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase. In addition, the previous table does not necessarily indicate the impact of general interest rate movements on the Bank’s net interest income because the repricing of certain categories of assets and liabilities are subject to competitive and other pressures beyond the Bank’s control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes.

Liquidity Risk

      Management’s objective for liquidity risk is to ensure the ability of the Bank to meet its cash flow obligations and to capitalize on business opportunities on a timely and cost effective basis. These cash flow obligations include the withdrawal of deposits on demand or at maturity, the repayment of borrowings as they mature and the ability to fund existing and new loan commitments. Accordingly, NABT has a liquidity policy that provides flexibility to meet cash needs. The liquidity objective is achieved through the maintenance of readily marketable investment securities as well as a balanced flow of asset maturities, prudent pricing on loan and deposit products and the sale of mortgage loans in the secondary market. Liquidity at NABT is measured and monitored daily, enabling management to identify and respond to trends occurring in the Bank’s balance sheet.

      As indicated earlier, the Bank is a member of the FHLBB. The FHLBB provides its member banks with credit by accepting as collateral the member bank’s mortgage assets. The aggregate credit available to the Bank at December 31, 2002 was approximately $49,453,000. At year-end 2002, the Bank had utilized $28,860,000 of FHLBB borrowings. NABT has alternative sources of liquidity available including Federal funds purchased and repurchase agreements. Purchases of Federal funds and borrowing on repurchase agreements may be utilized to meet short-term borrowing needs. NABT believes that its policies will enable it to maintain adequate liquidity and to prudently commit funds to loans or investments, depending upon underlying risk, demand and rate of return.

Capital

      A financial institution’s capital serves to support asset growth and provide protection against loss to depositors and creditors. The Bank strives to maintain an optimal level of capital, commensurate with its risk profile, on which an attractive return to stockholders will be realized over both the short and long term, while serving depositors’, creditors’ and regulatory needs. A strong capital position helps NABT withstand unforeseen adverse developments and take advantage of profitable investment opportunities when they arise. As a result of the annual valuation of the Bank’s Defined Benefit Pension plan (the “Plan”) in accordance with Statement of Financial Accounting Standards No. 87, “Employers Accounting for Pensions,” and Statement of Financial Accounting Standards No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” an additional minimum pension liability of $543,109 was recorded at December 31, 2002. Accounting for this liability resulted in an additional net after-tax charge to capital of $331,568 which lowered the Bank’s Tier 1 Leverage Capital Ratio at December 31, 2002 to 7.06%.

      During 2002, shareholders’ equity increased to $14,298,000 from $13,556,000 at December 31, 2001. As noted above, the Bank endeavors to maintain an optimal amount of capital upon which an attractive return to shareholders will be realized over the short and long run while meeting all regulatory requirements for minimum levels of capital. Consistent with this goal, as well as returning some capital to shareholders, on December 18, 2001 the Board of Directors declared a cash dividend of 2 cents per share. During 2002, dividends amounted to 8 cents per share, reducing retained earnings by $206,000.

      As of December 31, 2002, the Bank exceeded all regulatory capital ratios and was categorized as “well capitalized.” The various capital ratios of the Bank for December 31, 2002 and 2001 were:

	Years ended
	December 31,

	2002	2001

Total risk-based capital (10% to be well capitalized)	11.3%	11.6%
Tier 1 risk-based capital (6% to be well capitalized)	10.0%	10.4%
Leverage ratio (5% to be well capitalized)	7.1%	8.1%
Total equity to assets	7.4%	7.8%

Forward Looking Statements

      This report contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Bank intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1998, and is included in this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Bank, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Bank’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Bank include, but are not limited to, changes in: interest rates, general economic conditions, legislative/ regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Bank’s market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Further information concerning the Bank and its business, including additional factors that could materially affect the Bank’s financial results, is included in the Bank’s filings with the Federal Deposit Insurance Corporation.

ITEM 7.	FINANCIAL STATEMENTS.

      The financial statements required by this item are filed as a separate part of this report (see Appendix A).

ITEM 8.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

      None.

PART III

ITEM 9.	DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

      The following table sets forth certain information with respect to the Directors and Executive Officers of the Bank, including each person’s name, age, primary business experience over the past five (5) years, and Board and committee service.

		Positions and Principal		Director of the
Name	Age	Occupation	Committee Membership	Bank Since

John H. Barlow, Jr.	58	Self employed	None	2003
Louis P. Benemerito	64	President, Crestwood Ford, Inc.	Audit and Loan	1997
Kathleen A. Kelley	50	Principal, Kelley and Company	None	2003
Curtis McGann	69	Attorney and Partner Sturges & Mathes	Compliance	1989
Robert W. Garthwait, Jr.	42	President and Treasurer The Cly-Del Manufacturing Company	Compliance	2002
Fielding Moore	55	President and Chief Executive Officer	Executive and Pension	2000
Manuel J. Nunes	79	Physician	Audit, Investment, Loan (Chairman), Personnel and Pension	1973
Henry J. Paparazzo	74	Chairman and Chief Executive Officer Heritage Development Group, Inc.	Executive, Personnel (Chairman) and Pension	1983
David Ross	75	Retired	Audit, Investment, Loan and Pension (Chairman)	1989

		Positions and Principal		Director of the
Name	Age	Occupation	Committee Membership	Bank Since

David E. Veilleux	38	David E. Veilleux, CPA	None	2003
Thomas E. Walshe	68	Physician	Audit (Chairman), Investment (Chairman), Loan, Personnel and Pension, Compliance	1973

			Principal Occupation
Other Named Executive Officers	Age	Officer of the Bank Since	During the Past Five Years

Michael B. Paparella	49	Mr. Paparella became an officer of the Bank in 1999	Prior to employment with the Bank, Mr. Paparella was Senior Vice President and Senior Loan Officer of The Equity Bank, a wholly-owned subsidiary of New England Community Bancorp, Inc.
David A. Birkins	40	Mr. Birkins became an officer of the Bank in 1999	Prior to employment with the Bank, Mr. Birkins was a Vice President of New England Bank & Trust Company a wholly-owned subsidiary of New England Community Bancorp, Inc.

      There are no family relationships among Directors, Executive Officers or persons nominated for such positions. However, two Directors, Messrs. McGann and Paparazzo, serve as Director and President, respectively, of the Heritage Village Water Company (“Heritage”). Heritage is a privately owned water company which provides water to certain customers in and around Southbury, Connecticut.

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Bank’s directors, executive officers, and persons who own more than 10% of the Bank’s Common Stock, to file with the FDIC reports of beneficial ownership and changes in beneficial ownership of Common Stock. Executive officers, directors and greater than 10% shareholders are required by regulations of the FDIC to furnish the Bank with copies of all Section 16(a) forms they file. In 2002, all required reports of beneficial ownership were timely filed, based upon a review of the copies of such reports furnished to the Bank and representations that no other reports were required to be filed.

Meetings and Committees

      During 2002, the Board met fourteen times. With the exception of Mr. Benemerito, who attended 50% of the meetings, all other Board members attended more than 75% of the meetings of the Board and its committees on which they serve. Committees of the Board met as follows:

The Audit Committee

      The Audit Committee met four times in 2002 and currently consists of five members that assists the full Board in fulfilling their fiduciary responsibilities relating to their corporate accounting and reporting practices respectively. As of the date of this proxy statement, each of the Committee members is an “independent director” under the NASD’s listing standards. The Audit Committee’s complete responsibilities are described in a written charter that is attached as an Exhibit to this Form 10-KSB.

Report of the Audit Committee

      The Audit Committee has reviewed and discussed the Bank’s audited financial statements for the fiscal year ended December 31, 2002 with the Bank’s management. The Audit Committee has discussed with Shatswell, MacLeod & Company, P.C. (“Shatswell, MacLeod & Company”), the Bank’s independent accountants, the matters required to be discussed by SAS 61, Codification of Statements on Auditing Standards. The Audit Committee has received the written disclosures and the letter from Shatswell,

MacLeod & Company required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Shatswell, MacLeod & Company the independence of Shatswell, MacLeod & Company. Based on the review and discussions described in this paragraph, the Audit Committee recommended to the Board that the Bank’s audited financial statements for the year ended December 31, 2002 be included in the Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 for filing with the Federal Deposit Insurance Corporation (the “FDIC”).

Respectfully Submitted,
The Audit Committee

Thomas E. Walshe, Chairman

Louis P. Benemerito
Kathleen A. Kelley
Manuel J. Nunes
David Ross

      The Pension Committee consists of five members and is responsible for assisting in effecting any monetary adjustments to the Bank’s Defined Benefit Plan that was suspended as of December 31, 1991. During 2002, the committee met once.

      The Loan Committee consists of five members and its primary responsibilities are to approve loans over a certain threshold and to review and monitor the Bank’s loan portfolio. During 2002 the committee did not meet separately because all matters otherwise reviewable by the committee were reviewed by the full Board.

      The Personnel Committee consists of six members. The committees primary responsibility is to evaluate the Bank’s employment needs. The committee did not meet during the year.

      During 2002, the Investment and Executive Committees did not separately meet because the entire Board reviewed all matters otherwise reviewable by each committee.

      The Bank does not currently utilize either a compensation or nominating committee and as such all matters that might have been considered by such committees were reviewed by the full Board. The Board establishes other committees from time to time and established a Compliance Committee in September 2002. The members of such Committee are Messrs. McGann, Garthwait and Walshe.

Compensation of Directors

      For their service on the Board during 2002, directors (other than Fielding Moore) received an annual retainer of $5,000, plus $450 for each Board meeting attended and $100 for each committee meeting attended ($50 if such committee meeting is held on the same day as a Board meeting). In addition, the Chairman of the Board received $21,600 for acting in that capacity. All fees, including the annual retainer, are paid monthly.

ITEM 10.	EXECUTIVE COMPENSATION.

Compensation of Executive Officers

      The following table shows, for the years ended December 31, 2002, 2001 and 2000, the total compensation of the Executive Officers of the Bank whose total annual salary and bonus exceeded $100,000.

Summary Compensation Table

				Long-Term Compensation
				Awards

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options/SARs(#)(1)	Compensation ($)

Fielding Moore	2002	$169,317	$19,800	18,150	$7,236	(2)
President and Chief	2001	152,250	15,000	15,000	5,698	(3)
Executive Officer	2000	114,808	50,000	0	3,573	(4)
Michael B. Paparella	2002	$110,047	$12,000	14,850	$9,586	(2)
Senior Vice President and	2001	105,000	9,000	10,000	13,734	(3)
Chief Loan Officer	2000	100,000	0	0	5,500	(4)
David A. Birkins	2002	$99,043	$10,800	10,450	$4,692	(2)
Senior Vice President and	2001	94,500	9,000	10,000	4,269	(3)
Chief Financial Officer	2000	90,000	0	0	0

(1)	Long-term compensation awards represent stock options granted under the Stock Option Plan.

(2)	In Mr. Moore’s case, the other compensation represents the Bank’s match to his 401(k) account of $6,742 and $494 in life insurance premiums. In Mr. Paparella’s case, other compensation represents the Bank’s match to his 401(k) account of $5,042, $4,212 in country club membership dues and $332 in life insurance premiums. For Mr. Birkins, other compensation represents the Bank’s match to his 401(k) account of $4,394 and $298 in life insurance premiums.

(3)	In Mr. Moore’s case, the other compensation represents the Bank’s match to his 401(k) account of $5,244 and $454 in life insurance premiums. In Mr. Paparella’s case, other compensation represents the automobile expense of $5,500, the Bank’s match to his 401(k) account of $4,393, $3,528 in country club membership dues and $313 in life insurance premiums. For Mr. Birkins, other compensation represents the Bank’s match to his 401(k) account of $3,988 and $281 in life insurance premiums.

(4)	In Mr. Moore’s case, the other compensation represents the Bank’s match to his 401(k) account of $3,573. In Mr. Paparella’s case, other compensation represents automobile expense.

Options/SAR Grants in Last Fiscal Year

      The following table contains information concerning the grant of stock options made during the year ended December 31, 2002 to the Executive Officers.

	Individual Grants

	Number of	Percent of Total
	Securities	Options/ SARs
	Underlying	Granted to	Exercise or
	Options/SARs	Employees in	Base Price	Expiration
Name	Granted (#)(1)	Fiscal Year (2)	($/sh)	Date

Fielding Moore	18,150	33.0%	$5.90	1/29/2012
Michael B. Paparella	14,850	27.0%	$5.90	1/29/2012
David A. Birkins	10,450	19.0%	$5.90	1/29/2012

(1)	Under the Stock Option Plan, the Stock Option Committee (the “Committee”) may grant either Incentive Stock Options or Non-Statutory Stock Options to key managerial employees to purchase shares of Common Stock of the Bank. The option price is fixed by the Committee at the time of the grant and may not be less than 100 percent of the fair market value of the stock, as determined by the

Committee, in good faith as of the grant date. Each option may be exercised in five equal annual installments commencing from the date set forth in the Stock Option Agreement for such options; provided, however, that no option be exercised beyond ten years after the date of the grant.

(2)	The percentages in the table are based upon a total of 55,000 options granted to employees in 2002, all of which were granted under the Stock Option Plan.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option SAR Values

	Number of	Value of Unexercised
	Securities Underlying	In-the-Money
	Options/SARs At Fiscal	Options/SARs
	Year-End (#)	at Fiscal Year-End ($)
Name	Exercisable/ Unexercisable	Exercisable/ Unexercisable(1)

Fielding Moore	3,000/30,150	$6,300.00/$28,830.00
Michael B. Paparella	2,000/22,850	$4,200.00/$19,770.00
David A. Birkins	2,000/18,450	$4,200.00/$18,890.00

(1)	The fair market value of the Bank’s Common Stock at December 31, 2002 was $6.10. Options are in the money if the fair market value of the underlying securities exceeds the exercise or base price of the option.

Pension Plan

      The Bank has a defined benefit pension plan that, until December 31, 1991, when the Board voted to suspend the pension plan, covered substantially all of its full time employees who met certain eligibility requirements. Since the pension plan was suspended no further benefits have accrued. The pension plan provided, on an actuarial basis, for a fixed benefit based on a participating employee’s years of service and the highest average earnings over a period of five (5) consecutive years of the last ten (10) years of employment. Earnings covered by the pension plan consist of total compensation for the prior year as of the first (1st) of January of any given year. Contributions to the trust for the pension plan are also computed on an actuarial basis, but are not individually calculated for each participant. Relying on the advice of its consulting actuaries, the Bank contributed $36,000 into the pension plan in 2002.

      The Bank also maintains a 401(k) Plan. Effective April 1, 2000, the Board approved several changes to the 401(k) plan, including: (i) employer matching contribution to the 401(k) plan was amended to provide a 100% match for the first 3% of employee contributions and a 50% match of next 2% of employee contributions; (ii) the cap on employee contributions was increased to 15%; and, (iii) the vesting schedule was changed to a 5 year graduated schedule (i.e., 20% per year).

Insurance Coverage

      In addition to the cash compensation paid to the executive officers of the Bank, as well as the plans set forth above, the executive officers receive group life, health, hospitalization and medical reimbursement insurance coverage. These plans, however, do not discriminate in scope, terms or operation in favor of executive officers of the Bank and are generally available to all full time employees.

Employment Agreements with Messrs. Moore, Paparella and Birkins

      The Bank entered into employment agreements with Mr. Moore on September 19, 2001, and with Messrs. Paparella and Birkins on December 15, 1999. In January 2002, the Board voted to amend each of these agreements. The Agreements between the Bank and Messrs. Paparella and Birkins were amended effective May 1, 2002. Such agreements are subject to automatic renewal for one additional year unless they are cancelled by either party. The amendment of the agreement with Mr. Moore has not been signed and, because the Bank is currently designated as a “troubled” institution, the Bank may not enter into an agreement which would obligate the Bank to make a change in control payment or make any such payments without FDIC authorization. Accordingly, the Board’s vote taken in January 2003 to increase Mr. Moore’s change in control benefit to an amount equal to 2.99 times his base salary has not been set forth in an executed agreement. As a result, in the event of a “Change in Control,” the existing agreement with Mr. Moore provides for a lump sum payment in the amount of $299,000, whereas the agreements with Messrs. Paparella and Birkins provide for each to receive a lump sum payment equal to twice the sum of the executive’s base salary, as in effect on the date of the notice, plus the amount of any bonus owed to the executive under the Bank’s incentive bonus plan, in respect of the prior fiscal year. Furthermore, the agreements provide for Messrs. Paparella and Birkins to recover employee health and welfare benefits for a period of two years following termination in the event of a Change in Control. However, if such individuals subsequently receive comparable health and welfare benefit coverages, any Bank obligation to continue such benefits coverage will immediately cease.

      Under each agreement, the named executive receives an annual base salary which is fixed by the Board each year. Each agreement also provides that the Board may pay an incentive bonus to the named executive at its option, and the amount of such bonus is discretionary and will be determined by the Board.

      With regard to Messrs. Paparella and Birkins, if either executive is terminated by the Bank “without cause” or due to death or disability, and absent a Change in Control, such executive officer or their estate or legal representative is entitled to receive severance benefits which consists of all unpaid base salary prorated to and as of the effective date of termination and any earned, but unpaid benefits due under the Bank’s incentive bonus plan in respect of the prior fiscal year. In addition, such individuals are entitled to receive an amount equal to the equivalent of one hundred percent of their base salary plus any amount owed to such individuals under the Bank’s incentive bonus plan for the current fiscal year prorated to and as of the effective date of termination based on the number of days elapsed prior to the date of termination. Moreover, the Bank shall continue to provide such individuals with employee health and welfare benefits for a period of one year following such termination on the same terms as in effect on the date of termination. However, if such individuals subsequently receive comparable health and welfare benefit coverages, the Bank’s obligation to continue such benefits coverage will immediately cease.

      Additionally, with regard to Messrs. Paparella and Birkins, if termination occurs by reason of death, and the Bank has keyman life insurance in effect on such executive’s life, the executive’s estate shall be entitled to receive a portion of the proceeds of such life insurance policy, net of any amount due to the Bank.

      Because the Bank is designated to be a “troubled” institution, the regulations of the FDIC would generally preclude the Bank from making any change in control payments without the prior authorization of the FDIC.

ITEM 11.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities to be	Weighted-average	future issuance under
	issued upon upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	100,000	$5.05	150,000
Equity compensation plans not approved by security holders	0	0	0

Total	100,000	5.05	150,000

      The following table lists all shareholders known by the Bank to own beneficially more than 5% of the 2,575,000 shares of Common Stock outstanding as of March 14, 2003.

	Amount of Shares	Percentage
Name and Address of Beneficial Owners	Beneficially Owned	of Class

Manuel J. Nunes	181,232	7.03
528 Popes Island Road Milford, CT 06460
Irving Morris	155,121	6.03
145 Mountain Brook Circle Cheshire, CT 06410
Thomas E. Walshe	172,069	6.68
7 Farmingbury Road Wolcott, CT 06716
William A. Davidson	168,680	6.55
117 Nettletown Hollow Road Washington, CT 06793

      The following table shows, as of March 14, 2003, the number of shares of Common Stock and the percent of outstanding Common Stock beneficially owned by (i) each of the current directors, (ii) each of the executive officers named in the Summary Compensation Table and (iii) all directors and executive officers as a group.

	Amount and
	Nature of
	Beneficial		Percent
Name	Ownership		of Class

Louis P. Benemerito	5,175		0.2%
John H. Barlow, Jr	1,500		* (7)
David A. Birkins	500		* (7)
Kathleen A. Kelley	500		* (7)
Robert W. Garthwait, Jr.	50,000	(1)	1.9%
Curtis McGann	47,139	(2)	1.8%
Fielding Moore	22,876	(3)	0.9%
Manuel J. Nunes	181,232		7.0%
Henry J. Paparazzo	73,170	(4)	2.8%
Michael B. Paparella	1,000		* (7)
David Ross	40,111	(5)	1.6%
Thomas E. Walshe	172,069	(6)	6.7%

All Directors and Executive Officers as a Group (12 persons)	595,272		23.1%

(1)	Includes 20,000 shares in custodial account in son’s name.

(2)	Includes 41,667 shares owned by Mr. McGann’s wife.

(3)	Includes 3,000 shares that, within 60 days following the proxy statement date, are exercisable options granted under The North American Bank & Trust Company Officers’ and Employees’ Stock Option Plan (the “Stock Option Plan”).

(4)	Includes 43,700 shares owned by Mr. Paparazzo’s wife.

(5)	Includes 2,767 shares owned by Mr. Ross’ wife.

(6)	Includes 8,064 shares owned by Mr. Walshe’s wife.

(7)	Less than 0.1%

ITEM 12.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

      Some of the directors and executive officers of the Bank and companies or organizations with which they are associated, have had, and may have in the future, banking transactions with the Bank in the ordinary course of their business. All such loans are currently performing in accordance with their terms. Total loans to directors and executive officers of the Bank and associates of such executive officers and directors outstanding at year end for each of the past three years were as follows:

December 31,	Total Indebtedness Outstanding

2002	$2,790,000
2001	$3,555,000
2000	$4,164,000

      Federal banking laws and regulations limit the aggregate amount of indebtedness which banks may extend to bank insiders. Pursuant to such laws and regulations, the Bank may extend credit to executive officers, directors, principal shareholders or any related interest of such persons, if the extension of credit to such persons is in an amount that, when aggregated with the amount of all outstanding extensions of credit to such individuals, does not exceed the Bank’s unimpaired capital and unimpaired surplus. As of December 31, 2002, 2001 and 2000 the aggregate amounts of extensions of credit to insiders were below this limit.

ITEM 13.     EXHIBITS, LIST AND REPORTS ON FORM 8-K.

(a)(1)(2) List of Financial Statements and Schedules.

      The consolidated financial statements and report of independent public accountants of North American Bank & Trust Company and Subsidiary are listed in the index appearing on page 39 of this report on Form 10-KSB.

(a)(3) List of Exhibits

Exhibit #	Description

(3)(i)	Amended and Restated Certificate of Incorporation of the Bank was filed on March 21, 1994 as Exhibit 3.1 to North American Bankcorporation, Inc. (the former bank-holding company for the Bank) Annual Report on Form 10-K and incorporated herein by reference.
(3)(ii)	Amended Bylaws of the Bank was filed on March 21, 1994 as Exhibit 3.2 to North American Bankcorporation, Inc. (the former bank-holding company for the Bank) Annual Report on Form 10-K and incorporated herein by reference.
10.1	The Amended and Restated Employment Agreement between the Bank and Fielding Moore dated September 19, 2000 was filed on March 24, 2001 as Exhibit 10.1 to North American Bank and Trust Company’s Annual Report on Form 10-K and incorporated herein by reference.
10.2	The Employment Agreement between the Bank and Michael B. Paparella dated December 15, 1999 was filed on March 24, 2001 as Exhibit 10.2 to North American Bank and Trust Company’s Annual Report on Form 10-K and incorporated herein by reference. An amendment to such agreement is enclosed as Exhibit 10.2.
10.3	The Employment Agreement between the Bank and David A. Birkins dated December 15, 1999 was filed on March 24, 2001 as Exhibit 10.3 to North American Bank and Trust Company’s Annual Report on Form 10-K and incorporated herein by reference. An amendment to such agreement is enclosed as Exhibit 10.3.
23	Consent of experts and counsel.
99.1	The Memorandum of Understanding with the Connecticut Banking Commissioner and the Regional Director of the Boston Region of the FDIC dated December 19, 2002.
99.2	CEO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.3	CFO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
99.4	Audit Committee Charter

(b) No reports on Form 8-K were filed during the last quarter of the period covered by this report.

ITEM 14.     CONTROLS AND PROCEDURES.

(a) Evaluation of disclosure controls and procedures

      Under the supervision and with the participation of management, including the Chief Executive Officer and Chief Financial Officer, the effectiveness of the design and operation of the Bank’s disclosure controls and procedures (as defined in Rule 13a-14(c) under the Exchange Act) was evaluated as of a date (the “Evaluation Date”) within 90 days prior to the filing date of this report. Based upon that evaluation, the Chief Executive Officer concluded that, as of the Evaluation Date, the Bank’s disclosure controls and procedures were effective in timely alerting them to the material information relating to the Bank required to be included in its periodic FDIC filings.

(b) Changes in internal controls

      There were no significant changes made in the Bank’s internal controls during the period covered by this report or, to their knowledge, in other factors that could significantly affect these controls subsequent to the date of their evaluation.

APPENDIX A

To the Board of Directors and Stockholders

The North American Bank & Trust Company
Waterbury, Connecticut

INDEPENDENT AUDITORS’ REPORT

      We have audited the accompanying consolidated balance sheets of The North American Bank & Trust Company and Subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The North American Bank & Trust Company and Subsidiary as of December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

      As described in Note 11, the Bank has restated its financial statements for 2001 and 2000 to correct the effects of omitting the Bank’s minimum pension liability for those years.

SHATSWELL, MACLEOD & COMPANY, P.C.

West Peabody, Massachusetts

January 29, 2003

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2002 and 2001

(Columned Dollars In Thousands)

	2002	2001

ASSETS
Cash, due from banks and interest bearing demand deposits with other banks	$9,561	$7,087
Federal funds sold	300

Cash and cash equivalents	9,861	7,087
Investments in available-for-sale securities (at fair value)	63,554	59,999
Federal Home Loan Bank stock, at cost	1,548	1,100
Gross loans and lease financings, net of unearned income and deferred loan costs	115,085	102,833
Allowance for loan losses	(1,988)	(1,872)

Net loans	113,097	100,961
Premises and equipment	3,714	3,051
Accrued interest receivable	1,089	1,016
Deferred tax assets	12	203
Other assets	713	690

Total assets	$193,588	$174,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$25,681	$23,010
Interest-bearing	119,894	107,017

Total deposits	145,575	130,027
Securities sold under agreements to repurchase	3,290	2,361
Advances from Federal Home Loan Bank of Boston	28,860	24,018
Other borrowed funds	426	37
Due to broker		3,287
Other liabilities	1,139	821

Total liabilities	179,290	160,551

Stockholders’ equity:
Common stock, par value $.01 per share, authorized 3,500,000 shares; issued and outstanding 2,575,000 shares	26	26
Paid-in capital	8,759	8,759
Retained earnings	5,554	4,653
Accumulated other comprehensive income (loss)	(41)	118

Total stockholders’ equity	14,298	13,556

Total liabilities and stockholders’ equity	$193,588	$174,107

The accompanying notes are an integral part of these consolidated financial statements.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2002, 2001 and 2000

(In Thousands Except Per Share Data)

	2002	2001	2000

Interest and dividend income:
Interest and fees on loans	$8,368	$7,347	$7,001
Interest and dividends on securities	3,271	3,363	3,190
Interest on federal funds sold and money market mutual funds	36	105	234

Total interest and dividend income	11,675	10,815	10,425

Interest expense:
Interest on deposits	2,284	3,249	3,584
Interest on securities sold under agreements to repurchase	33	97	114
Interest on Federal Home Loan Bank advances and other borrowed funds	1,269	393	3

Total interest expense	3,586	3,739	3,701

Net interest and dividend income	8,089	7,076	6,724
Provision for loan losses	660	325	230

Net interest and dividend income after provision for loan losses	7,429	6,751	6,494

Other income:
Fees on deposit accounts	519	421	298
Loan servicing fees	6	8	12
Other fees and charges	308	212	152
Correspondent fees	41	44	46
Gain on sales of available-for-sale securities, net	276	325	58
Gain on sales of other real estate owned, net	7	64	43
Loss on disposal of assets		(3)	(2)
Other income	85	82	56

Total other income	1,242	1,153	663

Other expense:
Salaries and employee benefits	3,780	3,208	3,079
Occupancy expense	875	698	622
Equipment expense	542	496	343
FDIC and state assessments	22	42	62
Insurance	80	75	74
Writedown of other real estate owned			64
Other real estate owned expense	3	61	128
Other outside services	381	322	308
Postage and supplies	256	288	264
Other expense	1,305	965	832

Total other expense	7,244	6,155	5,776

Income before income taxes	1,427	1,749	1,381
Income taxes	320	596	514

Net income	$1,107	$1,153	$867

Earnings per common share and earnings per common share, assuming dilution	$.43	$.45	$.34

The accompanying notes are an integral part of these consolidated financial statements.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2002, 2001 and 2000

(In Thousands)

				Accumulated
				Other
				Comprehensive
	Common	Paid-in	Retained	Income
	Stock	Capital	Earnings	(Loss)	Total

Balance, December 31, 1999, as previously reported	$26	$8,759	$2,685	$(738)	$10,732
Comprehensive income:
Net income			867
Other comprehensive income, net of tax, as restated (see Note 11)				332
Comprehensive income, as restated					1,199

Balance, December 31, 2000, as restated	26	8,759	3,552	(406)	11,931
Comprehensive income:
Net income			1,153
Other comprehensive income, net of tax, as restated (see Note 11)				524
Comprehensive income, as restated					1,677
Dividends declared ($.02 per share)			(52)		(52)

Balance, December 31, 2001, as restated	26	8,759	4,653	118	13,556
Comprehensive income:
Net income			1,107
Other comprehensive loss, net of tax				(159)
Comprehensive income					948
Dividends declared ($.08 per share)			(206)		(206)

Balance, December 31, 2002	$26	$8,759	$5,554	$(41)	$14,298

      Other comprehensive income (loss) and reclassification disclosure for the years ended December 31:

	2002	2001	2000

Unrealized gains on securities
Net unrealized gain on available-for-sale securities	$367	$1,245	$1,023
Reclassification adjustment for realized gains in net income	(276)	(325)	(58)

	91	920	965
Income tax expense	(191)	(352)	(404)

	(100)	568	561

Minimum pension liability adjustment	(96)	(72)	(375)
Income tax benefit	37	28	146

	(59)	(44)	(229)

Other comprehensive income (loss), net of tax	$(159)	$524	$332

Accumulated other comprehensive income (loss) consists of the following as of December 31:

	2002	2001	2000

Net unrealized holding gains (losses) on available-for-sale securities, net of taxes	$291	$391	$(177)
Minimum pension liability adjustment, net of taxes	(332)	(273)	(229)

Accumulated other comprehensive income (loss)	$(41)	$118	$(406)

The accompanying notes are an integral part of these consolidated financial statements.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

(In Thousands)

	2002	2001	2000

Cash flows from operating activities:
Net income	$1,107	$1,153	$867
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization (accretion) of securities, net	116	9	(132)
Gain on sales of available-for-sale securities, net	(276)	(325)	(58)
Net (increase) decrease in loans held-for-sale		225	(225)
Change in deferred loan costs	20	139	158
Change in unearned income	74	79	9
Provision for loan losses	660	325	230
Gain on sales of other real estate owned, net	(7)	(64)	(43)
Write-off of repossessed assets	5
Writedowns of other real estate owned			64
Loss on sales and disposals of other assets		3	2
Depreciation and amortization	495	420	288
(Increase) decrease in interest receivable	(73)	10	(145)
(Increase) decrease in prepaid expenses	(95)	40	(28)
(Increase) decrease in other assets	134	(29)	(19)
Increase in interest payable	34	55	7
Decrease in accrued expenses	(32)	(188)	(25)
Increase (decrease) in other liabilities	220	(163)	325
Deferred tax expense	37	139	766
Increase (decrease) in taxes receivable	(48)	578	215

Net cash provided by operating activities	2,371	2,406	2,256

Cash flows from investing activities:
Purchases of available-for-sale securities	(38,069)	(41,015)	(22,194)
Proceeds from maturities of available-for-sale securities	16,838	11,380	7,599
Proceeds from sales of available-for-sale securities	14,640	19,924	5,008
Purchases of Federal Home Loan Bank stock	(448)	(622)
Loan originations and principal collections, net	(11,757)	(16,364)	(2,685)
Loans purchased	(1,254)	(5,168)
Recoveries of loans previously charged off	84	33	150
Other real estate owned expenditures capitalized			(368)
Proceeds from sale of loans			2,227
Proceeds from sales of other real estate owned	34	755	568
Proceeds from sales of repossessed assets		53	30
Capital expenditures — premises and equipment	(1,158)	(480)	(1,090)
Capital expenditures — repossessed property	(9)	(6)

Net cash used in investing activities	(21,099)	(31,510)	(10,755)

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2002, 2001 and 2000

(continued)
(In Thousands)

	2002	2001		2000

Cash flows from financing activities:
Net increase in demand deposits, NOW and savings accounts	11,824		8,477	5,679
Net increase (decrease) in time deposits	3,724		(1,419)	(8,703)
Net increase (decrease) in securities sold under agreements to repurchase	929		375	(1,233)
Net change in short-term advances from Federal Home Loan Bank	(2,928)		2,605	323
Proceeds from long-term advances from Federal Home Loan Bank	13,650		21,095
Payments on long-term advances from Federal Home Loan Bank	(5,880)		(5)
Net increase (decrease) in other borrowed funds	389		(463)	(47)
Dividends paid	(206)

Net cash provided by (used in) financing activities	21,502		30,665	(3,981)

Net increase (decrease) in cash and cash equivalents	2,774		1,561	(12,480)
Cash and cash equivalents at beginning of year	7,087		5,526	18,006

Cash and cash equivalents at end of year	$9,861		$7,087	$5,526

Supplemental disclosures:
Loans transferred to other real estate owned	$27	$		$191
Loans originated from sales of other real estate owned			65	70
Loans transferred to repossessed property	10		25	63
Interest paid	3,552		3,684	3,694
Taxes paid (received)	331		(121)	(467)

The accompanying notes are an integral part of these consolidated financial statements.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

NOTE 1 — NATURE OF OPERATIONS

      The North American Bank & Trust Company (“Bank”) is a state chartered bank, which was incorporated in 1973 and is headquartered in Waterbury, Connecticut. The Bank operates its business from eight banking offices located in Connecticut. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in consumer and small business loans.

NOTE 2 — ACCOUNTING POLICIES

      The accounting and reporting policies of the Bank and its subsidiary conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

          USE OF ESTIMATES:

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

          BASIS OF PRESENTATION:

      The consolidated financial statements include the accounts of the Bank, its wholly-owned subsidiaries, SouthAm Mortgage Company (“Mortgage Company”) and North American Financial Services, Inc. (“NAFS”), and the Mortgage Company’s wholly-owned subsidiary, NorthAm Service Corp. (“Service Corp.”). The Mortgage Company was set-up to service loans, NAFS was set-up to sell insurance products, and the Service Corp. was set-up to liquidate other real estate owned. During 2000, the Service Corp. was sold. NAFS was incorporated on August 14, 2001. During 2001, the Mortgage Company was sold. Prior to being sold it was inactive. All significant intercompany accounts and transactions have been eliminated in the consolidation.

          CASH AND CASH EQUIVALENTS:

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items and demand and interest bearing demand deposits with other banks and Federal funds sold.

      Cash and due from banks as of December 31, 2002 and 2001 includes $1,614,000 and $1,211,000, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

          SECURITIES:

      Investments in debt securities are adjusted for amortization of premiums and accretion of discounts. Gains or losses on sales of investment securities are computed on a specific identification basis.

      The Bank classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale or trading. This security classification may be modified after acquisition only under certain specified

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

conditions. In general, securities may be classified as held-to-maturity only if the Bank has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

•	Held-to-maturity securities are measured at amortized cost in the consolidated balance sheet. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

•	Available-for-sale securities are carried at fair value on the consolidated balance sheet. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

•	Trading securities are carried at fair value on the consolidated balance sheet. Unrealized holding gains and losses for trading securities are included in earnings.

      Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

          LOANS HELD-FOR-SALE:

      Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

          LOANS:

      Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances reduced by amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

      Interest on loans is recognized on a simple interest basis.

      Loan origination, commitment fees and certain direct origination costs are deferred, and the net amount is amortized as an adjustment of the related loan’s yield. The Bank is amortizing these amounts over the contractual life of the related loans.

      Loans are generally placed on nonaccrual when reaching 90 days past due or earlier if the situation warrants. Loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 180 days past due. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed. A loan can be returned to accrual status when collectibility of principal and interest is reasonably assured and the loan has performed for a period of time, generally six months.

      Cash receipts of interest income on impaired loans is credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

          ALLOWANCE FOR LOAN LOSSES:

      The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

      A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

      Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

          PREMISES AND EQUIPMENT:

      Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets. Estimated lives are 10 to 40 years for buildings and 2 to 15 years for furniture and equipment. Leasehold improvements are amortized over the lesser of the life of the lease or the estimated life of the improvements.

          OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

      Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Financial Accounting Standards Board Statements No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring.” These properties are carried at the lower of cost or estimated fair value less estimated costs to sell. The Bank’s policy is to market all properties and not to hold any of these assets in anticipation of increasing market values or to operate any of these assets for income purposes. Any writedown from cost to estimated fair value required at the time of foreclosure or

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets and gains or losses recognized upon sale are included in other expense.

      In accordance with Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” the Bank classifies loans as in-substance repossessed or foreclosed if the Bank receives physical possession of the debtor’s assets regardless of whether formal foreclosure proceedings take place.

          ADVERTISING:

      The Bank directly expenses costs associated with advertising as they are incurred.

          INCOME TAXES:

      The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank’s assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled.

          FAIR VALUES OF FINANCIAL INSTRUMENTS:

      Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires that the Bank disclose estimated fair value for its financial instruments. Fair value methods and assumptions used by the Bank in estimating its fair value disclosures are as follows:

      Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets’ fair values.

      Securities (including mortgage-backed securities): Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

      Loans held-for-sale: Fair values for loans held-for-sale are estimated based on outstanding investor commitments, or in the absence of such commitments, are based on current investor yield requirements.

      Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

      Accrued interest receivable: The carrying amount of accrued interest receivable approximates its fair value.

      Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

      Federal Home Loan Bank Advances: Fair values of Federal Home Loan Bank are estimated using a discounted cash flow technique that applies interest rates currently being offered on advances to a schedule of expected monthly maturities of the advances.

      Other borrowed funds: The carrying amounts of other borrowed funds approximate their fair value.

      Securities sold under agreements to repurchase and other borrowed funds: The carrying amounts reported on the consolidated balance sheets for securities sold under agreements to repurchase and other borrowed funds approximate their fair values.

      Off-balance sheet instruments: The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

          EARNINGS PER SHARE:

      Basic earnings per share (EPS) excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

      The Bank has computed and presented basic and diluted EPS for the years ended December 31, 2002 and 2001 in accordance with SFAS No. 128. The Bank has not presented diluted EPS for 2000 because its capital structure was not complex.

          STOCK BASED COMPENSATION PLAN:

      At December 31, 2002, the Company has a stock-based employee compensation plan which is described more fully in Note 16. The Bank accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

recognition provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to stock-based employee compensation.

	For the years Ended
	December 31,

	2002	2001	2000

	($000 Omitted except
	per share data)
Net income, as reported	$1,107	$1,153	$867
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	56	23

Pro forma net income	$1,051	$1,130	$867

Earnings per share:
Basic — as reported	$.43	$.45	$.34
Basic — pro forma	$.41	$.44	$.34
Diluted — as reported	$.43	$.45	N/A
Diluted — pro forma	$.41	$.44	N/A

          RECENT ACCOUNTING PRONOUNCEMENTS:

      FASB has issued SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement replaces SFAS No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” and rescinds SFAS Statement No. 127, “Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125”. SFAS No. 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001; however, the disclosure provisions are effective for fiscal years ending after December 15, 2000. The adoption of this Statement did not have a material impact on the Bank’s financial position or results of operations.

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations.” This Statement addresses financial accounting and reporting for business combinations and supercedes APB Opinion No. 16, “Business Combinations,” and SFAS No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises.” Under Opinion 16, business combinations were accounted for using one of two methods, the pooling-of-interests method or the purchase method. All business combinations in the scope of SFAS No. 141 are to be accounted for using one method — the purchase method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

      The adoption of SFAS No. 141 had no immediate effect on the Bank’s consolidated financial statements since it had no pending business combinations as of June 30, 2001 or as of the date of the issuance of these consolidated financial statements. If the Bank consummates business combinations in the future, any such combinations that would have been accounted for by the pooling-of-interests method under Opinion 16 will be accounted for under the purchase method and the difference in accounting could have a substantial impact on the Bank’s consolidated financial statements.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

      In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This Statement addresses financial accounting and reporting for required goodwill and other intangible assets and supercedes APB Opinion No. 17, “Intangible Assets.” The initial recognition and measurement provisions of SFAS No. 142 apply to intangible assets which are defined as assets (not including financial assets) that lack physical substance. The term “intangible assets” is used in SFAS No. 142 to refer to intangible assets other than goodwill. The accounting for a recognized intangible asset is based on its useful life. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized. An intangible asset that is subject to amortization shall be reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

      SFAS No. 142 provides that goodwill shall not be amortized. Goodwill is defined as the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. SFAS No. 142 further provides that goodwill shall be tested for impairment at a level of reporting referred to as a reporting unit. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.

      SFAS No. 142 was effective as follows:

All of the provisions of SFAS No. 142 were applied in fiscal years beginning after December 15, 2001, to all goodwill and intangible assets recognized in the Bank’s statement of financial position at the beginning of that fiscal year, regardless of when those previously recognized assets were initially recognized.

      The adoption of SFAS No. 142 did not have a material impact on the consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” but retains the basic recognition and measurement model for assets held for use and held for sale. The provisions of SFAS No. 144 are required to be adopted starting with fiscal years beginning after December 15, 2001. This Statement did not have a material impact on the Bank’s consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. Management does not anticipate that this Statement will have any material impact on the Bank’s consolidated financial statements.

      In October 2002, the FASB issued SFAS No. 147 “Acquisitions of Certain Financial Institutions,” an Amendment of SFAS Nos. 72 and 144 and FASB Interpretation No. 9. SFAS No. 72 “Accounting for Certain Acquisitions of Banking or Thrift Institutions” and FASB Interpretation No. 9 “Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method” provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 “Business Combinations” and No. 142 “Goodwill and Other Intangible Assets.” Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of SFAS No. 147. In addition,

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

SFAS No. 147 amends SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

      Paragraph 5 of SFAS No. 147, which relates to the application of the purchase method of accounting, was effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions in paragraph 6 related to accounting for the impairment or disposal of certain long-term customer -relationship intangible assets were effective on October 1, 2002. Transition provisions for previously recognized unidentifiable intangible assets in paragraphs 8-14 were effective on October 1, 2002, with earlier application permitted. There was no impact on the Bank’s consolidated financial statements on adoption of this Statement.

NOTE 3 — INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

      Investments in available-for-sale securities have been classified in the consolidated balance sheets according to management’s intent. The carrying amount of securities and their approximate fair values are as follows as of December 31:

		Gains In	Losses In
		Accumulated	Accumulated
	Amortized	Other	Other
	Cost	Comprehensive	Comprehensive	Fair
	Basis	Income	Income	Value

December 31, 2002:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$5,233	$180	$	$5,413
Debt securities issued by states of the United States and political subdivisions of the states	14,505	450	22	14,933
Corporate debt securities	3,467	96	49	3,514
Mortgage-backed securities	27,898	603	30	28,471
Preferred equity securities — U.S. Agency	8,992	63	459	8,596
Marketable equity securities	2,690	1	64	2,627

	$62,785	$1,393	$624	$63,554

December 31, 2001:
Debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies	$7,374	$300	$	$7,674
Debt securities issued by states of the United States and political subdivisions of the states	6,037	111		6,148
Corporate debt securities	12,424	314	83	12,655
Mortgage-backed securities	25,285	130	34	25,381
Preferred equity securities — U.S. agency	8,011	20	17	8,014
Marketable equity securities	190	1	64	127

	$59,321	$876	$198	$59,999

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

      The scheduled maturities of available-for-sale securities (other than marketable equity securities) were as follows as of December 31, 2002:

Fair
Value

Due within one year	$3,064
Due after one year through five years	4,047
Due after five years through ten years	3,158
Due in more than ten years	13,591
Mortgage-backed securities	28,471

$52,331

      During 2002, proceeds from sales of available-for-sale securities amounted to $14,639,858. Gross realized gains and gross realized losses on those sales amounted to $298,669 and $23,104, respectively. During 2001, proceeds from sales of available-for-sale securities amounted to $19,924,284. Gross realized gains and gross realized losses on those sales amounted to $379,540 and $54,565, respectively. During 2000, proceeds from sales of available-for-sale securities amounted to $5,007,800. Gross realized gains and gross realized losses on those sales amounted to $73,402 and $15,378, respectively.

      The tax expense (benefit) applicable to the realized gains (losses) for 2002 amounted to $116,331 and $(8,999). The tax expense (benefit) applicable to the realized gains (losses) for 2001 amounted to $147,831 and $(21,253). The tax expense (benefit) applicable to the gross realized gains (losses) for 2000 amounted to $28,590 and $(5,990).

      The aggregate amortized cost basis and fair value of securities of issuers which exceeded 10% of stockholders’ equity were as follows as of December 31, 2002:

	Amortized
	Cost	Fair
Issuers	Basis	Value

Shay Financial Services, Inc. Adjustable Rate Mortgage Fund	$2,500	$2,500

      Total carrying amounts of $31,491,021 and $22,968,519 of debt securities were pledged to secure treasury tax and loan, securities sold under agreements to repurchase, public funds on deposit and Federal Home Loan Bank advances as of December 31, 2002 and 2001, respectively.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

NOTE 4 — LOANS

      Loans and lease financings consisted of the following as of December 31:

	2002	2001

Commercial, financial and agricultural	$16,618	$19,288
Real estate — construction and land development	8,664	3,688
Real estate — residential	33,222	24,518
Real estate — commercial	50,064	45,898
Consumer	4,726	7,076
Lease financing	1,493	1,961
Other	43	55

	114,830	102,484
Allowance for loan losses	(1,988)	(1,872)
Unearned income	(189)	(115)
Deferred loan costs	444	464

Net loans and lease financings	$113,097	$100,961

      Certain directors and executive officers of the Bank and companies in which they have significant ownership interest were customers of the Bank during 2002. Total loans to such persons and their companies amounted to $1,693,085 as of December 31, 2002. During the year ended December 31, 2002, $55,000 of advances were made and payments totaled $269,778.

      Changes in the allowance for loan losses were as follows for the years ended December 31:

	2002	2001	2000

Balance at beginning of period	$1,872	$1,654	$1,805
Provision for loan losses	660	325	230
Loans charged off	(628)	(140)	(531)
Recoveries of loans previously charged off	84	33	150

Balance at end of period	$1,988	$1,872	$1,654

      The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue as of December 31:

	2002	2001

Total nonaccrual loans	$1,067	$1,090

Accruing loans which are 90 days or more overdue	$0	$25

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

      Information about loans that meet the definition of an impaired loan in Statement of Financial Accounting Standards No. 114 is as follows as of December 31:

	2002		2001

	Recorded	Related	Recorded	Related
	Investment	Allowance	Investment	Allowance
	In Impaired	For Credit	In Impaired	For Credit
	Loans	Losses	Loans	Losses

Loans for which there is a related allowance for credit loss	$310	$116	$445	$206
Loans for which there is no related allowance for credit loss	13		39

Totals	$323	$116	$484	$206

Average recorded investment in impaired loans during the year ended December 31	$369		$424

Related amount of interest income recognized during the time, in the year ended December 31, that the loans were impaired
Total recognized	$2		$0

Amount recognized using a cash-basis method of accounting	$0		$0

NOTE 5 — PREMISES AND EQUIPMENT

      The following is a summary of premises and equipment as of December 31:

	2002	2001

Land	$413	$413
Buildings	2,678	2,415
Equipment and furnishings	4,165	4,443
Leasehold improvements	173	146
Construction in progress	402	124

	7,831	7,541
Accumulated depreciation and amortization	(4,117)	(4,490)

	$3,714	$3,051

NOTE 6 — DEPOSITS

      The aggregate amount of time deposit accounts in denominations of $100,000 or more as of December 31, 2002 and 2001 was approximately $10,276,436 and $9,818,000, respectively.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

      For time deposits as of December 31, 2002, the aggregate amount of maturities for each of the following five years ended December 31, and thereafter, are:

2003	$29,634
2004	6,227
2005	2,560
2006	2,983
2007	6,974
Thereafter	34

Total	$48,412

      Deposits from related parties held by the Bank as of December 31, 2002 and 2001 amounted to approximately $2,888,206 and $3,180,000, respectively.

NOTE 7 — SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

      Securities sold under agreements to repurchase consist of funds borrowed from customers on a short-term basis secured by portions of the Bank’s investment portfolio. The securities which were sold have been accounted for not as sales but as borrowings. The securities consisted of debt securities issued by U.S. government corporations and agencies. The securities were held in the Federal Home Loan Bank of Boston under the control of the Bank. The purchasers have agreed to sell to the Bank substantially identical securities at the maturity of the agreements.

NOTE 8 — FEDERAL HOME LOAN BANK ADVANCES

      Federal Home Loan Bank advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB).

      Maturities of advances from the FHLB for the five fiscal years ending after December 31, 2002 and thereafter are summarized as follows:

AMOUNT

2003	$8,828
2004	3,590
2005	1,914
2006	4,202
2007	10,326

$28,860

      Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

      Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets.

      At December 31, 2002, the interest rates on FHLB advances ranged from 2.38% to 5.55%. At December 31, 2002, the weighted average interest rate on FHLB advances was 4.49%.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

NOTE 9 — OTHER BORROWED FUNDS

      Other borrowed funds consists of treasury, tax and loan deposits.

NOTE 10 — INCOME TAXES (BENEFIT)

      The components of income taxes (benefit) follow for the years ended December 31:

	2002	2001	2000

Current:
Federal	$169	$457	$(252)
State	157	102
Benefit of state operating loss and tax credit carryforwards	(43)	(102)

	283	457	(252)

Deferred:
Federal	66	23	664
State	(29)	116	102

	37	139	766

Total income taxes	$320	$596	$514

      The reasons for the differences between the statutory federal income tax rates and the effective tax rates are summarized as follows for the years ended December 31:

	2002	2001	2000

	% of	% of	% of
	Income	Income	Income
Federal income tax at statutory rate	34.0%	34.0%	34.0%
Increase (decrease) in tax resulting from:
Tax exempt income	(9.4)
Dividends received deduction	(7.3)	(2.7)
Other	4.0	(1.8)	(.1)
Unallowable expenses	1.2	.3	.3
State tax (benefit), net of federal tax benefit	(.1)	4.3	3.0

Effective tax rates	22.4%	34.1%	37.2%

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

      The Bank had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

	2002	2001

Deferred tax assets:
Minimum pension liability	$211	$174
Allowance for loan losses	775	729
Other real estate owned		10
State operating loss carryovers and tax credits	55	31
Repossessed property writedowns		16
Net unrealized holding loss on available-for-sale equity securities	156	20

Gross deferred tax assets	1,197	980
Valuation allowance for unrealized holding loss on equity securities	(156)

	1,041	980

Deferred tax liabilities:
Net unrealized holding gain on available-for-sale debt securities	(478)	(307)
Prepaid supplies	(12)	(8)
Deferred loan fees/costs	(48)	(50)
Accelerated depreciation	(422)	(353)
Other adjustments	(69)	(59)

Gross deferred tax liabilities	(1,029)	(777)

Net deferred tax assets	$12	$203

      As of December 31, 2002, the Bank has state tax credit carryforwards for tax purposes as follows:

	Amount	Expiration

Tax credit carryforwards	$55	2008

NOTE 11 — EMPLOYEE BENEFITS

      The Bank has a defined benefit pension plan that, until December 31, 1991, covered substantially all of its full time employees who met certain eligibility requirements.

      As of December 31, 1991 the Bank suspended the pension plan. Since that date no further benefits have accrued for employees.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

      The following tables set forth information about the plan as of December 31 and the years then ended:

	2002	2001

Change in projected benefit obligation:
Benefit obligation at beginning of year	$1,009	$976
Interest cost	70	73
Contribution	36	54
Benefits paid	(64)	(94)
Net deferral of return on plan assets	39

Benefit obligation at end of year	1,090	1,009

Change in plan assets:
Plan assets at estimated fair value at beginning of year	885	897
Contribution	36	54
Actual return on plan assets	22	28
Benefits paid	(64)	(94)

Fair value of plan assets at end of year	879	885

Funded status	(211)	(124)
Unrecognized net loss from actuarial experience	581	494
Unamortized net asset existing at date of adoption of SFAS No. 87	(38)	(47)

Net amount recognized	$332	$323

      Amounts recognized in the balance sheet as of December 31 consist of:

	2002	2001

Prepaid benefit cost	$332	$323
Accrued benefit liability	(543)	(447)
Accumulated other comprehensive loss	543	447

Net amount recognized	$332	$323

      The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 7.0% and 0.0% for 2002 and 7.5% and 0.0% for 2001 and 2000, respectively. The weighted-average expected long-term rate of return on assets was 7.0% for 2002 and 7.5% for 2001 and 2000. The decrease in the discount rate and long-term rate of return in 2002 to reflect the decrease in current interest rates resulted in a loss of $54,717.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

      Components of net periodic cost:

	December 31,

	2002	2001	2000

Interest cost on benefit obligation	$70	$73	$75
Expected return on assets	(61)	(67)	(74)
Amortization of transition amount	(9)	(9)	(9)
Amortization of net unrecognized loss	27	30	22

Net periodic cost	$27	$27	$14

      Plan assets as of December 31, 2002 and 2001 include certificates of deposit and interest bearing demand deposits of the Bank totaling $879,492 and $885,324, respectively.

      The Bank sponsors a 401(k) Savings Plan which was amended on April 1, 2000. Officers and employees are allowed to make salary reduction (pre-tax) contributions up to 15% of salary. At this time, the Bank has elected to match 100% of salary reduction contributions up to 3% of salary plus 50% of salary reduction contributions greater than 3% of compensation up to 5% of salary. The 401(k) matching expense was $62,916, $59,840 and $31,635 for the years ended December 31, 2002, 2001 and 2000, respectively.

      The Bank entered into employment agreements with certain executive officers. The agreements provide that in the event of voluntary or involuntary termination within two years following a change in control of the Bank, the executive officers would be entitled to a lump sum payment within two years as specified in the agreements.

      Due to the actuarial omission of a minimum pension liability in the 2001 and 2000 financial statements, such statements have been restated as follows:

	December 31,

	2001	2000

Other liabilities as previously reported	$374	$618
Add minimum pension liability	447	375

As restated	$821	$993

Deferred tax assets as previously reported	$29	$520
Add income tax benefit of minimum pension liability	174	146

As restated	$203	$666

Accumulated other comprehensive income (loss) as previously reported	$391	$(177)
Add minimum pension liability less tax effect	(273)	(229)

As restated	$118	$(406)

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

	Years Ended
	December 31,

	2001	2000

Comprehensive income as previously reported	$1,721	$1,428
Less change in minimum pension liability, net of tax effect	44	229

As restated	$1,677	$1,199

NOTE 12 — COMMITMENTS AND CONTINGENT LIABILITIES

      The Bank is obligated under various lease agreements covering branch offices. The Bank also leases various office equipment. These agreements are considered to be operating leases. The terms expire from 2003 to 2017. Options to renew for additional terms are included under the branch office lease agreements. The total minimum rental due in future periods under these existing agreements is as follows as of December 31, 2002:

2003	$292
2004	259
2005	259
2006	259
2007	238
Thereafter	2,106

Total minimum lease payments	$3,413

      Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. The total rental expense amounted to $253,471 for 2002, $136,770 for 2001 and $130,512 for 2000.

NOTE 13 — FINANCIAL INSTRUMENTS

      The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

      The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

      Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

credit evaluation of the borrower. Collateral held varies, but may include secured interests in mortgages, accounts receivable, inventory, property, plant and equipment and income producing properties.

      Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Of the total standby letters of credit outstanding as of December 31, 2002, $125,067 is secured by deposit accounts held by the Bank.

      The estimated fair values of the Bank’s financial instruments, all of which are held or issued for purposes other than trading, are as follows as of December 31:

	2002		2001

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$9,861	$9,861	$7,087	$7,087
Available-for-sale securities	63,554	63,554	59,999	59,999
Federal Home Loan Bank stock	1,548	1,548	1,100	1,100
Loans and lease financings, net	113,097	116,205	100,961	102,937
Accrued interest receivable	1,089	1,089	1,016	1,016
Financial liabilities:
Deposits	145,575	146,628	130,027	130,641
Securities sold under agreements to repurchase	3,290	3,290	2,361	2,361
Federal Home Loan Bank advances	28,860	30,092	24,018	24,207
Other borrowed funds	426	426	37	37

      The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions. Accounting policies related to financial instruments are described in Note 2.

      Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of December 31:

	2002	2001

Commitments to originate loans	$1,822	$3,036
Standby letters of credit	1,603	1,095
Unadvanced portions loans:
Consumer loans	96	87
Home equity loans	7,000	5,181
Construction loans	7,450	2,561
Commercial lines of credit	5,395	4,754

	$23,366	$16,714

      There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

NOTE 14 — SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

      Most of the Bank’s business activity is with customers located within the state. There are no significant group concentrations of credit risk in the Bank’s loan portfolio. The majority of the Bank’s loan portfolio is comprised of loans collateralized by real estate located in the state of Connecticut.

NOTE 15 — REGULATORY MATTERS

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — and possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2002, that the Bank meets all capital adequacy requirements to which it is subject.

      As of December 31, 2002, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.

      The Bank’s actual capital amounts and ratios are also presented in the table.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes:		Action Provisions:

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2002:
Total Capital (to Risk Weighted Assets)	$15,244	11.27%	$10,823	≥8.0%	$13,529	≥10.0%
Tier 1 Capital (to Risk Weighted Assets)	13,549	10.01	5,412	≥4.0	8,118	≥6.0
Tier 1 Capital (to Average Assets)	13,549	7.06	7,675	≥4.0	9,594	≥5.0
As of December 31, 2001:
Total Capital (to Risk Weighted Assets)	14,722	11.41	10,325	≥8.0	12,906	≥10.0
Tier 1 Capital (to Risk Weighted Assets)	13,106	10.15	5,163	≥4.0	7,744	≥6.0
Tier 1 Capital (to Average Assets)	13,106	7.90	6,634	≥4.0	8,292	≥5.0

NOTE 16 — STOCK OPTION PLAN

      In 2001 the Bank adopted the North American Bank and Trust Company Bank Officers’ and Employees’ Stock Option Plan (the “Plan”). On January 4, 2001 the Board of Directors granted 50,000 stock options at

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

an exercise price of $4.00. On January 29, 2002, the Board of Directors granted an additional 55,000 stock options at an exercise price of $5.90.

      Under the Plan, 250,000 shares of stock of the Bank may be issued and sold, pursuant to Stock Option Agreements, to employees of the Bank. All options must be granted by September 19, 2010. Options shall be granted at the fair market value on grant date, and are exercisable as follows:

After 1 year from date of grant	20%
After 2 years from date of grant	40%
After 3 years from date of grant	60%
After 4 years from date of grant	80%
After 5 years from date of grant	100%

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002 and 2001: dividend yield of 1.36 and 0 percent; expected volatility of 48 and 44 percent, risk-free interest rate of 5.4 and 5.3 percent; and an expected life of 10 and 9 years.

      A summary of the status of the Bank’s stock option plan as of December 31, 2002 and 2001 and changes during the years ending on that date is presented below:

	2002		2001

		Weighted-Average		Weighted-Average
Fixed Options	Shares	Exercise Price	Shares	Exercise Price

Outstanding at beginning of year	45,000	$4.00	0
Granted	55,000	5.90	50,000	$4.00
Exercised	0		0
Forfeited	0		(5,000)	4.00

Outstanding at end of year	100,000	$5.05	45,000	$4.00

Options exercisable at year-end	9,000		0
Weighted-average fair value of options granted during the year	$3.27		$2.54

      The following table summarizes information about fixed stock options outstanding as of December 31, 2002:

	Options Outstanding		Options Exercisable

	Number	Weighted-Average	Number
	Outstanding	Remaining	Exercisable as
Exercise Price	as of 12/31/02	Contractual Life	of 12/31/02	Exercise Price

$4.00	45,000	8.0 years	9,000	$4.00
5.90	55,000	9.1	0	N/A

	100,000	8.6 years	9,000	$4.00

NOTE 17 — EARNINGS PER SHARE (EPS)

      Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net income are as follows:

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Years Ended December 31, 2002, 2001 and 2000

(Columned Dollars in Thousands)

	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount

Year ended December 31, 2002
Basic EPS
Net income and income available to common stockholders	$1,107	2,575	$.43
Effect of dilutive securities, options		20

Diluted EPS
Income available to common stockholders and assumed conversions	$1,107	2,595	$.43

Year ended December 31, 2001
Basic EPS
Net income and income available to common stockholders	$1,153	2,575	$.45
Effect of dilutive securities, options		15

Diluted EPS
Income available to common stockholders and assumed conversions	$1,153	2,590	$.45

NOTE 18 — REGULATORY ACTION

      The Bank was notified by the State of Connecticut Department of Banking and the Federal Deposit Insurance Corporation that as of February 22, 2001 a Memorandum of Understanding dated in December 1999 was terminated.

      On December 19, 2002, the Bank entered into a Memorandum of Understanding (the Memorandum) by and between the Bank, the Banking Commissioner of the State of Connecticut and the Regional Director of the Boston Region of the FDIC. The Memorandum resulted from of an FDIC Examination of the Bank in the second quarter of 2002. A Memorandum of Understanding is an informal remedy designed to address supervisory concerns that do not warrant formal supervisory action. Under the Memorandum, the Bank is required to among other things (i) analyze and assess the Bank’s management and staffing needs; (ii) develop a written strategic plan; (iii) improve its funds management practices; and, (iv) develop a plan to improve asset quality and overall credit administration. Additionally, the Bank must maintain Tier 1 — Leverage Capital at or in excess of 7.00%. The Board has formed a compliance committee to monitor the Bank’s progress and foresees no problem in complying with the Memorandum and eliminating the basis for supervisory concern.

NOTE 19 — RECLASSIFICATION

      Certain amounts in the prior years have been reclassified to be consistent with the current year’s statement presentation.

SIGNATURES

      Pursuant to the requirements of Section 13 and 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in Waterbury, Connecticut on March 18, 2003.

NORTH AMERICAN BANK & TRUST COMPANY

By:	/s/ FIELDING MOORE

Fielding Moore
President and Chief Executive Officer

By:	/s/ DAVID A. BIRKINS

David A. Birkins
Senior Vice President, Chief Financial Officer

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ CURT MCGANN (Curt McGann)	Chairman of the Board	March 18, 2003

/s/ JOHN H. BARLOW (John H. Barlow)	Director	March 18, 2003

/s/ LOUIS P. BENEMERITO (Louis P. Benemerito)	Director	March 18, 2003

/s/ ROBERT W. GARTHWAIT, JR. (Robert W. Garthwait, Jr.)	Director	March 18, 2003

/s/ KATHLEEN A. KELLEY (Kathleen A. Kelley)	Director	March 18, 2003

/s/ FIELDING MOORE (Fielding Moore)	Director, President and Chief Executive Officer	March 18, 2003

/s/ MANUAL J. NUNES (Manual J. Nunes)	Director	March 18, 2003

/s/ HENRY J. PAPARAZZO (Henry J. Paparazzo)	Director	March 18, 2003

Signature	Title	Date

/s/ DAVID ROSS (David Ross)	Director	March 18, 2003

/s/ DAVID E. VEILLEUX (David E. Veilleux)	Director	March 18, 2003

/s/ THOMAS E. WALSHE (Thomas E. Walshe)	Director	March 18, 2003

CERTIFICATIONS

I, Fielding Moore, certify that:

1.	I have reviewed this annual report on Form 10-KSB of The North American Bank & Trust Company;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c)	presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s Board of Directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

March 18, 2003

/s/ FIELDING MOORE

By:	Fielding Moore
President and Chief Executive Officer

CERTIFICATIONS

I, David A. Birkins, certify that:

1.	I have reviewed this annual report on Form 10-KSB of The North American Bank & Trust Company;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a)	designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c)	presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5.	The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s Board of Directors (or persons performing the equivalent function):

a)	all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6.	The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

March 18, 2003

/s/ DAVID A. BIRKINS

By:	David A. Birkins
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit #		Description

(3	)(i)	Amended and Restated Certificate of Incorporation of the Bank was filed on March 21, 1994 as Exhibit 3.1 to North American Bankcorporation, Inc. (the former bank-holding company for the Bank) Annual Report on Form 10-K and incorporated herein by reference.
(3	)(ii)	Amended Bylaws of the Bank was filed on March 21, 1994 as Exhibit 3.2 to North American Bankcorporation, Inc. (the former bank-holding company for the Bank) Annual Report on Form 10-K and incorporated herein by reference.
10.1		The Amended and Restated Employment Agreement between the Bank and Fielding Moore dated September 19, 2001 was filed on March 24, 2002 as Exhibit 10.1 to North American Bank and Trust Company’s Annual Report on Form 10-K and incorporated herein by reference.
10.2		The Employment Agreement between the Bank and Michael B. Paparella dated December 15, 1999 was filed on March 24, 2001 as Exhibit 10.2 to North American Bank and Trust Company’s Annual Report on Form 10-K and incorporated herein by reference. An amendment to such agreement is enclosed as Exhibit 10.2.
10.3		The Employment Agreement between the Bank and David A. Birkins dated December 15, 1999 was filed on March 24, 2001 as Exhibit 10.3 to North American Bank and Trust Company’s Annual Report on Form 10-K and incorporated herein by reference. An amendment to such agreement is enclosed as Exhibit 10.3.
23		Consent of experts and counsel.
99.1		The Memorandum of Understanding with the Connecticut Banking Commissioner and the Regional Director of the Boston Region of the FDIC dated December 19, 2002.
99.2		CEO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
99.3		CFO Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Exhibit 99.2

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the Annual Report of North American Bank & Trust Company (the “Bank”) on Form 10-KSB for the year ending December 31, 2002, as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), I, Fielding Moore, Chief Executive Officer of the Bank, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.

/s/ FIELDING MOORE

Fielding Moore
Chief Executive Officer

March 18, 2003

Exhibit 99.3

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO SECTION 906
OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the Annual Report of North American Bank & Trust Company (the “Bank”) on Form 10-KSB for the year ending December 31, 2002, as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), I, David A. Birkins, Chief Financial Officer of the Bank, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.

/s/ DAVID A. BIRKINS

David A. Birkins
Chief Financial Officer

March 18, 2003

Appendix E

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20549

Form 10-QSB

QUARTERLY REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For Quarter Ended June 30, 2003

FDIC Certificate Number 22586-0

The North American Bank & Trust Company

(Exact name of Small Business Issuer as Specified in Its Charter)

Connecticut	06-0893814
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

132 Grand Street, Waterbury, Connecticut 06702

(Address of Principal Executive Offices)

Telephone: (203) 573-4961

(Issuer’s Telephone Number, Including Area Code)

          Check whether issuer: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     YES ☑          No ☐

          The number of shares of common stock of the registrant outstanding as of August 10, 2003 was 2,575,000.

          The total number of pages in this report is 20.

THE NORTH AMERICAN BANK & TRUST COMPANY

Part I — FINANCIAL INFORMATION

Item 1.     Financial Statements

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

CONSOLIDATED AND CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2003	2002

	(Unaudited)

	(In thousands)
Assets:
Cash and due from banks	$10,069	$9,561
Federal funds sold and other short-term investments	6,250	300

Cash and cash equivalents	16,319	9,861
Investments in available-for-sale securities	69,736	63,554
Federal Home Loan Bank stock, at cost	1,548	1,548
Loans outstanding	106,372	115,085
Less: allowance for loan losses	(1,855)	(1,988)

Net loans	104,517	113,097
Premises and equipment	3,558	3,714
Accrued interest receivable	850	1,089
Other real estate owned	40	0
Other assets	1,078	725

Total Assets	$197,646	$193,588

Liabilities:
Deposits:
Noninterest bearing	$26,174	$25,681
Interest bearing	126,558	119,894

Total deposits	152,732	145,575
Short-term borrowings, securities sold under agreements to repurchase	3,739	3,716
Long-term debt to Federal Home Loan Bank	25,597	28,860
Other liabilities	666	1,139

Total Liabilities	182,734	179,290
Shareholders’ Equity:
Common stock, $0.01 par value, authorized 3,500,000 shares; Issued and outstanding 2,575,000	26	26
Additional paid-in capital	8,759	8,759
Retained earnings	6,099	5,554
Accumulated other comprehensive income (loss)	28	(41)

Total Shareholders’ Equity	14,912	14,298

Total Liabilities & Shareholders’ Equity	$197,646	$193,588

The accompanying notes are an integral part of these consolidated and condensed financial statements.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

CONSOLIDATED AND CONDENSED STATEMENTS OF INCOME

	Period ended June 30,

	Six Months		Three Months
	Ended		Ended

	2003	2002	2003	2002

	(In thousands, except per share data)
	(Unaudited)
Interest and dividend income:
Interest and fees on loans	$3,917	$4,123	$1,875	$2,089
Interest and dividends on securities	1,432	1,727	719	860
Interest of Federal funds sold and other interest	19	12	15	6

Total interest and dividend income	5,368	5,862	2,609	2,955

Interest expense:
Interest on deposits	984	1,154	473	575
Interest on Federal Home Loan Bank advances	593	599	293	309
Interest on securities sold under agreements to repurchase and other interest	12	17	5	7

Total interest expense	1,589	1,770	771	891

Net interest and dividend income	3,779	4,092	1,838	2,064
Provision for loan losses	(100)	339	(100)	189

Net interest and dividend income after provision for loan losses	3,879	3,753	1,938	1,875

Noninterest income:
Service charges, fees and commissions	415	362	201	197
Investment securities gains, net	111	110	0	70
Other	88	67	69	27

Total noninterest income	614	539	270	294

Noninterest expense:
Compensation	1,840	1,882	945	986
Occupancy	510	372	246	187
Furniture and equipment	324	260	166	131
Outside services	307	169	209	97
Postage and supplies	120	113	56	57
Insurance and assessments	59	48	29	24
Gain (loss) on sales of other real estate owned, net	1	(7)	1	0
Other	634	570	334	286

Total noninterest expense	3,795	3,407	1,986	1,768

Income before taxes	698	885	222	401
Income taxes	50	246	(41)	95

Net Income	$648	$639	$263	$306

Comprehensive income	$717	$649	$29	$525
Net income per share — Basic	$0.25	$0.25	$0.10	$0.12
Net income per share — Diluted	$0.25	$0.25	$0.10	$0.12
Weighted average shares outstanding — Basic	2,575	2,575	2,575	2,575
Weighted average shares outstanding — Diluted	2,604	2,594	2,613	2,596

The accompanying notes are an integral part of these consolidated and condensed financial statements.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

CONSOLIDATED AND CONDENSED STATEMENTS OF CASH FLOWS

	Six months ended
	June 30,

	2003	2002

	(In thousands)
	(Unaudited)
Cash flows from operating activities:
Net income	$648	$639
Adjustments to reconcile net income:
Amortization (accretion) of securities, net	150	32
Gain on sales of available-for-sale securities, net	(111)	(100)
Provision for loan losses	(100)	339
Gain on sale of other real estate owned	0	(8)
Depreciation and amortization	293	234
Increase in accrued interest receivable and other assets, net	(328)	105
Increase (decrease) in accrued interest payable and other liabilities, net	(103)	(182)

Net cash (used in) provided by operating activities	449	1,059

Cash flows from financing activities:
Net increase in noninterest-bearing accounts	493	2,056
Net increase in interest-bearing accounts	6,664	4,318
Net increase in short-term borrowings	23	1,112
Net increase in long-term debt	(3,263)	6,033
Dividends paid	(103)	(103)

Net cash provided by financing activities	3,814	13,416

Cash flows from investing activities:
Purchases of securities available-for-sale	(24,621)	(12,389)
Proceeds from maturities of securities available-for-sale	8,971	4,618
Proceeds from sales of securities available-for-sale	9,341	5,907
Purchases of Federal Home Loan Bank stock	0	(402)
Loan originations and principal collections, net	5,781	(10,821)
Recoveries on loans previously charged-off	34	39
Proceeds from sale of loans	2,826	0
Capital expenditures — premises and equipment	(137)	(336)

Net cash provided by (used in) investing activities	2,195	(13,384)

Net increase in cash and cash equivalents	6,458	1,091
Cash and cash equivalents at beginning of year	9,861	7,087

Cash and cash equivalents at end of period	$16,319	$8,178

Supplemental disclosures:
Interest paid	1,612	2,649
Taxes paid	(464)	(380)

The accompanying notes are an integral part of these consolidated and condensed financial statements.

THE NORTH AMERICAN BANK & TRUST COMPANY AND SUBSIDIARY

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

      The consolidated financial statements include the accounts of North American Bank & Trust Company (the “Bank”) and its wholly-owned subsidiary North American Financial Services, Inc. (“NAFS”). NAFS was set-up to sell insurance products and was incorporated on August 14, 2002 but as of June 30, 2003 was not active. All significant intercompany accounts and transactions have been eliminated in the consolidation.

      The consolidated and condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to SEC Form 10-QSB. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. These financial statements reflect, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the Bank’s financial position and the results of its operations and its cash flows for the periods presented.

      The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

Note 2 — Reclassifications

      Certain financial statement balances, as previously reported, have been reclassified to conform to the 2003 Consolidated and Condensed Financial Statements presentation.

Note 3 — Stock Based Compensation Plan

      At June 30, 2003, the Bank has a stock-based employee compensation plan. The Bank accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Bank had applied the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” to stock-based employee compensation.

	Period ended June 30,

	Six Months		Three Months
	Ended		Ended

	2003	2002	2003	2002

	(In thousands, except per share data)

	(Unaudited)
Net income, as reported	$648	$639	$263	$306
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	18	14	9	7

Pro forma net income	630	625	254	299
Earnings per share Basic — as reported	$0.25	$0.25	$0.10	$0.12
Basic — pro forma	$0.24	$0.24	$0.10	$0.12
Diluted — as reported	$0.25	$0.25	$0.10	$0.12
Diluted — pro forma	$0.24	$0.24	$0.10	$0.12

Note 4 — Recent Accounting Pronouncements

      In June 2001, the FASB issued SFAS No. 141, “Business Combinations.” This Statement addresses financial accounting and reporting for business combinations and supercedes APB Opinion No. 16, “Business Combinations,” and SFAS No. 38, “Accounting for Preacquisition Contingencies of Purchased Enterprises.” Under Opinion 16, business combinations were accounted for using one of two methods, the pooling-of-interests method or the purchase method. All business combinations in the scope of SFAS No. 141 are to be accounted for using one method — the purchase method. The provisions of SFAS No. 141 apply to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later.

      The adoption of SFAS No. 141 had no immediate effect on the Bank’s consolidated financial statements since it had no pending business combinations as of June 30, 2001 or as of the date of the issuance of these consolidated financial statements. If the Bank consummates business combinations in the future, any such combinations that would have been accounted for by the pooling-of-interests method under Opinion 16 will be accounted for under the purchase method and the difference in accounting could have a substantial impact on the Bank’s consolidated financial statements.

      In June 2001, the FASB issued SFAS No. 142, “Goodwill and Other Intangible Assets.” This Statement addresses financial accounting and reporting for required goodwill and other intangible assets and supercedes APB Opinion No. 17, “Intangible Assets.” The initial recognition and measurement provisions of SFAS No. 142 apply to intangible assets which are defined as assets (not including financial assets) that lack physical substance. The term “intangible assets” is used in SFAS No. 142 to refer to intangible assets other than goodwill. The accounting for a recognized intangible asset is based on its useful life. An intangible asset with a finite useful life is amortized; an intangible asset with an indefinite useful life is not amortized. An intangible asset that is subject to amortization shall be reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

      SFAS No. 142 provides that goodwill shall not be amortized. Goodwill is defined as the excess of the cost of an acquired entity over the net of the amounts assigned to assets acquired and liabilities assumed. SFAS No. 142 further provides that goodwill shall be tested for impairment at a level of reporting referred to as a reporting unit. Impairment is the condition that exists when the carrying amount of goodwill exceeds its implied fair value.

      SFAS No. 142 was effective as follows:

All of the provisions of SFAS No. 142 were applied in fiscal years beginning after December 15, 2001, to all goodwill and intangible assets recognized in the Bank’s statement of financial position at the beginning of that fiscal year, regardless of when those previously recognized assets were initially recognized.

      The adoption of SFAS No. 142 did not have a material impact on the consolidated financial statements.

      In August 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” but retains the basic recognition and measurement model for assets held for use and held for sale. The provisions of SFAS No. 144 are required to be adopted starting with fiscal years beginning after December 15, 2001. This Statement did not have a material impact on the Bank’s consolidated financial statements.

      In June 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. This Statement did not have any material impact on the Bank’s consolidated financial statements.

Item 2.     Management’s Discussion and Analysis of Financial Condition and Results of Operations

SUMMARY OF RESULTS

	Period ended June 30,

	Six Months		Three Months
	Ended		Ended

	2003	2002	2003	2002

	(In thousands, except per share data)

	(Unaudited)
Earnings
Net interest income (FTE)(A)	$4,008	$4,252	$1,947	$2,150
Provision for loan losses	(100)	339	(100)	189
Noninterest income	614	539	270	294
Noninterest expenses	3,795	3,407	1,986	1,768
Net income	648	639	263	306
Per Common Share
Earnings per share — Basic	$0.25	$0.25	$0.10	$0.12
Earnings per share — Diluted	$0.25	$0.25	$0.10	$0.12
Ratios
Return on average assets	0.68%	0.72%	0.54%	0.68%
Return on average equity	8.73%	9.11%	7.01%	8.69%
Net interest margin	4.53%	5.13%	4.32%	5.09%
Efficiency ratio	82.09%	71.26%	89.54%	72.34%
Other Financial Data
Total assets	$197,646	$184,961	$192,017	$179,235
Total loans	106,372	113,330	111,045	107,773
Loan loss reserve	1,855	1,945	2,018	1,908
Nonperforming assets	1,720	1,006	1,062	971
Total deposits	152,732	136,401	147,852	132,556
Shareholders’ equity	14,912	14,375	14,934	13,629
Shares outstanding	2,575	2,575	2,575	2,575
Book value per share	5.79	5.48	5.80	5.29
Nonperforming assets/total assets	0.87%	0.54%	0.55%	0.54%
Tier 1 leverage capital	7.16%	7.56%	7.57%	7.78%
Total equity to assets	7.54%	7.62%	7.80%	7.60%

(A)	The fully taxable equivalent (FTE) adjustment included in net interest income was $229,000 and $160,000 for the six months ended June 30, 2003 and 2002, respectively, and $109,000 and $86,000 for the three months ended June 30, 2003 and 2002, respectively.

      This discussion and analysis is part of the Bank’s Quarterly Report on Form 10-QSB to the Federal Deposit Insurance Corporation (FDIC). This discussion updates our Annual Report on Form 10-KSB for the year ended December 31, 2002, which the Bank previously filed with the FDIC. You should read this information together with the financial information contained in the Form 10-KSB and this Form 10-QSB.

      The Bank reported net income for the quarter ended June 30, 2003 of $263,000 or 10 cents per diluted share compared to $306,000 or 12 cents per diluted share reported in the same quarter a year ago. $100,000 in contra-loan loss provisions and a favorable tax rate were offset by a 9.4% decrease in net FTE interest and dividend income together with a sharp increase in noninterest expenses. The latter increase was primarily related to (i) increased expenses due to the Bank’s new branch in Wethersfield — which opened in July of

2002; (ii) increased amortization expense on furniture and equipment; and (iii) advisory and legal services specifically related to the June 5, 2003 announcement that the Bank and Webster Financial Corporation had entered into a definitive agreement whereby the Bank, subject to regulatory and shareholder approval, will merge with Webster Bank. Please see Item 6 in Part II of this report for more information concerning this announcement. For the first quarter of 2003, the Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.54% and 7.01%, respectively, compared to 0.68% and 8.69%, respectively, in the same quarter a year earlier.

      At June 30, 2003, the 10-year Treasury was near its 45-year lows. In addition, the quarter also reflects the impact of the November 2002 cut in the Federal funds rate to 1.00%. Against the backdrop of these historically low borrowing rates, the increased rate of prepayments and the lower yields in the Bank’s fixed income portfolio on the reinvestment of these funds caused the yield of the portfolio to fall precipitously. In turn, the Bank’s net interest margin contracted 77 basis points and equaled 4.32% compared to 5.09% for the same period a year earlier. On a sequential basis, the net interest margin fell 43 basis points from 4.75% in the first quarter of 2003.

      Loans outstanding decreased $8,713,000 from December 31, 2002 reflecting reduced loan demand. This 7.5% reduction in the size of the loan portfolio and management’s confidence in the stabilizing of asset quality and enhanced collateral values were the bases for the negative ALLL provision in the second quarter of 2003. This compares to $189,000 in provisions recorded in the same quarter a year ago. At June 30, 2003, the reserves for loan losses amounted to $1,855,000 and equaled 108% of nonperforming assets and 1.74% of loans outstanding, compared to 186% and .93% at December 31, 2002, respectively. Nonperforming assets totaled $1,720,000 and were up $653,000 from $1,067,000 at December 31, 2002. The increase is largely related to a single watched credit that was moved into nonaccrual status at quarter-end.

      Noninterest sources of revenue continued to move higher in the second quarter of 2003. Excluding the $70,000 in gains from the sale of investment securities in the quarter ended June 30, 2002 (there were no such gains in the second quarter of 2003), noninterest revenue rose $46,000, or 20.5%, and totaled $270,000 compared to $224,000 in the same quarter a year ago. The increase in revenues was primarily associated with providing deposit account service charges and fees, together with other sources of recurring revenue. Noninterest expense totaled $1,986,000 in the second quarter of 2003, compared to $1,768,000 in same quarter last year, representing a $218,000 or 12.3% increase. The increase is due to higher occupancy and furniture and equipment expense that largely reflects the Bank’s new office in Wethersfield, Connecticut which opened in July 2002. In addition, the announced transaction with Webster Bank added significantly to outside service costs in the second quarter of 2003. The efficiency ratio, which measures how much it costs to generate one dollar of revenue, increased to 89.5% compared to 72.3% in the second quarter of last year.

      At June 30, 2003, the Bank had total assets of $197,646,000, up $4,058,000 from year-end. As noted above, gross loans outstanding fell $8,713,000, or 7.6% in the first six months of 2003 and amounted to $106,372,000 compared to $115,085,000 at December 31, 2002. Reflecting the new branch, together with a checking promotion aimed at attracting retail deposits, total deposits increased $7,157,000 during the first six months of the year for an annualized growth rate of 9.8%. Shareholders’ equity amounted to $14,912,000, and the resulting book value per share amounted to $5.79.

      As previously reported, in the second quarter of 2002, the Bank underwent a safety and soundness examination. This examination, which was conducted by the Federal Deposit Insurance Corporation (“FDIC”), led to the Bank being designated a “troubled” institution and entering into a Memorandum of Understanding (the “Memorandum”) with the Banking Commissioner of the State of Connecticut and the Regional Director of the Boston Region of the FDIC on December 19, 2002. Under the Memorandum, the Bank is required to, among other things, (i) analyze and assess the Bank’s management and staffing needs; (ii) develop a written strategic plan; (iii) improve its funds management practices; and (iv) develop a plan to improve asset quality and overall credit administration. Additionally, the Bank must submit a capital plan if it does not maintain Tier 1 — Leverage Capital at or in excess of 7.00%. The Bank’s Tier 1 — Leverage Capital was 7.2% at June 30, 2003. The Board established a compliance committee to monitor the Bank’s progress and foresees no problem in complying with the Memorandum and eliminating the basis for supervisory concern.

INCOME STATEMENT ANALYSIS

Results of Operations — three months ended June 30, 2003 and 2002

Net Interest and Dividend Income

      For the following discussion, interest and dividend income is presented on an FTE basis. FTE interest and dividend income restates reported interest and dividend income on tax exempt securities as if such interest were taxable at the applicable State and Federal income tax rates for all periods presented.

	Quarter ended
	June 30,

	2003	2002

	(in thousands)
Interest and dividend income (financial statements)	$2,609	$2,955
Tax equivalent adjustment	109	86
Interest expense	(771)	(891)

Net interest and dividend income — FTE	$1,947	$2,150

      Net interest income, which is defined as the difference between interest earned on earning assets and interest paid on interest-bearing liabilities, represents the largest component of the Bank’s operating income. The Bank’s net interest income and net interest margin (net interest income as a percentage of average earning assets) is affected by a number of factors, including the volume, pricing and maturity of earning assets and interest-bearing liabilities and interest rate fluctuations. Changes in nonperforming assets, together with interest lost and recovered on those assets, also affect comparisons of net interest income.

      The principal earning asset of the Bank is the loan portfolio — which is primarily comprised of loans to finance operations of businesses located within the Bank’s market area, mortgage loans to finance the purchase or improvement of properties used by businesses and mortgage loans and personal loans to individuals. Representing more than one-third of the Bank’s earning assets, the Bank’s investment portfolio also plays an important part in the management of the Bank’s balance sheet. These funds are used to provide reserves and meet the liquidity needs of the Bank while providing a source of revenue. The chart below reflects the distribution of earning assets and the related yield for the periods presented:

     Average Earning Asset Mix

	Quarter ended June 30,

	2003		2002

	% of		% of
	Earning Assets	Yield	Earning Assets	Yield

Federal funds sold	3.0%	1.10%	0.9%	1.53%
Investment securities	38.0%	4.84%	34.8%	6.43%
Loans	59.0%	7.05%	64.3%	7.70%

      In the second quarter of 2003, net interest and dividend income decreased $203,000, or 9.4%, from $2,150,000 recorded in the same quarter a year earlier. The positive effect of a $10,923,000 increase in average earning assets was negated by (i) the significantly lower interest rate environment and (ii) an increased weighting of earning assets in characteristically lower-yielding investment securities in 2003 as compared to 2002. For example, as noted above, in response to continued economic uncertainty, the Federal Reserve moved to reduce the Federal funds borrowing rate 50 basis points in November 2002 and 25 basis points in June 2003, thereby reducing the overnight rate to historically low 1.00%. In addition, intermediate and long term Treasuries continued to test historically low levels during the second quarter of 2003. Against this rate environment, the yield on earning assets fell 117 basis points and equaled 6.03% in the second quarter of 2003 compared to 7.20% in the same quarter of 2002. On the liability side of the balance sheet, during the latter half of 2002 and the first quarter of 2003, management began shifting towards a more retail-based funding strategy.

In the second quarter of 2003 compared to the same quarter of 2002, average borrowings from the Federal Home Loan Bank of Boston (FHLBB) decreased $2,906,000 while average retail deposits rose $13,654,000. This shift away from traditionally less-costly wholesale funding served to temper the effect of generally lower retail deposit rates. As such, the cost of interest-bearing liabilities fell a more modest 50 basis points and equaled 2.03% in the second quarter of 2003 compared to 2.53% in the same quarter of 2002. The result of all of the above factors served to compress the Bank’s net interest margin to 4.32% in the quarter ended June 30, 2003, compared to 5.09% for the same quarter last year.

      With regard to the FHLBB borrowings, in addition to supporting a leverage transaction executed by management in July 2001, the liabilities were largely utilized to fund commercial mortgage production. These assets had maturity and repricing characteristics that, from an interest rate risk management perspective, could best be supported with like-duration liabilities. Locking in long term funding (the borrowings had a weighted average maturity of 48 months at June 30, 2003) significantly extended the duration of the Bank’s liability structure and served to reduce the overall liquidity risk present in the balance sheet. Conversely, the utilization of wholesale funding can serve to reduce the availability of “high quality” assets for contingent liquidity demands and increase borrowing costs should the Bank’s financial condition deteriorate. To manage this risk, management regularly monitors its utilization of alternative funding sources, such as FHLBB borrowings, and has appropriate contingency plans in place to ensure that it can meet its liquidity needs.

     Net Interest Margin and Interest Rate Spread

	Quarter ended June 30,

	2003			2002

		Interest			Interest
	Average	Earned/		Average	Earned/
	Balance	Paid	Rate	Balance	Paid	Rate

	(In thousands)
Assets:
Interest-earning assets:
Federal funds sold	$5,465	$15	1.10%	$1,578	$6	1.53%
Investment securities	68,683	828	4.84%	59,132	946	6.43%
Loans, net(A)	106,630	1,875	7.05%	109,145	2,089	7.70%

Total interest-earning assets	180,778	2,718	6.03%	169,855	3,041	7.20%
Cash & due from banks	7,812			6,590
Other assets	5,492			4,848

Total Assets	$194,082			$181,293

Liabilities and Equity:
Interest-bearing liabilities:
Regular savings deposits	$25,917	$35	0.54%	$24,174	$60	1.00%
NOW accounts	24,107	12	0.20%	22,662	23	0.41%
Money market deposits	21,590	66	1.23%	15,037	71	1.90%

Total savings deposits	71,614	113	0.63%	61,873	154	1.00%
Time deposits	52,417	360	2.75%	48,505	421	3.49%
Short-term borrowings	2,923	5	0.69%	2,850	7	0.99%
Long-term debt	25,643	293	4.58%	28,549	309	4.35%

Total interest-bearing liabilities	152,597	771	2.03%	141,777	891	2.53%
Demand deposits	26,053			25,078
Other liabilities	422			352

Total Liabilities	179,072			167,207
Equity	15,010			14,086

Total Liabilities & Equity	$194,082			$181,293

Net interest income on an FTE basis		$1,947			$2,150

Net interest spread			4.00%			4.67%
Net interest margin			4.32%			5.09%

(A) Average loans include nonaccruing loans.

      As shown in the table above, the volume of average loans outstanding decreased $2,515,000 in the second quarter of 2003 compared to the same period a year ago. Meanwhile the volume of characteristically lower yielding investment securities and Federal funds, increased a combined $13,438,000 in the same period. The net effect of this less-favorable mix of earning assets served to temper the overall increase in total earning assets. As shown in the table on page 10, the percentage of higher yielding loans to total earning assets fell from 64.3% in the second quarter of 2002 to 59.0% in the current quarter — a 530 basis point shift. Given the historically low rate environment of 2003, management has placed an emphasis on shorter duration, defensive bonds (2-3 years) that will likely perform well when rates rise. With the investment of loan proceeds from maturities and refinancings along with the reinvestment of securities rolling-off (cash flow on mortgage-

backed securities, maturities and calls), the fully taxable equivalent (FTE) basis yield on the portfolio fell 159 basis points and equaled 4.84% in the second quarter of 2003 compared to 6.43% in the same quarter last year.

      In response to a promotion during the last quarter of 2002, money market accounts moved sharply higher in the second quarter of this year, averaging $21,590,000 compared to $15,037,000 in the same period last year. Management was successful at attracting these core liabilities while still offering market-based pricing. As such, the cost of these liabilities equaled 1.23% in the current quarter compared to 1.90% in the second quarter of 2002. Average time deposits rose $3,912,000 and cost 2.75% in the second quarter of 2003 compared to 3.49% in the same quarter last year.

     Rate/ Volume Analysis

      Changes in net interest income between years is divided into two components — the change resulting from the change in average balances of interest earning assets and interest-bearing liabilities (or “volume”) and the change in the rates earned or paid (or “rate”) on these balances. The change in interest income and interest expense that is attributable to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the absolute values of the changes due to volume and rate.

	Quarter ended June 30,

		Change Due to
		Change in:
	Increase
	(Decrease)	Rate	Volume

	(In thousands)
Interest-earning assets:
Federal funds sold	$9	$(2)	$11
Investment securities	(118)	(257)	139
Loans	(214)	(168)	(46)

Total interest and dividend income change	(323)	(427)	104

Interest-bearing liabilities:
Regular savings deposits	(25)	(29)	4
NOW account deposits	(11)	(12)	1
Money market deposits	(5)	(30)	25

Total savings deposits	(41)	(71)	30
Time deposits	(61)	(93)	32
Short-term borrowings	(2)	(2)	0
Long-term debt	(16)	16	(32)

Total interest expense change	(120)	(150)	30

Net interest and dividend income change	$(203)	$(277)	$74

      As the above table illustrates, the negative effect of a steeply declining interest rate environment offset the benefit of increased volume of earning assets — in particular investment securities — which served to increase interest and dividend income by $104,000. In contrast, lower interest rates on such assets served to decrease interest and dividend income by $427,000 — again primarily in the securities portfolio.

      Meanwhile, the cost of interest-bearing liabilities, which declined 50 basis points in the second quarter of 2003, compared to a year ago (2.03% versus 2.53% a year earlier), served to lower interest expense by $150,000 in the quarter ended June 30, 2003. While management has been proactive in reducing the rates paid on transaction accounts (i.e., regular savings and NOW accounts) and time deposits, the low rate environment and increased competitive pressures will make further decreases marginally more difficult. Meanwhile, volume changes in time deposit and the money market products translated into a $30,000 increase in interest expense during the second quarter of 2003 as compared with the same quarter of 2002.

     Noninterest Income

      For the quarter ended June 30, 2003, core noninterest income, which excludes investment securities gains or losses, increased $46,000, or 20.5%, and amounted to $270,000 compared to $224,000 in the same quarter last year. Deposit-based service charges and fee-based services were essentially unchanged in the quarter — amounting to $201,000 compared to $197,000 in the same quarter of 2002. Other income rose in response to recurring revenue from the Bank’s non-deposit and mortgage origination activities as well as a non-recurring gain of $17,000 on the sale of an other asset. There were no net investment securities gains recorded in the second quarter of 2003 compared to $70,000 in the same period of 2002.

     Noninterest Expense

      Noninterest expense totaled $1,986,000 in the second quarter of 2003, compared to $1,768,000 in the same period in 2002 — a $218,000 or 12.3% increase. The majority of the increase occurred in occupancy and furniture and equipment which increased $59,000 and $35,000, respectively, and reflects the opening of the Bank’s new branch as well other facility improvements made in 2002. While a majority of the $112,000 increase in outside services reflects advisory and legal expense related to the planned merger with Webster Bank, the outsourcing of the internal loan review function and other loan administrative functions also served to increase expenses in this category. Other costs rose $48,000 and reflects increased marketing expenses related to several branding and product campaigns undertaken late in the first quarter of 2003.

Results of Operations — six months ended June 30, 2003 and 2002

      For the six months ended June 30, 2003, the Bank reported net income of $648,000 or 25 cents per basic and diluted share, compared to net income of $639,000 or 25 cents per basic and diluted share for the same period of 2002. Net interest and dividend income on an FTE basis decreased $244,000, totaling $4,008,000 in 2003, compared to $4,252,000 in 2002. Core noninterest revenue, which excludes investment securities gains or losses, increased $74,000 and amounted to $503,000 and $429,000, respectively, for the first six months of 2003 and 2002. Meanwhile, noninterest expenses rose $388,000, or 11.4%, and totaled $3,795,000 for the first six months of 2003 compared to $3,407,000 for the same period a year earlier. Year-to-date 2003, contra provisions for loan losses amounted to $100,000 compared to expense of $339,000 the year before. For the year-to-date period ending June 30, 2003, the ROAA and ROAE were 0.68% and 8.73%, respectively, compared to 0.72% and 9.11%, respectively, for the year-to-date period ended June 30, 2002.

     Net Interest and Dividend Income

      Year-to-date 2003, net interest and dividend income, on an FTE basis, totaled $4,008,000, a $244,000 decrease over the $4,252,000 reported in same period in 2002. Average earning assets increased $11,409,000 and amounted to $178,422,000 for the first six months of 2003 as compared to $167,013,000 in the same period in 2002. However, the lower interest rate environment in 2003 compared to 2002 served to temper the benefit of the increased assets. For example, the yield on assets equaled 6.33% in the first six months of 2003 as compared to 7.27% in the same period in 2002, a 94 basis point decrease. Meanwhile, the cost of interest-bearing liabilities decreased 43 basis points and equaled 2.13% compared to 2.56% in the prior year-to-date period. The increased costs of the FHLBB borrowings (4.58% in 2003 compared to 4.30% in 2002) served to temper the reduced costs on the Bank’s retail deposit products.

     Noninterest Income

      For the first six months of 2003, core noninterest income increased $74,000, or 17.2%, from 2002 and totaled $503,000 compared to $429,000 in the previous year. Contributing significantly to this increase was the $53,000 increase in service charges, fees and commissions. Meanwhile, gains from the sale of investment securities were essentially unchanged and amounted to $111,000 and $110,000 through the first six months of 2003 and 2002, respectively.

     Noninterest Expense

      Through the first six months of 2003, noninterest expenses amounted to $3,795,000. This represents a $388,000 increase over the $3,407,000 reported during the same period in 2002. This increase is attributed to increased occupancy and furniture, equipment expense and other expenses, primarily relating to compliance matters and the planned merger with Webster Bank.

BALANCE SHEET ANALYSIS

      Total assets at June 30, 2003 were $197,646,000, up from $193,588,000 at December 31, 2002. During the first six months of 2003, loans outstanding decreased $8,713,000 to $106,372,000. Investments in securities available-for-sale increased $6,182,000 and amounted to $69,736,000 at quarter end June 30, 2003, compared to $63,554,000 at December 31, 2002.

      Total deposits, which constitute the principal funding source of the Bank’s assets, increased $7,157,000 from December 31, 2002 and amounted to $152,732,000 at June 30, 2003. Short-term borrowings, which largely consist of securities sold under agreements to repurchase, were essentially unchanged and stood at $3,739,000 at quarter-end. In addition, as noted above, management has been de-emphasizing wholesale funding in favor of gathering retail deposits. As such, borrowings from the FHLBB decreased $3,263,000 in the first six months of 2003 and amounted to $25,597,000 at quarter-end, compared to $28,860,000 at December 31, 2002.

      Total shareholders’ equity was $14,912,000 at June 30, 2003, an increase of $614,000 over December 31, 2002. The change included a $545,000 increase, net of the dividend, in net income for the first six months of 2003 and a $69,000 increase in accumulated other comprehensive income. The Bank endeavors to maintain an optimal amount of capital upon which an attractive return to shareholders will be realized over the short and long run while meeting all regulatory requirements for minimum levels of capital.

     Nonperforming Assets

      Nonperforming assets totaled $1,720,000 at June 30, 2003 and consisted of $1,680,000 in nonaccrual loans and $40,000 in OREO. In the aggregate, the increase in such assets from year-end equaled $653,000. The increase was primarily attributable to a single watched credit that was moved into nonaccrual status late in the current quarter. Reflecting the increase in the volume, the ratio of these assets to total assets rose to 0.87% at June 30, 2003 compared to 0.55% at December 31, 2002.

     Provision and Allowance for Loan and Lease Losses (ALLL)

      Management believes that the allowance for loan losses is adequate. Management’s judgement in determining the adequacy of the allowance is inherently subjective and is based on an evaluation of the known and inherent risk characteristics and size of the loan portfolios, the assessment of current economic and real estate market conditions, estimates of the current value of underlying collateral, past loan loss experience, review of regulatory authority examination reports and evaluations of impaired loans, and other relevant factors. In connection with the determination of the allowance for loan losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties, when considered necessary.

      The $8,713,000 decrease in the loan portfolio from December 31, 2002 had a significant effect on the allowance for loan losses calculation at June 30, 2003. There were no material changes in the estimation methods and assumptions used in the Bank’s allowance for loan losses calculation, and there were no material reallocations of the allowance among different parts of the loan portfolio. Given the foregoing, management recorded $100,000 in contra-provisions to the ALLL in the second quarter of 2003. In contrast, $189,000 in provisions was added to the ALLL in the second quarter of 2002.

      At June 30, 2003, the ALLL represented 110% of nonperforming loans and 1.74% of loans outstanding as compared to 186% and 1.73% at December 31, 2002. The increase in nonperforming loans relates primarily to a single lending relationship.

      The following table summarizes the activity in the ALLL:

	Six months ended
	June 30,

	2003	2002

	(in thousands)
Balance beginning of period:	$1,988	$1,872
Provisions charged to operations	(100)	339
Recoveries on loans previously charged-off	34	39
Loans charged-off	(67)	(305)

Balance end of period	$1,855	$1,945

      The $8,713,000 decrease in the loan portfolio loans together with a sharp decrease in net charge-offs of $238,000 warranted $100,000 in contra-provisions for loan losses in 2003 compared to the $339,000 expensed in the first six months of 2002.

     Interest-Rate Risk

      The asset/liability management process at the Bank provides for a structured process for ensuring that the risk to earnings from changes in interest rates is prudently managed. The goal of the asset/liability management process is to manage the balance sheet to provide a maximum level of earnings while maintaining a high quality balance sheet and acceptable levels of interest-rate and liquidity risk. Sensitivity of earnings to interest rate changes occur when yields on assets change differently from the interest costs on liabilities. To mitigate interest-rate risk, the structure of the balance sheet is managed so that movements of interest rates on assets and liabilities are correlated and produce an adequate level of earnings — even in periods of volatile interest rates.

      Management utilizes a model which measures the Bank’s exposure to interest rate risk. The model calculates the present value of assets, liabilities and equity at current interest rates and at hypothetical higher and lower interest rates at one percent intervals. The present value of each major category of financial instruments is calculated by the model using estimated cash flows based on weighted average contractual rates and terms at discount rates representing the estimated current market interest rate for similar financial instruments. The resulting present value of longer term fixed-rate financial instruments are more sensitive to change in a higher or lower market interest rate scenario, while adjustable-rate financial instruments largely reflect only a change in present value representing the difference between the contractual and discounted rates until the next interest rate repricing date. The results of the model are reported to the asset/liability committee of the Bank.

     Liquidity

      It is management’s objective to ensure the continuous ability to meet cash needs as they arise. Such needs may occur from time to time as a result of seasonal declines in deposit levels, response to changes in interest rates paid on deposits and interest rates charged for loans and fluctuations in the demand for the Bank’s various loan products. Accordingly, the Bank maintains liquidity that provides the flexibility to meet its cash needs. The liquidity objective is achieved through the maintenance of readily marketable assets as well as a balanced flow of asset maturities and prudent pricing on loan and deposit agreements. The Bank has alternative sources of liquidity, including repurchase agreements and lines of credits provided by the FHLBB, which together provide the Bank with flexibility in managing its liquidity position. The maturities of investment securities and cash flows from the repayments of outstanding loans are expected to provide the Bank with adequate liquidity over the coming months.

     Capital

      The Bank endeavors to maintain an optimal amount of capital upon which an attractive return to shareholders will be realized over the short and long run while meeting all regulatory requirements for minimum levels of capital.

      As of June 30, 2003, the Bank exceeded all regulatory capital ratios and was categorized as “well capitalized.” The various capital ratios of the Bank for June 30, 2003 and 2002 were:

At June 30,	2003	2002

Total risk-based capital (10% to be well capitalized)	12.2%	11.2%
Tier 1 risk-based capital (6% to be well capitalized)	11.0%	10.0%
Leverage ratio (5% to be well capitalized)	7.2%	7.6%
Total equity to assets	7.5%	7.6%

FORWARD LOOKING STATEMENTS

      This Quarterly Report and future filings made by the Bank with the FDIC, as well as other filings, reports and press releases made or issued by the Bank, and oral statements made by executive officers of the Bank, may include forward-looking statements relating to such matters as (a) assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which the Bank does business, and (b) expectations for revenues and earnings for the Bank. For those statements, the Bank claims the protection of the safe harbor for Forward Looking Statements contained in the Private Securities Litigation Reform Act of 1995.

      The Bank notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Bank’s business include the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Bank operates; (b) changes in the legislative and regulatory environment that negatively impact the Bank through increased operating expenses; (c) increased competition from other financial and nonfinancial institutions; (d) the impact of technological advances; and (e) other risks detailed from time to time in the Bank’s filings with the FDIC. Such developments could have an adverse impact on the Bank’s financial position and results of operation.

Item 3.     Disclosure Controls and Procedures

      Based upon an evaluation performed as of June 30, 2003, the Bank’s Chief Executive Office and Chief Financial Officer concluded that the Bank’s disclosure controls and procedures are effective. There has been no change in the Bank’s internal control over financial reporting that occurred in the quarter ended June 30, 2003 that has materially affected or is reasonably like to materially affect the Bank’s internal control over financial reporting.

Part II — OTHER INFORMATION

Item 1.     Legal Proceedings — None

Item 2.     Changes in Securities — None

Item 3.     Default Upon Senior Securities — None

Item 4.     Submission of Matters to a Vote of Security Holders — None

Item 5.     Other Information — None

Item 6.     Exhibits, Financial Statement Schedules and Reports on Form 8-K.

      The following report was filed on Form 8-K with the Federal Deposit Insurance Corporation during the quarter ended June 30, 2003:

(a)	On June 5, 2003, the Bank filed a Current Report on Form 8-K reporting that at a meeting on June 4, 2003, the Board of Directors of the Bank approved an Agreement and Plan of Merger by and among Webster Financial Corporation, Webster Bank (“Webster”) and the Bank (the “Agreement”), which provides for the merger of the Bank with and into Webster Bank pursuant to which Webster Bank will be the surviving institution (the “Merger”). The Agreement was executed on June 4, 2003.

Under the terms of the Agreement, Bank shareholders will receive 0.1503 shares of Webster common stock and $5.625 in cash for each share of Bank common stock. To the extent available, the Bank stockholders also will be able to elect to receive solely shares of Webster common stock or cash in the transaction. The Merger is subject to customary conditions, including but not limited to, the approval by federal and state bank regulatory authorities and the stockholders of the Bank. The management of the Bank and Webster Bank anticipate that the Merger will close in the fourth quarter of 2003.

Exhibits Index:

31.1	Rule 13a-14(a)/15d-14(a) Certification
31.2	Rule 13a-14(a)/15d-14(a) Certification
32.	Section 1350 Certifications

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE NORTH AMERICAN BANK & TRUST COMPANY

By:	/s/ DAVID A. BIRKINS

David A. Birkins
Senior Vice President and
Chief Financial Officer

Date: August 13, 2003

Exhibit 31.1

Rule 13a-14(a)/15d-14(a) Certification

I, David A. Birkins, certify that:

      1. I have reviewed this Quarterly Report on Form 10-QSB of The North American Bank & Trust Company.

      2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

      3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

      4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

      5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s Board of Directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

/s/ DAVID A. BIRKINS

By:	David A. Birkins

Senior Vice President and
Chief Financial Officer

August 13, 2003

Exhibit 31.2

Rule 13a-14(a)/15d-14(a) Certification

I, Fielding Moore, certify that:

      1. I have reviewed this Quarterly Report on Form 10-QSB of The North American Bank & Trust Company.

      2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

      3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

      4. The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c) Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

      5. The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s Board of Directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

/s/ FIELDING MOORE

By:	Fielding Moore

President and Chief Executive Officer

August 13, 2003

Exhibit 32

Section 1350 Certifications

      In connection with the Quarterly Report of North American Bank & Trust Company (the “Bank”) on Form 10-QSB for the period ending June 30, 2003 as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), we, Fielding Moore, Chief Executive Officer of the Bank, and David A. Birkins, Chief Financial Officer of the Bank, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to section 906 of the Sarbanes-Oxley Act of 2002, that:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Bank.

/s/ FIELDING MOORE	/s/ DAVID A. BIRKINS

By: Fielding Moore	By: David A. Birkins
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

August 13, 2003

The foregoing certificate is furnished solely for purposes of complying with Section 906 of the Sarbanes-Oxley Act of 2002 and for no other purpose whatsoever.